Exhibit 2.1

EXECUTION VERSION

Business Combination AGREEMENT

by and among

CC NEUBERGER PRINCIPAL HOLDINGS II,

Vector holding, LLC,

Vector domestication merger sub, LLC,

Vector merger sub 1, LLC,

Vector merger sub 2, LLC,

griffey global holdings, inc.,

AND,

SOLELY FOR THE LIMITED PURPOSES SET FORTH HEREIN, GRIFFEY INVESTORS, L.P.

Dated as of DECEMBER 9, 2021

Table of Contents

SCHEDULES

Schedule 1.1	Company Equityholders party to the Registration Rights Agreement
Schedule 3.2(b)	Illustrative Example of Allocation Schedule

EXHIBITS

Exhibit A	Form of Subscription Agreement
Exhibit B	Form of Sponsor Side Letter
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of New CCNB Bylaws
Exhibit E	New CCNB Earn-Out Plan Term Sheet
Exhibit F	Form of New CCNB Certificate of Incorporation
Exhibit G	Form of Warrant Assumption Agreement
Exhibit H	Form of Company Stockholder Letter of Transmittal
Exhibit I	Equity Incentive Plan and ESPP Term Sheets
Exhibit J	Form of Pre-Closing Company Certificate of Incorporation

1

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of December 9, 2021 (the “Effective Date”), by and among (a) CC Neuberger Principal Holdings II, a Cayman Islands exempted company (the “CCNB”), (b) Vector Holding, LLC, a Delaware limited liability company and wholly-owned subsidiary of CCNB (the “New CCNB”), (c) Vector Domestication Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of New CCNB (“Domestication Merger Sub”), (d) Vector Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of CCNB (“G Merger Sub 1”), (e) Vector Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of CCNB (“G Merger Sub 2”, and together with CCNB, New CCNB, Domestication Merger Sub and G Merger Sub 1, each a “CCNB Party” and, collectively, the “CCNB Parties”), (f) Griffey Global Holdings, Inc., a Delaware Corporation (the “Company”), and (g) solely for the limited purposes expressly set forth herein, Griffey Investors, L.P., a Delaware limited liability company, (the “Partnership”). Each of CCNB, New CCNB, Domestication Merger Sub, G Merger Sub 1, G Merger Sub 2, the Company, and the Partnership is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

whereas, CCNB is a blank check company incorporated to acquire one or more operating businesses through a Business Combination.

WHEREAS, New CCNB is a recently formed, wholly owned, direct subsidiary of CCNB and was formed for the purpose of the transactions contemplated hereby, including to act as the publicly traded company for New CCNB and its Subsidiaries (and their businesses) after the Closing.

WHEREAS, Domestication Merger Sub is a recently formed, wholly owned, direct subsidiary of New CCNB, and was formed for the sole purpose of the Domestication Merger.

WHEREAS, each of G Merger Sub 1 and G Merger Sub 2 is a recently formed, wholly owned, direct subsidiary of CCNB, and was formed for the sole purpose of the Getty Mergers.

WHEREAS, prior to the Effective Date, CCNB has entered into a forward purchase agreement (the “Forward Purchase Agreement”) with Neuberger Berman Opportunistic Capital Solutions Master Fund LP (“NBOKS”), as amended by that certain Side Letter, dated as of the date hereof (the “NBOKS Side Letter”), by and among NBOKS, New CCNB and CCNB for an aggregate investment of two hundred million dollars ($200,000,000) (the “Forward Purchase Amount”) by NBOKS in exchange for the Forward Purchase Securities, which investment shall close concurrently with the Closing in accordance with the terms and subject to the conditions of the Forward Purchase Agreement (as amended by the NBOKS Side Letter).

WHEREAS, prior to the date hereof, CCNB has entered into the Backstop Agreement with NBOKS, as amended by the NBOKS Side Letter, for an aggregate investment of up to three hundred million dollars ($300,000,000) by NBOKS in accordance with the terms and subject to the conditions of the Backstop Agreement.

WHEREAS, in connection with the transactions contemplated hereby and simultaneously with the entry into this Agreement, CCNB and New CCNB (as a successor of CCNB) have entered into those certain subscription agreements, substantially in the form attached hereto as Exhibit A (each, a “Subscription Agreement”), pursuant to which the PIPE Investors have committed to purchase an aggregate amount of one hundred and fifty million dollars ($150,000,000) of New CCNB Class A Common Shares (the “PIPE Investment”) on the terms and subject to the conditions set forth therein, which PIPE Investment will be consummated on the Closing Date following the Domestication Merger and prior to the First Getty Merger.

2

WHEREAS, on the Business Day prior to the Closing, New CCNB will convert (the “Statutory Conversion”) into a Delaware corporation in accordance with Section 265 of the Delaware General Corporation Law, as amended (the “DGCL”), and Section 18-216 of the Limited Liability Company Act of the State of Delaware, as amended (the “DLLCA”), with a certificate of incorporation in the form of the New CCNB Pre-Closing Certificate of Incorporation, which will provide for, among other things, two classes of common stock in a manner consistent with the articles of incorporation of CCNB prior to the Statutory Conversion.

WHEREAS, effective as of 12:01 a.m. Eastern Time on the Closing Date and prior to the Closing, (a) CCNB will merge with and into Domestication Merger Sub in accordance with Section 18-209 of the DLLCA and de-register as a Cayman Islands exempted company in accordance with Section 206 of the Cayman Islands Companies Act (As Revised) (the “Companies Act”), with Domestication Merger Sub as the surviving entity (the “Domestication Surviving Company”) of the Domestication Merger and a wholly-owned subsidiary of New CCNB (the “Domestication Merger”), (b) pursuant to the Domestication Merger, (i) each CCNB Class A Ordinary Share outstanding immediately prior to the Domestication Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one (1) New CCNB Pre-Closing Class A Common Share, (ii) each CCNB Class B Ordinary Share outstanding immediately prior to the Domestication Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one (1) New CCNB Pre-Closing Class B Common Share, and (iii) each CCNB Warrant outstanding immediately prior to the Domestication Merger shall automatically cease to represent a right to acquire CCNB Class A Ordinary Shares and shall instead represent a right to acquire New CCNB Pre-Closing Class A Common Shares on the same contractual terms and conditions as were in effect immediately prior to the Domestication Merger in accordance with and subject to the terms of the Warrant Assumption Agreement, and (c) pursuant to the Domestication Merger, CCNB will file the requisite documents in order to receive a certificate of de-registration (by way of merger) from the Registrar of Companies of the Cayman Islands.

WHEREAS, following the Domestication Merger, but prior to the consummation of the PIPE Investment, the Permitted Equity Financing (if applicable) and the consummation of the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement (if applicable), at the Closing, New CCNB will amend and restate the New CCNB Pre-Closing Certificate of Incorporation in the form of the New CCNB Certificate of Incorporation to provide for, among other things, the New CCNB Class A Common Shares and the New CCNB Class B Common Shares and, following and contingent upon the filing of the New CCNB Certification of Incorporation, (a) the New CCNB Pre-Closing Class A Common Shares shall thereafter be New CCNB Class A Common Shares and (b) (i) a number of New CCNB Pre-Closing Class B Common Shares equal to the number of Sponsor Earn-Out Shares shall thereafter be New CCNB Class B Common Shares and (ii) the remaining New CCNB Pre-Closing Class B Common Shares shall automatically be converted to New CCNB Class A Common Shares in accordance with the Sponsor Side Letter.

WHEREAS, in order to effect the Business Combination contemplated hereby, in accordance with Section 264 of the DGCL and Section 18-209 of the DLLCA, on the Closing Date, following the consummation of the PIPE Investment, the Permitted Equity Financing (if applicable) and the consummation of the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement (if applicable), at the Closing, (a) G Merger Sub 1 shall be merged with and into the Company (such merger, the “First Getty Merger”), with the Company as the surviving corporation of the First Getty Merger (the “First Surviving Company”) and (b) immediately following the First Getty Merger, at the Second Effective Time, the First Surviving Company shall be merged with and into G Merger Sub 2 (such merger, the “Second Getty Merger” and together with the First Getty Merger, the “Getty Mergers”, together with the Domestication Merger, the “Mergers”), with G Merger Sub 2 as the surviving company in the Second Getty Merger, and a wholly-owned subsidiary of New CCNB (the “Final Surviving Company”).

3

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, (a) this Agreement shall constitute, and is hereby adopted by the Parties as, a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, (b) the Domestication Merger, together with the Statutory Conversion, shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (c) (i) the Getty Mergers, taken together, shall be viewed as a single integrated transaction that shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code as described in IRS Rev. Rul. 2001-46, 2001-2 C.B. 321 and (ii) any Earn-Out Shares that are issued to the Company Stockholders shall be treated as an adjustment to the Aggregate Company Stock Consideration for Tax purposes that are eligible for non-recognition treatment under Section 354 of the Code and Treasury Regulations (except to the extent treated as imputed interest) in connection with the reorganization described in clause (c)(i) above (and will not be treated as “other property” within the meaning of Section 356 of the Code) (clauses (a), (b) and (c) collectively, the “Intended Tax Treatment”).

WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of CCNB, New CCNB, the Partnership, Domestication Merger Sub, G Merger Sub 1 and G Merger Sub 2 has (a) approved and declared advisable the entry into this Agreement, the Ancillary Agreements to which such person is or will be a party and the other transactions contemplated hereby and thereby (including the Statutory Conversion and the Mergers, as applicable), and (b) recommended, among other things, adoption and approval of this Agreement, the Ancillary Agreements to which such person is or will be a party and the other transactions contemplated hereby and thereby (including the Statutory Conversion and the Mergers, as applicable) by the respective equityholders of such person entitled to vote thereon, upon the terms and subject to the conditions hereof and in accordance with the DGCL, the DLLCA and the Companies Act, as applicable.

WHEREAS, the board of directors of the Company has (a) approved and declared advisable the entry into this Agreement, the Ancillary Agreements to which the Company is or will be a party and the other transactions contemplated hereby and thereby (including the Getty Mergers), (b) determined that it is fair to and in the best interests of the Company and its stockholders to enter into this Agreement, the Ancillary Agreements to which the Company is or will be a party and the other transactions contemplated hereby and thereby (including the Getty Mergers), and (c) recommended, among other things, adoption and approval of this Agreement, the Ancillary Agreements to which the Company is or will be a party and the transactions contemplated by this Agreement (including the Getty Mergers) by the Company Stockholders, upon the terms and subject to the conditions hereof and in accordance with the DGCL.

WHEREAS, simultaneously with the entry into this Agreement, the Sponsor, New CCNB, CCNB, CCNB Sponsor 2 Holdings LLC, NBOKS and the other individual parties thereto entered into that certain Sponsor Side Letter, substantially in the form attached hereto as Exhibit B (the “Sponsor Side Letter”).

WHEREAS, simultaneously with the entry into this Agreement, New CCNB, the Sponsor, certain Company Equityholders, and the Sponsor Investors (as defined therein) entered into a Stockholders Agreement (the “Stockholders Agreement”).

WHEREAS, simultaneously with the entry into this Agreement, Getty Investments L.L.C., Getty Images, Inc., the Partnership, Abe Investment, L.P. entered into that certain Fourth Amendment to Restated Option Agreement (the “Option Amendment”).

4

WHEREAS, simultaneously with the Closing, New CCNB and the Company Equityholders set forth on Schedule 1.2 will enter into a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”).

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and by the Ancillary Agreements, CCNB shall provide an opportunity to its shareholders to exercise their rights to participate in CCNB Share Redemption, and on the terms and subject to the conditions and limitations, set forth herein and the applicable CCNB Governing Documents in conjunction with, among other things, obtaining the Required Vote.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1      Certain Definitions. For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth below.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no portfolio company of a private equity fund or other investment fund that is an Affiliate of a Group Company shall be deemed an “Affiliate” for purposes of this Agreement.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Aggregate Company Common Stock Consideration” means a number of New CCNB Class A Common Shares equal to (a) the Transaction Common Equity Value divided by (b) the Reference Price.

“Aggregate Company Stock Consideration” means, collectively, the Preferred Stock Consideration and the Aggregate Company Common Stock Consideration.

“Alternative Business Combination” means, with respect to CCNB, any Business Combination other than the transactions contemplated by this Agreement.

“Ancillary Agreement” means each agreement, document, instrument or certificate contemplated hereby to be executed in connection with the consummation of the transactions contemplated hereby, including, without limitation, the Subscription Agreements, the Stockholders Agreement, the Sponsor Side Letter, the Registration Rights Agreement, the Warrant Assumption Agreement, the Company Written Consent, Option Amendment, the Paying Agent Agreement, the Company Stockholder Letters of Transmittal, the Forward Purchase Agreement, the NBOKS Side Letter, the Backstop Agreement, the Permitted Equity Subscription Agreements and the documents entered in connection therewith, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

5

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws related to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act of 2010, the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Available Cash” means, as of the Measurement Time, (a) the aggregate amount of (i) all cash on hand of the Company and its Subsidiaries (without giving effect to the payment of any Preferred Dividend) minus (ii) any restricted cash (as determined in accordance with GAAP as classified in the Audited Financial Statements) of the Company and its Subsidiaries, plus (b) the amount to be received by CCNB and New CCNB from the (i) consummation of the Equity Financings and (ii) release of all proceeds from the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with CCNB Share Redemptions), and minus (c) the (i) Preferred Cash Consideration, (ii) aggregate amount of unpaid Transaction Expenses (assuming the occurrence of the Closing) and (iii) unpaid Option Buyback Amount, if applicable.

“Backstop Agreement” means that certain Backstop Facility Agreement, dated as of November 16, 2020, by and between CCNB and NBOKS, as amended by the NBOKS Side Letter.

“Backstop Amount” means the amount funded by NBOKS to CCNB under the Backstop Agreement in connection with the Closing in accordance with the terms thereof and hereof, which, for the avoidance of doubt, may be zero.

“Business Combination” has the meaning ascribed to such term in CCNB Memorandum and Articles.

“Business Data” means any and all data (whether or not in a Database), including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons), whether in electronic or any other form or medium, that is subject to Processing by any of the IT Assets.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act and any similar or conforming legislation in any U.S. jurisdiction, and any subsequent legislation relating to COVID-19.

“CCNB Board” means, at any time, the board of directors of CCNB.

“CCNB Capital Stock” means, collectively, CCNB Class A Ordinary Shares and CCNB Class B Ordinary Shares.

“CCNB Class A Ordinary Shares” means the Class A ordinary shares of CCNB, par value $0.0001 per share.

“CCNB Class B Ordinary Shares” means the Class B ordinary shares of CCNB, par value $0.0001 per share.

“CCNB Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving CCNB (or any Affiliate or Subsidiary of CCNB) and any party other than the Company or the Company Equityholders.

6

“CCNB Disclosure Schedules” means the Disclosure Schedules delivered by CCNB to the Company concurrently with the execution and delivery of this Agreement.

“CCNB Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability), Section 5.2(a) (Non-Contravention), Section 5.3 (Capitalization), Section 5.6 (Brokerage) and Section 5.7 (Trust Account).

“CCNB Governing Documents” means the CCNB Memorandum and Articles.

“CCNB Material Adverse Effect” means any change, event, circumstance or state of facts that, individually or in the aggregate with any other change, event, circumstance of state of facts, is reasonably likely to, individually or in the aggregate, prevent or materially delay (or has so prevented or materially delayed) the ability of any CCNB Party to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

“CCNB Memorandum and Articles” means the amended and restated memorandum and articles of association of CCNB adopted by special resolution dated July 30, 2020, as in effect on the Effective Date.

“CCNB Share Redemption” means the election of an eligible holder of CCNB Class A Ordinary Shares (as determined in accordance with the applicable CCNB Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s CCNB Class A Ordinary Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the cash held in the Trust Account (as determined in accordance with the CCNB Governing Documents and the Trust Agreement) in connection with the CCNB Shareholder Meeting.

“CCNB Shareholder Meeting” means a meeting of CCNB Shareholders to vote on CCNB Shareholder Voting Matters.

“CCNB Shareholder Voting Matters” means the Required CCNB Shareholder Voting Matters and the (a) approval of any other proposals as reasonably agreed by CCNB and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (b) approval of a proposal for the adjournment of CCNB Shareholder Meeting pursuant to Section 7.10 (the “Adjournment Proposal”).

“CCNB Shareholders” means the holders of CCNB Capital Stock.

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of New CCNB; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of New CCNB or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of New CCNB and its Subsidiaries, taken as a whole.

“Clayton Act” means the Clayton Act of 1914.

“Code” means the Internal Revenue Code of 1986, as amended. “Company Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on February 19, 2019, as will be amended by the Pre-Closing Company Certificate of Incorporation in accordance with this Agreement.

“Company Common Shares” means shares of common stock, par value $0.01 per share, of the Company designated as “Common Stock” pursuant to the Company Certificate of Incorporation.

“Company Credit Agreement” means that certain Credit Agreement, dated as of February 19, 2019, by and among Abe Investment Holdings, Inc. (as the parent borrower), Getty Images, Inc. (as a borrower), Griffey Midco (DE), LLC, J.P. Morgan Chase Bank, N.A., as the administrative agent, and the other parties thereto.

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to CCNB concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each other Pension Agreement and each stock option, stock purchase, restricted stock unit, stock appreciation, phantom equity or other equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, commission, severance, separation, employment, individual consulting or independent contractor, transaction, change in control, retention, deferred compensation, vacation, sick pay or paid time-off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensation or benefit plan, program, policy, agreement, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Group Companies or under or with respect to which any of the Group Companies has any Liability, but in each case, other than a multiemployer plan as defined in Section 3(37) of ERISA or any statutory plan maintained or administered by a Governmental Entity outside of the United States.

“Company Equity Plan” means the Amended and Restated 2012 Equity Incentive Plan of Griffey Investors, L.P. and Griffey Global Holdings, Inc.

“Company Equityholders” means all holders of Company Shares or Company Options, which for the avoidance of doubt after the Partnership Liquidation shall include partners of the Partnership as of the date hereof that hold Company Shares or Company Options following the Partnership Liquidation.

“Company Existing Bonus Plans” means the (a) Getty Images Photographer Bonus Plan; (b) Getty Images Non-Sales Bonus Plan; (c) 2021 Spot Award Plan; (d) Getty Images 2021 Sales Incentive Plan and (d) the Unsplash Non-Sale Bonus Plan.

“Company Financing Agreements” means the Company Credit Agreement, the Company Pledge Agreement, the Company Guaranty, the Company Security Agreement, the Company Indenture and the Company Notes.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2 (Non-contravention), Section 4.3 (Capitalization) and Section 4.13 (Brokerage).

“Company Guaranty” means that certain Guaranty, dated as of February 19, 2019, by and among Griffey Midco (DE) LLC, each of the subsidiaries of Abe Investment listed on Annex A thereto, and J.P. Morgan Chase Bank, N.A.

“Company Indenture” means that certain Indenture, dated as of February 19, 2019, by and among Getty Images, Inc. (as the company) and Wilmington Trust, National Association (as the trustee), as supplemented by that certain First Supplemental Indenture, dated as of February 19, 2019, by and among Getty Images, Inc. (as the company), Wilmington Trust, National Association (as the trustee) and the subsidiary guarantors party thereto from time to time.

“Company Material Adverse Effect” means any change, event, circumstance or state of facts that, individually or in the aggregate with any other change, event, circumstance or state of fact, has had or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole; provided, however, that none of the following will constitute a Company Material Adverse Effect, or will be considered in determining whether a Company Material Adverse Effect has occurred: (a) changes that are the result of factors generally affecting the industries or markets in which the Group Companies operate; (b) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (c) any failure of any Group Company to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); (d) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (e) any change in the financial, banking, or securities markets; (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god; (g) any national or international political conditions in any jurisdiction in which the Group Companies conduct business; (h) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (i) any consequences arising directly from any action (i) taken by a Party expressly required by this Agreement (other than the Group Companies’ compliance with Section 6.1(a)), (ii) taken by any Group Company at the express direction of CCNB, the Sponsor or any Affiliate thereof or (iii) not taken by the Group Companies in compliance with Section 6.1(b) as a result of CCNB’s failure to consent to such action pursuant to Section 6.1(b); (j) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any COVID-19 Measures or COVID-19 Responses; or (k) the announcement or pendency of the transactions contemplated hereby; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (a),(b), (d), (e), (f), (g), (h) and (j) may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate adverse effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Group Companies operate, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Notes” means those certain senior unsecured notes in the aggregate principal amount of three hundred million dollars ($300,000,000) issued pursuant to the Company Indenture.

“Company Option” means any option to purchase one or more Company Common Shares issued pursuant to the Company Equity Plan and the applicable Company Option agreement.

“Company Optionholders” mean all of the holders of Company Options.

“Company Pledge Agreement” means that certain Pledge Agreement, dated as of February 19, 2019, by and among Griffey Midco (DE) LLC, Abe Investment Holdings, Inc., Getty Images, Inc., each of the subsidiaries of Abe Investment listed on Annex A thereto, and J.P. Morgan Chase Bank, N.A.

“Company Preferred Shares” means shares of preferred stock, par value $0.01 per share, of the Company designated as “Series A Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Security Agreement” means that certain Security Agreement, dated as of February 19, 2019, by and among Griffey Midco (DE) LLC, Abe Investment Holdings, Inc., Getty Images, Inc., each of the subsidiaries of Abe Investment listed on Annex A thereto, and J.P. Morgan Chase Bank, N.A.

“Company Shares” means Company Common Shares and Company Preferred Shares.

“Company Stockholders” means, collectively, (a) holders of Company Common Shares, which for the avoidance of doubt after the Partnership Liquidation shall include partners of the Partnership as of the date hereof that hold Company Common Shares following the Partnership Liquidation, and (b) the Preferred Stockholder.

“Company Stockholders Agreements” means, collectively, (a) that certain Amended and Restated Stockholders Agreement, dated as of February 19, 2019, by and among the Company, the Partnership, Getty Investments L.L.C., The October 1993 Trust, The Options Settlement, Mark H. Getty, and the other parties thereto and (b) that certain Stockholders’ Agreement, dated as of February 19, 2019, by and among the Company, Koch Icon Investments LLC, the Partnership, and the other parties thereto.

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Company Written Consent” means a written consent (in form and substance reasonably satisfactory to CCNB) adopting and approving this Agreement, the Ancillary Agreements to which the Company is or will be a party and the transactions contemplated hereby and thereby (including, without limitation, the Getty Mergers that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholders Agreements, including, without limitation, the approval of a majority of each class of Company Preferred Shares and each class of Company Common Shares.

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Group Company, which upon consummation thereof, would result in any Group Company becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, exclusive license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property), Equity Interests or business of the Group Companies, taken as a whole (but excluding non-exclusive licenses of Intellectual Property or other transactions in the Ordinary Course of Business), or (c) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any Group Company (except to the extent expressly permitted by the terms hereof), in all cases of clauses (a) through (c), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Company (including any Company Equityholder, other direct or indirect equityholder of any Group Company or any of their respective directors, officers or Affiliates (other than any Group Company) or any representatives of the foregoing).

“Confidential Information” means all information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by CCNB, the Company Equityholders or any Group Company (each, a “Disclosing Party”) to any other Party (each, a “Recipient”), which in any way related or pertains to the Disclosing Party or its Affiliates; provided, however, that “Confidential Information” shall not include information that is (at the time of disclosure) or becomes (a) available to the public through no fault of the Recipient or its Affiliates (other than the Disclosing Party) or representatives, (b) was properly known to the Recipient or its Affiliates (other than the Disclosing Party) or representatives, without restriction, prior to disclosure by the Disclosing Party, as shown by documentary or other reasonable evidence, (c) was properly disclosed to the Recipient or its Affiliates (other than the Disclosing Party) or representatives by another Person without restriction or (d) was independently developed by the Recipient or its Affiliates (other than the Disclosing Party) or representatives without use of or reference to the Confidential Information, as shown by documentary or other reasonable evidence.

“Confidentiality Agreement” means that certain Confidentiality Agreement in effect between the Company and CCNB.

“Contract” means any written or oral contract, agreement, license or Lease (including any amendments thereto).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences) or any mutations or variants thereof (including, without limitation, the delta variant) and/or related or associated epidemics, pandemics, or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down (including, the shutdown of air cargo routes and shut down of supply chains or certain business activities), closure, sequester, safety or similar Law or directive or guidelines by any Governmental Entity with jurisdiction over the business of the Company or any of its applicable Subsidiaries (including with respect to the United States, the Centers for Disease Control and Prevention and the World Health Organization), in each case, in connection with or in response to COVID-19, including the CARES Act.

“COVID-19 Response” means any commercially reasonable action taken or not taken by a Person in their good faith judgment in response to the actual or anticipated effect on such Person’s business of COVID-19 or any COVID-19 Measure.

“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.

“Disclosure Schedules” means CCNB Disclosure Schedules and the Company Disclosure Schedules.

“Earn-Out Period” means the period from the Closing Date through and including the date that is ten (10) years following the Closing Date.

“Earn-Out Pro Rata Share” means the pro rata share as set forth on the Allocation Schedule for each Company Stockholder as of immediately prior to the First Effective Time.

“Environmental Laws” means all Laws concerning pollution, human health or safety, Hazardous Materials or protection of the environment or natural resources.

“Equity Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements to subscribe for or acquire Equity Interests in New CCNB or CCNB in exchange for cash prior to or in connection with the transactions contemplated hereby (the “Equity Financing”), including the parties named in any Subscription Agreement, a Permitted Equity Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement, together with their current or future limited partners, shareholders, managers, members, controlling Persons, respective Affiliates and their respective Affiliates and representatives involved in such subscription or acquisition and, in each case, their respective successors and assigns.

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any employer (whether or not incorporated) that, together with any Group Company, is (or at a relevant time has been or would be) considered a single employer under Section 414 of the Code.

“Ex-Im Laws” means all applicable export, controls, import, deemed export, reexport, transfer, and retransfer controls, including, the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Executives” means Craig Peters, Milena Alberti-Perez, Kjelti Kellough, Nate Gandert, Kenneth Grant Farhall, and Elizabeth Anne Vaughan.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“First Price Triggering Event” means the first date on which the VWAP of the Class A Common Shares is greater than or equal to $12.50 for a period of at least twenty (20) days out of thirty (30) consecutive Trading Days.

“First Tranche Earn-Out Shares” means one-third (1/3) of the Stockholder Allocable Amount.

“Form S-4” means the Registration Statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Agreements and containing a Proxy Statement of CCNB and a prospectus of New CCNB, to be filed with the SEC by New CCNB, including any amendments thereto.

“Forward Purchase Securities” means an aggregate of twenty million (20,000,000) CCNB Class A Ordinary Shares, plus an aggregate of three million seven hundred fifty thousand (3,750,000) CCNB Warrants to purchase one (1) CCNB Class A Ordinary Share at eleven dollars and fifty cents ($11.50) per share.

“Fraud” means actual and intentional common law fraud under Delaware Law committed by a Party with respect to the making of the representations and warranties set forth in Article IV or Article V, as applicable. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.

“Fully Diluted Common Shares Outstanding” means (a) the aggregate number of Company Common Shares outstanding immediately prior to the First Effective Time, plus (b) the aggregate number of Company Common Shares issuable upon the exercise in full of all Vested Company Options outstanding as of immediately prior to the First Effective Time.

“GAAP” means United States generally accepted accounting principles.

“Getty Investments” means Getty Investments, L.L.C.

“Getty Investments PIPE Proceeds” means an investment by Getty Investments pursuant to Subscription Agreements entered into as of the date hereof of fifty million dollars ($50,000,000) in the PIPE Investment.

“Governing Documents” means (a) in the case of a company or corporation, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of association as amended from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality, including any state-owned entity, of any federal, state, local or foreign jurisdiction.

“Group Companies” means, collectively, the Company and the Company Subsidiaries.

“Hazardous Materials” means all substances, materials or wastes regulated by, or for which Liability or standards of conduct may be imposed pursuant to, Environmental Laws, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, noise, mold, odor, and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).

“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or instruments, (c) for the deferred purchase price of assets, property, goods, business (other than trade payables) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) any obligation capitalized or required to be capitalized in accordance with GAAP, (e) any letters of credit, bankers acceptances or other obligation by which such Person assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, and (i) any of the obligations of any other Person of the type referred to in clauses (a) through (h) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property” means intellectual property or proprietary rights in all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, social media accounts and rights in telephone numbers and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (“Trademarks”), and all rights of publicity, (c) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information, and ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (“Trade Secrets”), (f) all rights in Software and Databases, and (g) all other intellectual property or proprietary rights.

“Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts, in each case, that was not known to the CCNB Board and was not reasonably foreseeable to the CCNB Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the CCNB Board as of the date hereof) and that becomes known to the CCNB Board after the date of this Agreement and prior to the receipt of the Required Vote, but specifically excluding, in each case, (a) any event, fact, development, circumstance or occurrence that relates to or is reasonably likely to give rise to or result in any offer, inquiry, proposal or indication of interest, written or oral relating to any Alternative Business Combination, (b) any change, event, circumstance, occurrence, effect, development or state of facts to the extent that it is not permitted to be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (a), (b), (d), (e) and (j) of the definition thereof and (c) the price or trading volume of the CCNB Class A Ordinary Shares or the CCNB Warrants.

“Interested Party” means any officer, director, employee, partner, member, manager of, or direct or indirect equity holder of the Partnership or any Group Company or their respective Affiliates or any Affiliate of the foregoing (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons.

“IT Assets” means Software, systems, Databases, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or relied on or held for use in the operation of the Group Companies.

“Kirkland” means Kirkland & Ellis LLP.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, and (b) as used in the phrase “to the Knowledge of CCNB” or phrases of similar import means the actual knowledge of Chinh Chu, Douglas Newton and Charles Kantor.

“Latest Balance Sheet Date” means September 30, 2021.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, directives, pronouncements, rulings and any Orders of a Governmental Entity, including common law (including fiduciary duties).

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Group Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto).

“Liability” or “Liabilities” means any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon.

“Lookback Date” means the date which is two (2) years prior to the Effective Date.

“Material Suppliers” means the top (a) top five (5) content providers and (b) ten (10) suppliers of materials, products (other than content) or services to the Group Companies, taken as a whole during the twelve (12) months ended September 30, 2021.

“Maximum Net Indebtedness Amount” means an amount equal to one billion three hundred fifty million dollars ($1,350,000,000).

“Measurement Time” means 6:00 a.m. Eastern Time on the Closing Date.

“Net Funded Indebtedness” means, as of the Measurement Time, an amount equal to (a) the sum of the aggregate outstanding principal amount of indebtedness for borrowed money under the (i) Company Credit Agreement, (ii) Company Notes and (iii) New Debt Financing (if any), minus (b) the Available Cash.

“New CCNB Bylaws” means the bylaws of New CCNB following the Closing, substantially in the form attached hereto as Exhibit D.

“New CCNB Certificate of Incorporation” means the certificate of incorporation of New CCNB as of and following the Closing, substantially in the form attached hereto as Exhibit F.

“New CCNB Class A Common Shares” means the Class A common stock of New CCNB, par value $0.0001 per share, to be authorized pursuant to the New CCNB Certificate of Incorporation.

“New CCNB Class B Common Shares” means the New CCNB Series B-1 Common Shares and the New CCNB Series B-2 Common Shares.

“New CCNB Earn-Out Plan Term Sheet” means New CCNB Earn-Out Plan term sheet attached hereto as Exhibit E.

“New CCNB Pre-Closing Certificate of Incorporation” means the certificate of incorporation of New CCNB following the Statutory Conversion, which provides rights to two classes of common stock in a manner consistent with the articles of incorporation of CCNB prior to the Statutory Conversion and in form and substance to be mutually agreed between CCNB, New CCNB and the Company at least ten (10) calendar days prior to Closing.

“New CCNB Pre-Closing Class A Common Shares” means the Class A common stock of New CCNB, par value $0.0001 per share, to be authorized pursuant to the New CCNB Pre-Closing Certificate of Incorporation.

“New CCNB Pre-Closing Class B Common Shares” means the Class B common stock of New CCNB, par value $0.0001 per share, to be authorized pursuant to the New CCNB Pre-Closing Certificate of Incorporation.

“New CCNB SEC Filing” means the forms, reports, schedules, registration statements and other documents filed by New CCNB with the SEC, including the Form S-4 and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“New CCNB Series B-1 Common Shares” means the shares of Series B-1 common stock of New CCNB, par value $0.0001 per share, to be authorized pursuant to the New CCNB Certificate of Incorporation.

“New CCNB Series B-2 Common Shares” means the shares of Series B-2 common stock of New CCNB, par value $0.0001 per share, to be authorized pursuant to the New CCNB Certificate of Incorporation.

“New CCNB Shares” means the New CCNB Class A Common Shares and the New CCNB Class B Common Shares.

“Option Exchange Ratio” means a ratio, (a) the numerator of which shall be the Per Common Share Value and (b) the denominator of which shall be the Reference Price.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, directive, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice; provided, that, in the case of a COVID-19 Response, the Group Companies shall not be deemed to be acting outside of the Ordinary Course of Business (other than as set forth in Section 6.1(b)).

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Paying Agent Agreement” means the paying agent agreement to be entered into at or prior to Closing by CCNB, New CCNB, the Company and the Paying Agent, in a form and substance to be reasonably agreed by CCNB, New CCNB and the Company.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Agreements” means all agreements and commitments, both of an individual and collective nature, including commitments on the basis of company practice or total commitments, under which any Group Company is obliged, either directly or through an external pensions provider (support fund, direct insurance, retirement fund, pension fund) to provide occupational pension benefits to current or former employees or their surviving dependents under the applicable Law of a jurisdiction outside of the United States.

“Per Common Share Merger Consideration” means, in respect of a Company Common Share, an amount of New CCNB Class A Common Shares equal to (a) the sum of (i) Aggregate Company Common Stock Consideration plus (ii) the aggregate exercise price in respect of the Vested Company Options divided by the Reference Price divided by (b) the Fully Diluted Common Shares Outstanding.

“Per Common Share Value” means the quotient of (a) the sum of (i) the Transaction Common Equity Value plus (ii) the aggregate exercise price in respect of the Vested Company Options divided by (b) the Fully Diluted Common Shares Outstanding.

“Permitted Equity Financing” means purchases of New CCNB Class A Common Shares at on or prior to the Closing by Equity Financing Sources pursuant to Section 7.14(c), which for the avoidance of doubt shall not include any Optional Equity Cure Amount.

“Permitted Equity Subscription Agreement” means a Contract executed by an Equity Financing Source pursuant to which such Equity Financing Source has agreed to purchase for cash New CCNB Class A Common Shares from New CCNB on or prior to the Closing pursuant to Section 7.14(c).

“Permitted Liens” means (a) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar Liens of record affecting title to the real property which do not or would not impair the use or occupancy of such Leased Real Property in the operation of the business of any of the Group Companies conducted thereon, (b) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith through appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (d) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (e) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (f) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity having jurisdiction over the Leased Real Property, which are not violated by the current use or occupancy of such real property or by operation of the business thereon, (g) Securities Liens, (h) licenses of Intellectual Property granted by a Group Company (other than exclusive licenses to any Trademarks of any Group Company) to customers, vendors, distributors, suppliers, or resellers of any Group Company in the Ordinary Course of Business consistent with past practice (“Permitted Licenses”), and (i) those Liens set forth on Schedule 1.6 of the Company Disclosure Schedule.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means the same as “personal information,” “personal data,” or similar terms under applicable Privacy Laws.

“PIPE Investor” means any Person (other than New CCNB and CCNB) that has executed a Subscription Agreement.

“PIPE Proceeds” means an amount equal to the cash proceeds from the PIPE Investment.

“Plan Allocable Amount” means six million (6,000,000) New CCNB Class A Common Shares.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Preferred Cash Consideration” means an amount equal to (a) the Preferred Liquidation Preference minus (b) $150,000,000, as may be adjusted in accordance with Section 3.1(b)(iv).

“Preferred Liquidation Preference” means an amount set forth on the Allocation Schedule and calculated in accordance with the Company Certificate of Incorporation.

“Preferred Stock Consideration” means the number of New CCNB Class A Common Shares equal to the quotient obtained by dividing (a) the result of (i) the Preferred Liquidation Preference minus (ii) the Preferred Cash Consideration and (b) the Reference Price, as may be adjusted in accordance with Section 3.1(b)(iv).

“Preferred Stockholder” means Koch Icon Investments, LLC.

“Privacy and Security Requirements” means any and all of the following to the extent applicable to Processing by or on behalf of the Group Companies or otherwise relating to privacy, data or cyber security, or security breach notification requirements and applicable to the Group Companies, to the conduct of their respective businesses, or to any of the IT Assets or any Business Data: (a) all Privacy Laws, (b) provisions relating to Processing of Personal Information in all applicable Privacy Contracts, (c) all applicable Privacy Policies and (d) the Payment Card Industry Data Security Standard.

“Privacy Contracts” means all Contracts between any Group Company and any Person that govern (or have provisions that govern) the Processing of Personal Information.

“Privacy Laws” means all applicable Laws pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, or general consumer or personal information protection Laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar Laws

“Privacy Policies” means all written, external-facing or internal-facing policies of any Group Company governing the Processing of Personal Information, including all website and mobile application privacy policies.

“Proceeding” means any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Processing” means the processing, creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal, deletion, modification, exfiltration, or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Reference Price” means ten dollars ($10.00).

“Required CCNB Shareholder Voting Matters” means, collectively, proposals to approve (a) the adoption and approval of this Agreement and the transactions contemplated hereby (the “Business Combination Proposal”), and (b) the approval of the Domestication Merger (the “Domestication Proposal”).

“Required Vote” means the affirmative vote of CCNB Shareholders to approve the Required CCNB Shareholders Voting Matters.

“Sanctioned Country” means any country or region that is, or in the last five (5) years has been, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Venezuela, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions, (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a), or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, or the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Second Price Triggering Event” means the first date on which the VWAP of the Class A Common Shares is greater than or equal to $15.00 for a period of at least twenty (20) days out of thirty (30) consecutive Trading Days.

“Second Tranche Earn-Out Shares” means one-third (1/3) of the Stockholder Allocable Amount.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information, including under applicable Laws.

“Security Incident” means any successful unauthorized access, use, disclosure, modification or destruction or other Processing of information (including Personal Information and Trade Secrets) or interference with IT Assets.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Software” means all computer software programs and Databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including software compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other items and documentation related to or associated with any of the foregoing.

“Sponsor” means CC Neuberger Principal Holdings II Sponsor LLC, a Delaware limited liability company.

“Sponsor Earn-Out Shares” means an aggregate of 5,140,000 Founder Shares (as defined in the Sponsor Side Letter), which will (a) at the Domestication Merger, convert into 5,140,000 New CCNB Pre-Closing Class B Common Shares and (b) following the Domestication Merger, at the Closing and, following and contingent upon the filing of the New CCNB Certification of Incorporation be exchanged for 2,570,000 New CCNB Series B-1 Common Shares and 2,570,000 New CCNB Series B-2 Common Shares, in each case, in accordance with the Sponsor Side Letter.

“Sponsor PIPE Proceeds” means an investment by affiliates of the Sponsor pursuant to Subscription Agreements entered into as of the date hereof of one hundred million dollars ($100,000,000) in the PIPE Investment.

“Stock Exchange” means the New York Stock Exchange.

“Stockholder Allocable Amount” means fifty-nine million (59,000,000) New CCNB Class A Common Shares.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax” or “Taxes” means all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, environmental or other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having (or purporting to have) jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Third Price Triggering Event” means the first date on which the VWAP of the Class A Common Shares is greater than or equal to $17.50 for a period of at least twenty (20) days out of thirty (30) consecutive Trading Days.

“Third Tranche Earn-Out Shares” means one-third (1/3) of the Stockholder Allocable Amount.

“Trading Day” means any day on which the New CCNB Class A Common Shares are actually traded on the Trading Market.

“Trading Market” means the Stock Exchange or such other nationally recognized stock market on which the New CCNB Class A Common Shares are trading at the time of determination.

“Transaction Common Equity Value” means the sum of (a) the Transaction Equity Value, minus (b) the Preferred Liquidation Preference minus (c) the Option Buyback Amount, if applicable.

“Transaction Equity Value” means Two Billion Nine Hundred and Twelve Million Dollars ($2,912,000,000).

“Transaction Expenses” means to the extent not paid as of the Closing by any CCNB Party or any Group Company:

(a)           all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers (including the Deferred Discount, as such term is defined in the Trust Agreement), or other advisors, service providers, representatives) including brokerage fees and commissions, incurred or payable by any CCNB Party or the Sponsor (on behalf of CCNB or New CCNB) through the Closing in connection with the preparation of the financial statements in connection with the filings required in connection with the transactions contemplated by this Agreement, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Form S-4 and the consummation of the transactions contemplated hereby and thereby (including due diligence, the Domestication Merger and the Statutory Conversion) or in connection with CCNB’s pursuit of a Business Combination, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with;

(b)           all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives), incurred or payable by the Group Companies, Getty Investments and Koch Icon Investments, LLC and its Affiliates through the Closing in connection with the preparation of the Financial Statements, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Form S-4 and the consummation of the transactions contemplated hereby and thereby;

(c)           any fees, costs and expenses incurred or payable by any CCNB Party, the Sponsor, any Group Company or Getty Investments and its Affiliates through the Closing in connection with entry into and the negotiation of the Subscription Agreements and any Permitted Equity Subscription Agreement and the consummation of the transactions contemplated by the Subscription Agreements and any Permitted Equity Subscription Agreement or otherwise related to any financing activities in connection with the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained therein;

(d)           all fees, costs and expenses paid or payable pursuant to the Tail Policy;

(e)           all filing fees paid or payable to a Governmental Entity in connection with any filing required to be made under the HSR Act;

(f)           all fees, costs and expenses paid or payable to the Transfer Agent and Paying Agent;

(g)          all Transfer Taxes; and

(h)          all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers, or other advisors, service providers, representatives) including original issue discount and brokerage fees and commissions, incurred or payable by any of the CCNB Parties, the Sponsor, any of the Group Companies or any Company Equityholder in connection the negotiation, preparation or consummation of the New Debt Financing (if any) or Continued Financing.

“Transaction Payments” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any current or former employee or other individual service provider as a result of this Agreement or the transactions contemplated hereby and payable upon the occurrence of Closing or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing in respect of, any Affiliated Transaction (in the case of clause (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Agreement). Notwithstanding the foregoing or anything to the contrary herein, the New CCNB Shares to be issued in respect of or that will become subject to, as applicable, or the New CCNB Options at the First Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Transaction Payments.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated hereby.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Triggering Event” means the First Price Triggering Event, Second Price Triggering Event or Third Price Triggering Event.

“Trust Account” means the trust account established by CCNB pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of August 4, 2020, by and between CCNB and Continental Stock Transfer & Trust Company, a New York corporation.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access to, or to disable, disrupt, erase, or otherwise harm, Software, hardware or data (including IT Assets).

“Unvested Company Option” means each outstanding Company Option held by a Company Optionholder as of immediately prior to the First Effective Time that is not a Vested Company Option.

“Vested Company Option” means each outstanding Company Option held by a Company Optionholder as of immediately prior to the First Effective Time that is vested as of the First Effective Time (including after giving effect to any acceleration of vesting of any Company Options as a result of the Closing).

“VWAP” means, with respect to any security, for each Trading Day, the daily volume weighted average price (based on such Trading Day) of such security on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Warrant Agreement” means that certain Warrant Agreement, dated as of August 4, 2020, between CCNB and Continental Stock Transfer & Trust Company, a New York corporation.

“Weil” means Weil, Gotshal & Manges LLP.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such an act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Section 1.2            Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
ACA	Section 4.15(c)
Acceleration Event	Section 3.9(d)
Additional CCNB SEC Filings	Section 7.9(h)
Adjournment Proposal	Definition of “CCNB Shareholder Voting Matters”
Affiliated Transactions	Section 4.19
Agreement	Preamble
Allocation Schedule	Section 3.2(a)
Antitrust Laws	Section 7.7(c)
Attorney-Client Communications	Section 11.16(b)
Audited Financial Statements	Section 4.4(a)(i)
Business Combination Proposal	Definition of “Required CCNB Shareholder Voting Matters”
Cash Adjustment Amount	Section 3.1(b)(iv)
CBA	Section 4.9(a)(i)
CCNB	Preamble
CCNB Balance Sheet	Section 5.12(c)
CCNB Board Recommendation	Section 7.10(b)
CCNB Bring-Down Certificate	Section 9.3(d)
CCNB D&O Provisions	Section 7.13(b)
CCNB Indemnified Persons	Section 7.13(b)
CCNB Parties	Preamble
CCNB Party	Preamble
CCNB Preference Shares	Section 5.3(a)
CCNB Public Securities	Section 5.10
CCNB SEC Filings	Section 5.8(a)
CCNB Shares	Section 3.1(a)(i)
CCNB Warrants	Section 5.3(a)
Certificate of Conversion	Section 2.2(b)
Change in Recommendation	Section 7.10(b)
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Closing Form 8-K	Section 7.9(k)
Companies Act	Recitals
Company	Preamble
Company Bring-Down Certificate	Section 9.2(d)
Company Closing Financial Statements	Section 7.9(c)
Company D&O Provisions	Section 7.13(a)
Company Equity Interests	Section 4.3(a)
Company Equityholders to the Registration Rights Agreement	Section 1.2
Company Indemnified Persons	Section 7.13(a)
Company Stockholder Letter of Transmittal	Section 3.4(b)
Competing Company	Section 7.19(a)
Continued Financing	Section 7.12

Defined Term	Reference
Control	Definition of “Affiliate”
Converted Warrant	Section 3.1(a)(ii)
Data Room	Section 11.5
DGCL	Recital
Disclosing Party	Definition of “Confidential Information”
Dissenting Shares	Section 3.5
Dissenting Stockholder	Section 3.5
DLLCA	Recitals
Domestication Certificate of Merger	Section 2.2(c)
Domestication Effective Time	Section 2.2(c)
Domestication Merger	Recitals
Domestication Merger Consideration	Section 3.1(a)(i)
Domestication Merger Sub	Preamble
Domestication Proposal	Defintion of “Required CCNB Shareholder Voting Matters”
Domestication Surviving Company	Recitals
Earn-Out Shares	Section 3.9(a)
Effective Date	Preamble
EIP	Section 7.4
Environmental Permits	Section 4.18
Equity Financing	Definition of “Equity Financing Sources”
ESPP	Section 7.4
Excess Redemption Amount	Section 7.14(d)
Final Surviving Company	Recitals
Financial Statements	Section 4.4(a)
First Effective Time	Section 2.2(d)
First Getty Certificate of Merger	Section 2.2(d)
First Getty Merger	Recitals
First Surviving Company	Recitals
Foreign Plan	Section 4.15(f)
Forward Purchase Agreement	Recitals
Forward Purchase Amount	Recitals
G Merger Sub 1	Preamble
G Merger Sub 2	Preamble
Getty Certificates of Merger	Section 2.2(d)
Getty Mergers	Recitals
Illustrative Allocation Schedule	Section 3.2(b)
Insurance Policies	Section 4.16
Intended Tax Treatment	Recitals
Internal Controls	Section 4.4(d)
Intervening Event Notice	Section 7.10(c)
Intervening Event Notice Period	Section 7.10(c)
IRS	Section 4.15(a)
JOBS Act	Section 7.3(b)
Material Contracts	Section 4.9(a)
Material Customer	Section 4.9(c)

Defined Term	Reference
Material Leases	Section 4.7
Mergers	Recitals
NBOKS	Recitals
NBOKS Side Letter	Recitals
New CCNB	Preamble
New CCNB Earn-Out Plan	Section 7.4
New CCNB Option	Section 3.1(b)(iii)(A)
New Debt Financing	Section 7.12
Non-Party Affiliate	Section 11.14
OFAC	Definition of “Sanctions”
Option Buyback Amount	Section 6.1(b)(vi)
Optional Equity Cure Amount	Section 3.1(b)(iv)
Outside Date	Section 10.1(c)
Parties	Preamble
Partnership	Preamble
Partnership Equity Interests	Section 4.3(a)
Partnership Liquidation	Section 7.20
Party	Preamble
Paying Agent	Section 3.4(a)
Payment Fund	Section 3.4(a)
PCAOB Financial Statements	Section 7.9(c)
Preferred Dividend	Section 3.1(b)(i)(C)
Permits	Section 4.17(b)
Permitted Equity Financing Proceeds	Section 7.14(c)(i)
Permitted Licenses	Definition of “Permitted Liens”
PIPE Investment	Recitals
PIPE Investors	Section 1.1
Plan of Merger	Section 2.2(c)
Pre-Closing Company Certificate of Incorporation	Section 7.21
Pre-Closing Period	Section 6.1
Premium Cap	Section 7.13(c)(ii)
Proxy Statement	Section 7.9(f)
Recipient	Definition of “Confidential Information”
Registration Rights Agreement	Recitals
Qualifying Electing Fund	Section 8.1(f)
Second Effective Time	Section 2.2(d)
Second Getty Certificate of Merger	Section 2.2(d)
Second Getty Merger	Recitals
Series A Preferred Stock	Definition of “Company Preferred Shares”
Signing Form 8-K	Section 7.9(b)
Signing Press Release	Section 7.9(b)
Sponsor Side Letter	Recitals
Statutory Conversion	Recitals
Statutory Conversion Effective Time	Section 2.2(b)
Stockholders Agreement	Recitals

Defined Term	Reference
Subscription Agreements	Recitals
Tail Policy	Section 7.13(c)(ii)
Trade Controls	Section 4.20(a)
Trade Secret	Definition of “Intellectual Property”
Trust Amount	Section 5.7
Trust Distributions	Section 11.9
Unaudited Balance Sheet	Section 4.4(a)(ii)
Unaudited Financial Statements	Section 4.4(a)(ii)
Warrant Assumption Agreement	Section 3.1(a)(ii)

Article II
THE MERGERS; CLOSING

Section 2.1             Closing Transactions; Mergers. On the terms and subject to the conditions set forth herein, the following transactions shall occur in connection with the Closing, prior to or on the Closing Date, in the order set forth in this Section 2.1:

(a)           The Statutory Conversion. At 11:59 p.m. Eastern Time on the Business Day prior to the Closing Date, the Statutory Conversion shall occur.

(b)            The Domestication Merger. On the Closing Date prior to the Closing (and, for the avoidance of doubt, prior to the consummation of the PIPE Investment, the Permitted Equity Financing (if applicable) and the transactions contemplated by the Forward Purchase Agreement and the First Effective Time), at the Domestication Effective Time, the Domestication Merger shall occur.

(c)            Charter Amendment. On the Closing Date, at the Closing, New CCNB shall amend and restate its certificate of incorporation in the form of the New CCNB Certificate of Incorporation.

(d)          Sponsor Side Letter. On the Closing Date, at the Closing and following and contingent upon the filing of the New CCNB Certificate of Incorporation, the transactions contemplated by the Sponsor Side Letter shall be consummated in accordance with the terms thereof, including the conversion of the New CCNB Pre-Closing Class B Common Shares into New CCNB Class A Common Shares and New CCNB Class B Common Shares.

(e)           PIPE Investment; Forward Purchase; Backstop. On the Closing Date, at the Closing and prior to the First Effective Time, New CCNB (as successor to CCNB) shall consummate the PIPE Investment, the Permitted Equity Financing (if applicable) and the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement (if applicable).

(f)           The Getty Mergers. On the Closing Date, at the Closing, and in accordance with the DLLCA and the DGCL, (i) at the First Effective Time, the First Getty Merger shall occur and (ii) immediately following the First Getty Merger, at the Second Effective Time, the Second Getty Merger shall occur.

Section 2.2            Closing; Effective Time.

(a)          The closing of the transactions contemplated hereby (the “Closing”) shall take place by conference call and by exchange of signature pages by email or other electronic transmission at 9:00 a.m. Eastern Time on (i) the third (3rd) Business Day after the conditions set forth in Article IX have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (ii) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

(b)          At 11:59 p.m. Eastern Time on the Business Day prior to the Closing Date, CCNB shall cause the Statutory Conversion to be consummated by filing (i) a certificate of conversion (the “Certificate of Conversion”) and (ii) and a certificate of incorporation of New CCNB in the form of the New CCNB Pre-Closing Certificate of Incorporation, in each case, in such form as required by, and executed in accordance with, Section 18-216 of the DLLCA and Section 265 of the DGCL. The Statutory Conversion shall become effective immediately upon the filing of (i) the Certificate of Conversion and (ii) the New CCNB Pre-Closing Certificate of Incorporation with the Secretary of State of the State of Delaware or at such later time as may be specified in such filings, such specified date and time, being the “Statutory Conversion Effective Time”.

(c)            On the Closing Date, effective as of 12:01 a.m. Eastern Time, CCNB shall cause the Domestication Merger to be consummated by (i) filing (on the Business Day prior to the Closing Date, a certificate of merger (the “Domestication Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 18-209 of the DLLCA and (ii) and executing a plan of merger in form and substance reasonably acceptable to CCNB and the Company (the “Plan of Merger”), and filing such Plan of Merger and other documents required under the Companies Act with the Registrar of Companies of the Cayman Islands in accordance with the applicable provisions of the Companies Act (it is being understood that, in accordance with the provisions of the DLLCA and the Companies Act, the Parties will cause the effective date and time of the Domestication Merger to be 12:01 a.m. on the Closing Date, as shall be specified in such filings, such specified date and time, being the “Domestication Effective Time”).

(d)            On the Closing Date, following the consummation of the PIPE Investment, the Permitted Equity Financing (if applicable) and the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement (if applicable), at the Closing, the Parties shall cause the Getty Mergers to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in form and substance reasonably acceptable to the Company and CCNB (the “First Getty Certificate of Merger”) and immediately thereafter cause a certificate of merger in form and substance reasonably acceptable to the Company and CCNB (the “Second Getty Certificate of Merger” and, together with the First Getty Certificate of Merger, the “Getty Certificates of Merger”) to be executed and duly submitted for filing with the Secretary of State of Delaware as provide in Section 264 of the DGCL and Section 18-209 of the DLLCA. The First Getty Merger shall become effective at the time when the First Getty Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by CCNB and the Company in writing and specified in the Getty Certificate of Merger in accordance with the DGCL (the “First Effective Time”). Immediately following the First Effective Time, the Second Getty Merger shall become effective at the time when the Second Getty Certificate of Merger has been accepted for filing by the Secretary of State of Delaware or at such later time as may be agreed by CCNB and the Final Surviving Company in writing and specified in the Second Getty Certificate of Merger in accordance with the DGCL and DLLCA (the “Second Effective Time”).

Section 2.3            Effects of the Mergers.

(a)            At the Statutory Conversion Effective Time, the effect of the Statutory Conversion shall be as provided in the applicable provisions of the DLLCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Statutory Conversion Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of New CCNB prior to the Statutory Conversion shall remain vested in New CCNB following the Statutory Conversion, and all debts, liabilities, duties and obligations of New CCNB prior to the Statutory Conversion shall remain vested in New CCNB following the Statutory Conversion.

(b)            At the Domestication Effective Time, the effect of the Domestication Merger shall be as provided in the applicable provisions of the DLLCA and the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Domestication Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of CCNB and Domestication Merger Sub shall vest in the Domestication Surviving Company, and all debts, liabilities, duties and obligations of CCNB and Domestication Merger Sub shall become the debts, liabilities, duties and obligations of the Domestication Surviving Company.

(c)            At the First Effective Time, the effect of the First Getty Merger shall be as provided in the applicable provisions of the DLLCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and G Merger Sub 1 shall vest in the First Surviving Company, and all debts, liabilities, duties and obligations of the Company and G Merger Sub 1 shall become the debts, liabilities, duties and obligations of the First Surviving Company.

(d)           At the Second Effective Time, the effect of the Second Getty Merger shall be as provided in the applicable provisions of the DLLCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the First Surviving Company and G Merger Sub 2 shall vest in the Final Surviving Company, and all debts, liabilities, duties and obligations of the First Surviving Company and G Merger Sub 2 shall become the debts, liabilities, duties and obligations of the Final Surviving Company.

Section 2.4            Governing Documents.

(a)            At the Statutory Conversion Effective Time, the board of directors of New CCNB shall adopt the bylaws of New CCNB in form and substance reasonably acceptable to CCNB and the Company. From and after the Statutory Conversion Effective Time, except for any liability arising in connection with any breach by any party of the limited liability company agreement, arising prior to the Statutory Conversion Effective Time, the limited liability company agreement of New CCNB, as in effect prior to the Statutory Conversion Effective Time, shall terminate and no longer govern the affairs of New CCNB, but instead the affairs of New CCNB shall be governed by the DGCL, the New CCNB Pre-Closing Certificate of Incorporation and, following their adoption by the board of directors of New CCNB, the bylaws, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(b)            At the Domestication Effective Time, the Governing Documents of Domestication Merger Sub shall be the Governing Documents of the Domestication Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(c)            Following the Domestication Effective Time, (i) New CCNB shall amend and restate the New CCNB Pre-Closing Certificate of Incorporation in the form of the New CCNB Certificate of Incorporation, until thereafter changed or amended as provided therein or by applicable Law and (ii) the board of directors of New CCNB shall adopt the New CCNB Bylaws.

(d)            At the First Effective Time, the Governing Documents of the Company shall be the Governing Documents of the First Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(e)           At the Second Effective Time, the Governing Documents of G Merger Sub 2 shall be the Governing Documents of the Final Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

Section 2.5            Directors and Officers.

(a)          At the Statutory Conversion Effective Time, the directors and officers of New CCNB immediately prior to the Statutory Conversion Effective Time shall be the initial directors and officers of New CCNB following the Statutory Conversion Effective Time, each to hold office in accordance with the Governing Documents of the New CCNB until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(b)          At the Domestication Effective Time, the directors and officers of Domestication Merger Sub immediately prior to the Domestication Effective Time shall be the initial directors and officers of the Domestication Surviving Company, each to hold office in accordance with the Governing Documents of the Domestication Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(c)            At the First Effective Time, the directors identified by the Company shall be the initial directors of the First Surviving Company and the officers of the Company shall be the officers of the First Surviving Company, each to hold office in accordance with the Governing Documents of the First Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(d)            At the Second Effective Time, the directors and officers of the First Surviving Company immediately prior to the Second Effective Time shall be the initial directors and officers of the Final Surviving Company, each to hold office in accordance with the Governing Documents of the Final Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(e)            Each of the Sponsor, CCNB and New CCNB, on the one hand, and the Company, on the other hand, shall cooperate such that effective as of the Closing, (i) the board of directors of New CCNB shall be composed as set forth in the Stockholders Agreement, to serve in accordance with the Governing Documents of New CCNB, and (ii) such board of directors of New CCNB shall appoint the officers of New CCNB to be effective from and after the Closing, to serve in accordance with the Governing Documents of New CCNB.

Article III
CONVERSION OF SECURITIES; CONTRIBUTION; MERGER CONSIDERATION; CLOSING DELIVERIES

Section 3.1            Conversion of Securities; Merger Consideration.

(a)           The Domestication Merger.

(i)            Domestication Merger Consideration. At the Domestication Effective Time, by virtue of the Domestication Merger and without any action on the part of any Party or any other Person, each CCNB Share that is issued and outstanding immediately prior to the Domestication Effective Time (other than CCNB Shares, if any, held in the treasury of CCNB, which treasury shares shall be canceled for no consideration as part of the Domestication Merger and shall not constitute “CCNB Shares” hereunder) shall be automatically canceled and extinguished and converted into the right to receive the applicable portion of the aggregate consideration to be paid to CCNB Shareholders in the Domestication Merger (the “Domestication Merger Consideration”), as determined pursuant to this Section 3.1(a)(i)(A) and Section 3.1(a)(i)(B):

(A)            with respect to each CCNB Class A Ordinary Share, the right to receive one (1) New CCNB Pre-Closing Class A Common Share and, for the avoidance of doubt, following and contingent upon the filing of the New CCNB Certificate of Incorporation, each New CCNB Pre-Closing Class A Common Share shall automatically be a New CCNB Class A Common Share; and

(B)            with respect to each CCNB Class B Ordinary Share, the right to receive one (1) New CCNB Pre-Closing Class B Common Share and, for the avoidance of doubt, following and contingent upon the filing of the New CCNB Certificate of Incorporation, the New CCNB Pre-Closing Class B Common Shares shall be converted into New CCNB Class A Common Shares and New CCNB Class B Common Shares in accordance with the Sponsor Side Letter.

(ii)            Assumption by New CCNB of CCNB Warrants. At the Domestication Effective Time, by virtue of the Domestication Merger and without any action on the part of any Party or any other Person, each CCNB Warrant that is outstanding immediately prior to the Domestication Effective Time shall automatically cease to represent a right to acquire CCNB Class A Ordinary Shares and shall represent, immediately following the Domestication Merger, a right to acquire New CCNB Pre-Closing Class A Common Shares, and, following and contingent upon the filing of the New CCNB Certificate of Incorporation, New CCNB Class A Common Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect immediately prior to the Domestication Merger under the terms of the Warrant Agreement; provided, that each Converted Warrant: (A) shall represent the right to acquire the number of New CCNB Class A Common Shares equal to the number of CCNB Class A Ordinary Shares subject to each such CCNB Warrant immediately prior to the Domestication Effective Time, (B) shall have an exercise price of $11.50 per whole warrant required to purchase one New CCNB Class A Common Share and (C) shall expire on the five (5) year anniversary of the Closing Date. New CCNB shall enter into a warrant assumption agreement as of immediately prior the Domestication Effective Time, substantially in the form attached as Exhibit G to this Agreement (the “Warrant Assumption Agreement”).

(b)           The First Getty Merger.

(i)            Merger Consideration. The aggregate consideration to be paid to the Company Equityholders (including with respect to Company Options outstanding as of the First Effective Time) in the First Getty Merger (the “Merger Consideration”), shall be allocated among the Company Equityholders in accordance with the Allocation Schedule and shall consist of:

(A)            with respect to each holder of Company Common Shares, a number of New CCNB Class A Common Shares equal to the Per Common Share Merger Consideration in respect of each Company Common Share pursuant to Section 3.1(b)(ii) and a number of Earn-Out Shares in accordance with Section 3.9, in each case, which shall be allocated to the holders of Company Common Shares in accordance with the Allocation Schedule;

(B)           with respect to the Preferred Stockholder, a number of New CCNB Class A Common Shares equal to the Preferred Stock Consideration in respect of its Company Preferred Shares pursuant to Section 3.1(b)(ii), which shall be allocated to the Preferred Stockholder in accordance with the Allocation Schedule;

(C)            with respect to the Preferred Stockholder, the Preferred Cash Consideration payable to the Preferred Stockholder in respect of its Company Preferred Shares pursuant to Section 3.1(b)(ii), which shall be paid to the Preferred Stockholder in accordance with the Allocation Schedule (and which Preferred Cash Consideration may, for the avoidance of doubt, be paid all or in part through a distribution in respect of the Company Preferred Shares immediately prior to Closing by the Company (the “Preferred Dividend”); and

(D)            with respect to each Company Optionholder, a number of New CCNB Options into which its Company Options were exchanged pursuant to Section 3.1(b)(iii)(A), which shall be allocated in accordance with the Allocation Schedule.

(ii)            Allocation of Merger Consideration. At the First Effective Time (and, for the avoidance of doubt, following the Partnership Liquidation), by virtue of the First Getty Merger and without any action on the part of any Party or any other Person, each Company Share that is issued and outstanding immediately prior to the First Effective Time (including Company Common Shares resulting from the Partnership Liquidation, other than Dissenting Shares and Company Shares, if any, held in the treasury of the Company, which treasury shares shall be canceled for no consideration as part of the First Getty Merger and shall not constitute “Company Shares” hereunder), shall be automatically canceled and extinguished and converted into the right to receive the applicable portion of the Merger Consideration set forth in Section 3.1(b)(i) above, as allocated pursuant to the Allocation Schedule and subject to the terms herein.

(iii)            Company Options.

(A)            At the First Effective Time (and, for the avoidance of doubt, following the Partnership Liquidation), by virtue of the First Getty Merger and without any action on the part of any Party, each Company Option (whether a Vested Company Option or an Unvested Company Option) that is issued and outstanding immediately prior to the First Effective Time shall, automatically by virtue of the occurrence of the First Effective Time and without any action on the part of any Person, be assumed by New CCNB and converted into an option to purchase a number of New CCNB Class A Common Shares under the EIP (a “New CCNB Option”) equal to (I) the number of Company Common Shares subject to such Company Option immediately prior to the First Effective Time multiplied by (II) the Option Exchange Ratio, and rounded down to the nearest whole number of New CCNB Class A Common Share and at an exercise price per New CCNB Class A Common Share equal to (1) the exercise price per Company Common Share subject to such Company Option divided by (2) the Option Exchange Ratio, and rounded up to the nearest whole cent; provided that the exercise price and the number of New CCNB Class A Common Shares subject to the New CCNB Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of each Company Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. Except as otherwise provided in this Section 3.1(b)(iii), each New CCNB Option shall continue to be governed by substantially same terms and conditions (including expiration date, vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the First Effective Time.

(B)            At the First Effective Time, no new awards will be granted under the Company Equity Plan, and the Company Equity Plan shall terminate without any further obligations or Liabilities to the Company or any of its Affiliates (including, for the avoidance of doubt, CCNB or New CCNB) except as expressly contemplated by this Section 3.1(b)(iii).

(C)            Prior to the First Effective Time, the Company shall take, or cause to be taken, all reasonably necessary actions (including adopting resolutions by the Company board of directors or a committee thereof) under the Company Equity Plan, under the underlying award agreement and otherwise to give effect to the provisions of this Section 3.1(b)(iii). Prior to such adoption, the Company will provide CCNB and New CCNB with drafts of, and a reasonable opportunity to comment on, such resolutions, with such comments to be reasonably considered by the Company.

(iv)            Adjustments to the Cash Consideration and the Preferred Stock Consideration.  If the condition specified in Section 9.3(c) is not satisfied as of the Measurement Time and the Company elects to proceed with the Closing, which election shall be in the sole and absolute discretion of the Company, then:

(A) first, the Company shall have the option to cause New CCNB to enter into a Permitted Equity Subscription Agreement with one or more Company Stockholders, as directed by the Company (and New CCNB and CCNB shall so enter into such Permitted Equity Subscription Agreement), with an aggregate subscription amount up to the amount which, when added to Available Cash, would satisfy the condition specified in Section 9.3(c) (the amount so subscribed under this clause (A), the “Optional Equity Cure Amount”); and

(B) second, if the Optional Equity Cure Amount is not sufficient to satisfy the condition specified in Section 9.3(c), then:

(1)        the Preferred Cash Consideration will be decreased by an amount equal to the difference between (x) the amount of Net Funded Indebtedness after taking into account the Optional Equity Cure Amount minus (y) the Maximum Net Indebtedness Amount (the “Cash Adjustment Amount”); and

(2)        the Preferred Stock Consideration will be increased by a number of New CCNB Class A Common Shares equal to the quotient obtained by dividing (x) the Cash Adjustment Amount by (y) the Reference Price. If following the application of clauses (A) and (B) of this Section 3.1(b)(iv), the condition specified in Section 9.3(c) is not satisfied, the condition shall not be permitted to be waived and the Closing shall not occur without the consent of each of CCNB and the Company.

(v)            Fractional Shares. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing any fractional share of New CCNB Class A Common Shares, New CCNB Series B-1 Common Shares or New CCNB Series B-2 Common Shares shall be issued in exchange for Company Common Shares, Company Preferred Shares, CCNB Class A Ordinary Shares or CCNB Class B Ordinary Shares, as applicable. In lieu of the issuance of any such fractional share, New CCNB shall pay to each former holder of Company Common Shares, Company Preferred Shares, CCNB Class A Ordinary Shares or CCNB Class B Ordinary Shares who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest cent) determined by multiplying (A) the Reference Price by (B) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of New CCNB Class A Common Share, New CCNB Series B-1 Common Share or New CCNB Series B-2 Common Share, as applicable, which such holder would otherwise be entitled to receive pursuant to this Section 3.1.

(c)            Legends. Any Equity Interests issued as Merger Consideration hereunder shall bear a restrictive legend that prohibits transfers of such Equity Interests in a manner that would be inconsistent with the Stockholders Agreement or the New CCNB Bylaws.

(d)            The Second Getty Merger. At the Second Effective Time, by virtue of the Second Getty Merger and without any action on the part of any Party or any other Person: (i) each share of common stock of the First Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (ii) the membership interests of G Merger Sub 2 outstanding immediately prior to the Second Effective Time shall be converted into and become the membership interests of the Final Surviving Company, which shall constitute one hundred percent (100%) of the outstanding equity interests of the Final Surviving Company. From and after the Second Effective Time, the membership interests of G Merger Sub 2 shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 3.2            Allocation Schedule.

(a)            At least three (3) Business Days prior to the Closing Date, the Company shall deliver to CCNB an allocation schedule (the “Allocation Schedule”) setting forth:

(i)            the mailing addresses, telephone numbers and email addresses for each Company Equityholder;

(ii)            (A) the number of Company Common Shares held by each Company Stockholder, (B) the number of Company Preferred Shares held by the Preferred Stockholder, and (C) the number of Company Common Shares subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the First Effective Time (for clarity, after having given effect to the Partnership Liquidation);

(iii)          in the case of the Company Options outstanding as of the First Effective Time, the exercise (or similar) price and, if applicable, the exercise (or similar) date;

(iv)          the Fully Diluted Common Shares Outstanding

(v)           the Preferred Liquidation Preference;

(vi)          the Preferred Cash Consideration;

(vii)         the Preferred Stock Consideration;

(viii)        the Aggregate Company Common Stock Consideration;

(ix)           the Aggregate Company Stock Consideration;

(x)           the portion of the Aggregate Company Common Stock Consideration allocable to each holder in respect of the Company Common Shares held by such Company Stockholder;

(xi)           the Per Common Share Merger Consideration;

(xii)         the aggregate Per Common Share Merger Consideration in respect of the Company Common Shares;

(xiii)        the Per Common Share Value;

(xiv)         the Option Exchange Ratio;

(xv)         the number of New CCNB Options to be awarded to each Company Optionholder who holds either (A) a Vested Company Option or (B) an Unvested Company Option, and, in each case, the exercise price thereof pursuant to Section 3.1(b)(iii)(A);

(xvi)         the Earn-Out Pro Rata Share allocable to each holder in respect of the Company Common Shares held by such Company Stockholder; and

(xvii)       each Company Stockholder that is a Dissenting Stockholder and the number of Company Common Shares held by such Company Stockholder that are Dissenting Shares.

(b)            Schedule 3.2(b) contains an illustrative Allocation Schedule (the “Illustrative Allocation Schedule”) prepared by the Company as if the Partnership Liquidation and the Closing occurred as of the date of this Agreement and, without limiting any other covenants, agreements, representations or warranties of the Company under this Agreement or any Ancillary Agreement or any Company Equityholder under any Ancillary Agreement or the rights or remedies of a CCNB Party or the Sponsor with respect thereto, the Allocation Schedule will be substantially in the form of the Illustrative Allocation Schedule and will take into account any changes to the Company’s capitalization between the date of this Agreement and the date of delivery of the Allocation Schedule to CCNB pursuant to Section 3.2(a). The Company will review any comments to the Allocation Schedule provided by CCNB or any of its representatives and consider in good faith and incorporate any reasonable comments proposed by CCNB or any of its representatives.

(c)            Notwithstanding the foregoing or anything to the contrary herein, (i) in no event shall the securities to be issued by New CCNB as Merger Consideration pursuant to the Allocation Schedule exceed (A) a number of shares of New CCNB Class A Common Shares equal to the Preferred Stock Consideration (calculated in accordance with this Agreement) plus the aggregate Per Common Share Merger Consideration in respect of the Company Common Shares (included in the calculation of Fully Diluted Common Shares Outstanding) and (B) a number of New CCNB Options equal to the number of New CCNB Options issued in accordance with Section 3.1(b)(i)(A) of this Agreement, excluding the portion thereof in respect of any Company Common Shares being Dissenting Shares (it being further understood and agreed, for the avoidance of doubt, that in no event shall any New CCNB Class A Common Shares in respect of any such Dissenting Shares be allocated to any other Company Equityholder and shall instead not be allocated at the Closing or otherwise, except solely in the circumstances described in Section 3.5), (ii) the CCNB Parties and the Paying Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Equityholders under this Agreement or under the Paying Agent Agreement, as applicable, and (iii) upon delivery, payment and issuance of the Merger Consideration on the Closing Date to the Paying Agent, CCNB and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Merger Consideration), and none of them shall have (A) any further obligations to the Company, any Company Equityholder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Merger Consideration), or (B) any Liability with respect to the allocation of the consideration under this Agreement, and the Company and the Company Equityholders hereby irrevocably waive and release CCNB, the Sponsor and their Affiliates (and, on and after the Closing, New CCNB, the Company and its Affiliates) from any and all claims arising out of or resulting from or related to such Allocation Schedule and the allocation of the Merger Consideration, as the case may be, among each Company Equityholder as set forth in such Allocation Schedule.

Section 3.3            Exchange Procedures for CCNB Shareholders.

(a)            Joint Instruction Letter. Prior to or on the Closing Date, New CCNB and CCNB will jointly instruct the Transfer Agent to issue to each CCNB Shareholder the applicable portion of the Domestication Merger Consideration as determined in accordance with Section 3.1(a)(i)(A) and Section 3.1(a)(i)(B), pursuant to and in accordance with the terms and conditions of an instruction letter to be delivered to the Transfer Agent in connection therewith.

(b)            Sponsor Earn-Out Shares. Notwithstanding anything to the contrary set forth herein, New CCNB and CCNB will jointly instruct the Transfer Agent to issue to the Sponsor the Sponsor Earn-Out Shares in the form of New CCNB Series B-1 Common Shares and New CCNB Series B-2 Common Shares in accordance with the Sponsor Side Letter, which issuance shall be treated in exchange for the New CCNB Pre-Closing Class B Common Shares to which the Sponsor is entitled in respect of the Sponsor Earn-Out Shares in connection with the Domestication Merger.

Section 3.4            Exchange Procedures for Company Equityholders.

(a)            Deposit with Paying Agent. Immediately prior to the First Effective Time, CCNB shall deposit (or cause to be deposited) with the Transfer Agent, in its capacity as a paying agent for the benefit of the Company Equityholders (the “Paying Agent”): (i) an amount of cash equal to the Preferred Cash Consideration (less any amount actually paid by the Company as a Preferred Dividend) and (ii) the number of New CCNB Class A Common Shares equal to the aggregate Per Common Share Merger Consideration in respect of the Company Common Shares (including in the calculation of Fully Diluted Common Shares Outstanding) plus the Preferred Stock Consideration, payable to each Company Stockholder in accordance with the Allocation Schedule (such consideration, the “Payment Fund”).

(b)            Letter of Transmittal. Prior to the Closing, the Company shall mail or otherwise deliver, or CCNB or New CCNB shall cause the Paying Agent to mail or otherwise deliver, to (i) each Company Stockholder entitled to receive the applicable portion of the Merger Consideration, a letter of transmittal substantially in the form attached hereto as Exhibit H, with such changes as may be required by the Paying Agent, and reasonably acceptable to the Company and CCNB (the “Company Stockholder Letter of Transmittal”), together with any notice required pursuant to Section 262 of the DGCL, if applicable. Upon delivery of such duly executed Company Stockholder Letter of Transmittal of such Company Stockholder to the Paying Agent or the Company, as applicable, such Company Stockholder shall be entitled to receive, subject to the terms and conditions hereof, the applicable portion of the Merger Consideration as set forth in the Allocation Schedule, in respect of his, her or its Company Common Shares or Company Preferred Shares, as applicable, which shall be referenced in such Company Stockholder Letter of Transmittal. Until surrendered as contemplated by this Section 3.4(a), each Company Common Share and Company Preferred Share shall be deemed at all times after the First Effective Time to represent only the right to receive upon such surrender the applicable portion of the Merger Consideration to which such Company Stockholder is entitled pursuant to the Allocation Schedule and this Article III. If payment of the applicable portion of the Merger Consideration in respect of his, her or its Company Common Shares or Company Preferred Shares, as applicable, is to be made to a person other than the person in whose name referenced in such Company Stockholder Letter of Transmittal it shall be a condition of payment that (i) the person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the person requesting such payment shall have paid any Transfer Taxes required by reason of the payment of the applicable portion of the Merger Consideration in respect of his, her or its Company Common Shares or Company Preferred Shares, as applicable, to a person other than the person in whose name referenced in such Company Stockholder Letter of Transmittal or shall have established to the reasonable satisfaction of CCNB that such Tax either has been paid or is not applicable.

(c)            Distributions with Respect to Unexchanged Company Shares. No dividends or other distributions declared or made after the First Eﬀective Time with respect to New CCNB Class A Common Shares issued as the Merger Consideration with a record date after the First Effective Time shall be paid to a former Company Stockholder with respect to any unexchanged Company Shares until a Company Stockholder Letter of Transmittal has been provided to the Paying Agent in accordance with Section 3.4(a). Subject to the eﬀect of escheat Laws, following the delivery of a Company Stockholder Letter of Transmittal and surrender of such Company Shares (as provided in Section 3.4(a) above), such holder will be promptly paid, without interest, the amount of dividends or other distributions with a record date after the First Effective Time and theretofore paid with respect to whole New CCNB Class A Common Shares.

(d)            Transfer Books; No Further Ownership Rights in the Company Shares. At the First Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Company, as applicable, of the Company Shares that were outstanding immediately prior to the First Effective Time. From and after the First Effective Time, the holders of Company Shares that evidenced ownership of the Company Shares outstanding immediately prior to the First Effective Time shall cease to have any rights with respect to such Company Shares other than the right to receive the (i) applicable portion of the Merger Consideration set forth in the Allocation Schedule and (ii) any dividends or other distributions to which such holder is entitled pursuant to Section 3.4(c), in each case without interest, except as otherwise provided for herein or by applicable Law.

(e)            Termination of Payment Fund. At any time following the [second (2nd)] anniversary of the Closing Date, New CCNB shall be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund that had been made available to the Paying Agent and which has not been disbursed in accordance with this Section 3.4, and thereafter any holder entitled to receive Merger Consideration pursuant to this Section 3.4, shall be entitled to look only to New CCNB (subject to abandoned property, escheat or other similar Laws) as a general creditor thereof with respect to the payment of any Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 3.4(c), in each case without interest, that may be payable upon surrender of any Company Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon.

(f)            No Liability. None of the Paying Agent, New CCNB, the Company or the Final Surviving Company will be liable to any holder or former holder of Company Shares for any amounts paid to any Governmental Entity pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Payment Fund remaining unclaimed by any person as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of New CCNB free and clear of any claims or interest of any person previously entitled thereto.

Section 3.5            Dissenting Stockholder. Notwithstanding anything to the contrary herein, any Company Share for which any Company Stockholder (such Company Stockholder, a “Dissenting Stockholder”) (a) has not voted in favor of the First Getty Merger or consented to it in writing and (b) has demanded the appraisal of such Company Shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the applicable portion of the Merger Consideration applicable to such Dissenting Shares in accordance with the Allocation Schedule and the terms of this Agreement. From and after the First Effective Time, (i) the Dissenting Shares shall be cancelled and extinguished and shall cease to exist and (ii) the Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the First Surviving Company or any of its Affiliates (including New CCNB); provided, however, that if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then the Company Shares held by such Dissenting Stockholder (A) shall no longer be deemed to be Dissenting Shares and (B) shall be treated as if they had been converted automatically at the First Effective Time into the right to receive the applicable portion of Merger Consideration applicable to such Dissenting Shares in accordance with the Allocation Schedule and the terms of this Agreement upon delivery of a duly completed and validly executed a Company Stockholder Letter of Transmittal in accordance with Section 3.4. For the avoidance of doubt, for purposes of determining the Allocation Schedule and the other related definitions and terms that are affected by the total number of Company Shares outstanding immediately prior to the First Effective Time, any and all Dissenting Shares shall be included in all such determinations as if such Dissenting Shares were participating in the First Getty Merger and were entitled to receive the applicable payments under this Agreement. The Company shall give CCNB prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and CCNB shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of CCNB (prior to the Closing) (such consent not to be unreasonably withheld, conditioned or delayed), make any payment or deliver any consideration (including Company Shares, New CCNB Class A Common Shares or New CCNB Class B Common Shares) with respect to, settle or offer or agree to settle any such demands.

Section 3.6            Company Closing Deliveries. At the Closing, the Company shall deliver, or shall cause to be delivered, the following:

(a)           to New CCNB, duly executed counterparts of the Registration Rights Agreement, executed by each Company Equityholder set forth on Schedule 1.2;

(b)            to New CCNB, evidence of the termination of the Affiliated Transactions pursuant to Section 7.15;

(c)            to New CCNB, evidence of the Partnership Liquidation;

(d)           to New CCNB, documentation entered into or to be entered into in connection with the consummation of the transactions implemented pursuant to and in accordance with the provisions of Section 7.12, including customary payoff letters (if applicable) in form and substance reasonable acceptable to CCNB;

(e)            to New CCNB, a duly executed Company Bring-Down Certificate from an authorized Person of each of the Company; and

(f)            to New CCNB, evidence of the termination of the Company Equity Plan.

Section 3.7            CCNB Deliveries. At Closing, CCNB or New CCNB, as applicable, shall deliver, or shall cause to be delivered, the following:

(a)            to the Company, a duly executed counterpart to the Registration Rights Agreement executed by the Sponsor and [other Sponsor related parties thereto to be confirmed];

(b)            to the Company, a duly executed CCNB Bring-Down Certificate from an authorized Person of CCNB; and

(c)            to the Company, a duly executed copy of each of the Certificate of Conversion and Domestication Certificate of Merger.

Section 3.8           Payment of Transaction Expenses. At the Closing, the Company shall pay or pay down or cause to be paid the Transaction Expenses to the extent due and payable.

Section 3.9            Issuance of Earn-Out Shares.

(a)            During the Earn-Out Period, and as additional consideration for Company Stockholders, within ten (10) Business Days after the occurrence of any Triggering Event, as applicable, New CCNB shall issue or cause to be issued to the Company Stockholders (in accordance with their respective Earn-Out Pro Rata Share) New CCNB Class A Common Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or any other like change or transaction with respect to the New CCNB Class A Common Shares occurring after the Closing) (as so adjusted, the “Earn-Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:

(i)            a one-time issuance of the First Tranche Earn-Out Shares upon the occurrence of the First Price Triggering Event;

(ii)           a one-time issuance of the Second Tranche Earn-Out Shares upon the occurrence of the Second Price Triggering Event; and

(iii)          a one-time issuance of the Third Tranche Earn-Out Shares upon the occurrence of the Third Price Triggering Event.

(b)           For the avoidance of doubt, the Company Stockholders shall be entitled to receive Earn-Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Company Stockholders be entitled to receive, in the aggregate, more than the Stockholder Allocable Amount.

(c)           At all times while Earn-Out Shares are earnable, New CCNB shall keep available for issuance a sufficient number of unissued Class A Common Shares to permit New CCNB to satisfy its issuance obligations set forth in this Section 3.9 and shall take all actions required to increase the authorized number of Class A Common Shares if at any time there shall be insufficient authorized unissued shares to permit such reservation. The Parties understand and agree that (i) the contingent rights to receive any Earn-Out Shares shall not be represented by any form of certificate or other instrument, are not transferable except: (A) by operation of Law relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in New CCNB, (B) any Transfer (as defined in the Stockholders Agreement) permitted in accordance with the Stockholders Agreement or (C) any Transfer (as defined in the Stockholders Agreement) approved with the prior written consent of New CCNB, and (ii) the Company Stockholders shall not have any rights as a stockholder of New CCNB as a result of the Company Stockholders’ contingent right to receive any Earn-Out Shares hereunder.

(d)            If, during the Earn-Out Period, there is a Change of Control that will result in the holders of New CCNB Class A Common Shares receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such New CCNB Class A Common Shares and after giving effect to the issuance of any Earn-Out Shares pursuant to this Section 3.9 in connection with and as part of such Change of Control transaction) equal to or in excess of the share price required in connection with the First Price Triggering Event, Second Price Triggering Event or Third Price Triggering Event, as applicable (such Change of Control, an “Acceleration Event”), then immediately prior to the consummation of such Change of Control (i) the applicable Triggering Event that has not previously occurred shall be deemed to have occurred and (ii) New CCNB shall issue the applicable Earn-Out Shares to the Company Stockholders (in accordance with their respective Earn-Out Pro Rata Share), and the Company Stockholders shall be eligible to participate in such Change of Control in respect of such applicable Earn-Out Shares.

(e)            Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing any fractional share of New CCNB Class A Common Shares shall be issued in connection with the issuance of any Earn-Out Share (and instead the total number of Earn-Out Shares a Person shall be entitled to receive shall be rounded down to the nearest whole Earn-Out Share). In lieu of the issuance of any such fractional share, New CCNB shall pay to each Company Stockholder would be entitled to receive such fractional share an amount in cash (rounded up to the nearest cent) determined by multiplying (i) the VWAP of the New CCNB Class A Common Shares on the date the applicable Triggering Event occurs by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of New CCNB Class A Common Share, which such holder would otherwise be entitled to receive pursuant to this Section 3.9.

Section 3.10         Withholding and Wage Payments.

(a)            The CCNB Parties, the Company and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided that, other than with respect to withholding (i) with respect to any payments in the nature of compensation or (ii) attributable to the failure of any Person to provide the documents described in Section 8.1(d) and Section 8.1(e) or required under any Company Stockholder Letter of Transmittal, the CCNB Parties will (or will cause the Paying Agent to) prior to any deduction or withholding use commercially reasonable efforts to (A) notify the Company of any anticipated withholding with respect to amounts otherwise payable to the Company Equityholders pursuant to this Agreement, (B) consult with the Company in good faith to determine whether such deduction and withholding is required under applicable Law and (C) reasonably cooperate with the Company to minimize the amount of any such applicable withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding were made.

(b)            Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement is being paid to any employee or similar Person of any Group Company that constitutes “wages” or other relevant compensatory amount (including any payments in respect of Company Options), such amount shall be deposited in the payroll account of the applicable Group Company and the amounts due to such employee or similar Person (net of withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable Group Company.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

As an inducement to the CCNB Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Company Disclosure Schedules (but subject to the terms of Section 11.13), the Company represents and warrants to the CCNB Parties, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1            Organization; Authority; Enforceability.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each other Group Company is a corporation, limited liability company or other business entity, as the case may be, and each Group Company is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof, if applicable) would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Group Companies, taken as a whole, to consummate the Getty Mergers and the other transactions contemplated by this Agreement and the Ancillary Agreements.

(b)           Each Group Company has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c)           Each Group Company is duly qualified, licensed or registered to do business under the Laws of each jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Group Companies, taken as a whole, to consummate the Getty Mergers and the other transactions contemplated by this Agreement and the Ancillary Agreements.

(d)           True and complete copies of the Governing Documents of the Company and the Company Stockholders Agreements have been made available to CCNB, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Stockholders Agreements are in full force and effect, and the Company is not in violation of any of its Governing Documents and no other Group Company is in material violation of any of its Governing Documents. None of the Group Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.

(e)            The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Group Company has the requisite corporate, limited liability company or other business entity power and authority, as applicable, to execute and deliver the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Getty Mergers, to receiving the Company Written Consent. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Group Company will be a party will be) duly executed and delivered by such Group Company and constitutes a valid, legal and binding agreement of each Group Company, enforceable against such Group Company in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2             Non-contravention. Subject to the receipt of the Company Written Consent, the filing of the Getty Certificates of Merger and the filings pursuant to Section 7.7, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement by a Group Company will (a) conflict with or result in any breach of any material provision of the Governing Documents of any Group Company; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any Material Contract or Material Lease or material Company Employee Benefit Plan (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company; or (e) except for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations or defaults which would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Group Companies, taken as a whole, to consummate the Getty Mergers and the other transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.3            Capitalization.

(a)            Schedule 4.3(a)(i) sets forth a true and complete statement of the Equity Interests of the Company (including the number and class or series (as applicable) of Equity Interests) (the “Company Equity Interests”) and the record and beneficial ownership thereof. The Equity Interests set forth on Schedule 4.3(a) comprise all of the authorized capital stock, or other Equity Interests of the Company that are issued and outstanding, in each case, as of the Effective Date and immediately prior to giving effect to the transactions occurring on the Closing Date contemplated hereby and by the Ancillary Agreements. Schedule 4.3(a)(ii) sets forth a true and complete statement of the Equity Interests of the Partnership (including the number and class or series (as applicable) of Equity Interests) (the “Partnership Equity Interests”) and the record and beneficial ownership thereof. The Equity Interests set forth on Schedule 4.3(a) (ii) comprise all of the authorized capital stock or other Equity Interests of the Partnership that are issued and outstanding, in each case, as of the Effective Date and immediately prior to giving effect to the Partnership Liquidation. Schedule 4.3(a)(iii) sets forth a true and complete statement of the Equity Interests (including the number and class or series (as applicable) of Equity Interests) of the Company immediately following the Partnership Liquidation.

(b)           Except as set forth on Schedule 4.3(b) (other than this Agreement):

(i)            there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company or the Partnership is a party or which are binding upon the Company or the Partnership providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii)           neither the Company nor the Partnership is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person;

(iii)           neither the Company nor the Partnership is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv)           there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company Equity Interests or the Partnership Equity Interests; and

(v)           neither the Company nor the Partnership has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Company or the Partnership is a party in connection with the offer, sale, issuance or allotment of any of the Company Equity Interests or Partnership Equity Interests.

(c)            All of the Company Equity Interests and Partnership Equity Interests have been duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Company or the Partnership) or applicable Law.

(d)            Schedule 4.3(d) sets forth, as of the Effective Date, (i) a list of all outstanding Company Options, (ii) the name of each holder of Company Options, (iii) the exercise price of each Company Option, (iv) the total number of Company Common Shares subject to each Company Option, (v) the vesting schedule of each Company Option (including acceleration provisions), (vi) the grant date, and (vii) whether such Company Option is an Incentive Stock Option.

(e)           Each outstanding Company Option (i) has been offered, issued and delivered by the Company in compliance in all material respects with the terms and conditions of the Company Equity Plan and applicable Law, (ii) has an exercise price that is equal to or greater than the fair market value of the underlying Company Common Share on the date of grant of such Company Option, and (iii) has not had its exercise date or grant date “back-dated” or materially delayed.

(f)            Schedule 4.3(f)(i) sets forth a complete and accurate list of the Company Subsidiaries, listing for each Company Subsidiary its name, the jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned). All of the outstanding capital stock or other Equity Interests, as applicable, of each Company Subsidiary are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and, if applicable, fully paid and non-assessable, and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

(g)            Schedule 4.3(g) sets forth a list of all Transaction Payments.

(h)           Schedule 4.3(h) sets forth a list of all Indebtedness of the Company as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 4.4            Financial Statements; No Undisclosed Liabilities.

(a)          Attached as Schedule 4.4(a) are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i)            the audited consolidated balance sheet of Getty Images, Inc. and its Subsidiaries as of December 31, 2019 and 2020 and the related audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (the “Audited Financial Statements”); and

(ii)          the unaudited consolidated balance sheet of Getty Images, Inc. and its Subsidiaries as of September 30, 2021 (the “Unaudited Balance Sheet”) and September 30, 2020 and the related unaudited consolidated statements of comprehensive loss, cash flows for the nine (9) month periods then ended (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).

(b)            The Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments, none of which would be expected to be material individually or in the aggregate).

(c)            Each of the financial statements or similar reports of the Company required to be included in the S-4 or Proxy Statement or Closing Form 8-K or any other filings to be made with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Agreement (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the Company Closing Financial Statements when delivered following the date of this Agreement in accordance with Section 7.9(c)), (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to the absence of footnotes and year-end adjustments, (ii) will fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited financial statements, to the absence of footnotes and year-end adjustments, none of which would be expected to be material individually or in the aggregate), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s independent auditor and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(d)            The books of account and other financial records of each Group Company have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. Each Group Company has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of each Group Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Internal Controls”).

(e)            The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Group Companies; (ii) any fraud that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Group Companies; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Group Companies’ ability to record, process, summarize and report financial information.

(f)            Other than intercompany transactions between members of the Group Companies, (i) the Company (A) has not conducted and does not conduct any material business or engage in any material activities other than those directly related to holding 100% of the equity interests of Griffey Holdings, Inc., (B) has no assets other than 100% of the equity interests of Griffey Holdings, Inc. and (C) has no Liabilities, (ii) Griffey Holdings, Inc. (A) was formed solely for the purpose of holding 100% of the equity interests of Griffey Midco (DE) LLC, (B) has not conducted any material business or engaged in any material activities other than those directly related to holding 100% of the equity interests of Griffey Midco (DE) LLC, (C) has no assets other than 100% of the equity interests of Griffey Midco (DE) LLC and has never engaged in any other activities other than incident to its ownership of Griffey Midco (DE) LLC and (D) has no Liabilities, (iii) Griffey Holdings, Inc. (A) was formed solely for the purpose of holding 100% of the equity interests of Abe Investment Holdings, Inc., (B) has not conducted any material business or engaged in any material activities other than those directly related to holding 100% of the equity interests of Abe Investment Holdings, Inc., (C) has no assets other than 100% of the equity interests of Abe Investment Holdings, Inc. and has never engaged in any other activities other than incident to its ownership of Abe Investment Holdings, Inc. and (D) has no Liabilities, and (iv) Abe Investment Holdings, Inc. (A) was formed solely for the purpose of holding 100% of the equity interests of Getty Images, Inc., (B) has not conducted any material business or engaged in any material activities other than those directly related to holding 100% of the equity interests of Getty Images, Inc., (C) has no assets other than 100% of the equity interests of Getty Images, Inc. and has never engaged in any other activities other than incident to its ownership of Getty Images, Inc. and (D) has no Liabilities (other than pursuant to any Company Financing Agreements).

(g)           No Group Company has any Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, except (i) Liabilities specifically reflected and adequately reserved against in the Audited Financial Statements or specifically identified in the notes thereto; (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of Contract or warranty, tort, infringement, misappropriation, or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Company of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of the Group Companies, including with respect to legal, accounting or other advisors incurred by the Group Companies in connection with the transaction contemplated by this Agreement.

(h)            No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Exchange Act.

Section 4.5             No Company Material Adverse Effect. Since the Latest Balance Sheet Date, through the Effective Date, there has been no Company Material Adverse Effect.

Section 4.6            Absence of Certain Developments. Since the Latest Balance Sheet Date, (a) each Group Company has conducted its business in the Ordinary Course of Business in all material respects and (b) no Group Company has taken or omitted to be taken any action that would, if taken or omitted to be taken after the Effective Date, require CCNB’s consent in accordance with Section 6.1.

Section 4.7            Real Property. Schedule 4.7 sets forth a true, complete and accurate list of all Leases with current annual rental payments of over [seven-hundred and fifty thousand dollars $(750,000) (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for such Leased Real Property (such Leases, the “Material Leases”). With respect to each of the Material Leases: (a) no Group Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof to a third party; (b) such Material Lease is legal, valid, binding, enforceable against the applicable Group Company and in full force and effect; (c) the Group Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease has not been disturbed and, to the Knowledge of the Company there are no disputes with respect to such Material Lease; (d) no Group Company is currently in default under, nor has any event occurred or, to the Knowledge of the Group Company, does any circumstance exist that, with notice of lapse of time or both would constitute a default by the Group Company under any Material Lease; (e) to the Knowledge of the Group Company, no default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a default by any counterparty to any such Material Lease; (f) no Group Company has collaterally assigned or granted any other security interest in such Material Lease or any interest therein. The Group Company has made available to CCNB a true, correct and complete copy of all Material Leases and such Material Leases comprise all of the real property used or intended to be used in, or otherwise related to, the business of each Group Company. No Group Company owns any real property.

Section 4.8            Tax Matters.

(a)            All income and other material Tax Returns required to be filed by or with respect to each Group Company has been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to each of the Group Companies are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Group Company has timely paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each Group Company has timely and properly withheld and paid to the applicable Governmental Entity all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes. Each Group Company has complied in all material respects with all applicable Laws relating to the payment of stamp duties and digital service Taxes and the reporting and payment of sales, use, ad valorem and value added Taxes.

(b)            No written claim has been made by a Taxing Authority in a jurisdiction where a Group Company does not file a Tax Return that such Group Company is or may be subject to material Taxes by, or required to file material Tax Returns in, that jurisdiction.

(c)            There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of the Company, otherwise threatened) with respect to any material amounts of Taxes or any material Tax Returns of or with respect to any Group Company. No Group Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed against any Group Company.

(d)             No Group Company has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any material Tax or any material Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency with respect to a material amount of Taxes, which period (after giving effect to such extension or waiver) has not yet expired (in each case, other than automatic extensions of time to file income Tax Returns entered into the Ordinary Course of Business). No closing agreement, private letter ruling, request for a change of any method of accounting or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to material Taxes or any material Tax Returns of any Group Company. No power of attorney granted by any Group Company with respect to any Taxes is currently in force.

(e)            No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law) or a reportable cross-border arrangement in the meaning of the EU Council Directive 2018/822 (DAC 6).

(f)            The Company is (and has been for its entire existence) properly treated as a corporation for U.S. federal and all applicable state and local income Tax purposes. Each Company Subsidiary is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local income tax purposes as the type of entity set forth opposite its name on Schedule 4.8(f). No election has been made (or is pending) to change any of the foregoing.

(g)            No Group Company will be required to make any payment after the Latest Balance Sheet Date as a result of an election under Section 965(h) of the Code (or any similar provision of state, local, or non-U.S. Laws).

(h)            There is no Lien for a material amount of Taxes on any of the assets of any Group Company, other than Permitted Liens.

(i)            No Group Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is the Company). No Group Company has any liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, or by operation of Law (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(j)            Other than with respect to other U.S. states and localities, no Group Company (i) has or has had in the last five (5) years an office, permanent establishment, branch, agency or taxable presence outside the jurisdiction of its organization or (ii) is or has been in the last five (5) years a resident for Tax purposes in any jurisdiction outside the jurisdiction of its organization.

(k)            No Group Company has been, in the past two (2) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated hereby.

(l)            No Group Company has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including, without limitation, the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(m)          The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)            To the Knowledge of the Company, (i) all the Group Companies are in material compliance with all applicable transfer pricing Laws in all jurisdictions in which each of them does business, and (ii) the price for any property or services (or for the use of any property) provided by or to each of the Group Companies is materially consistent with arm’s length prices for purposes of all applicable transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code and all applicable Laws in each jurisdiction in which each of the Group Companies does business.

(o)            For the last five (5) years, all material prerequisites for the validity of a tax group between Getty Images Deutschland GmbH and iSwoop GmbH, as declared by such Group Companies, in a material Tax Return have been duly fulfilled, including the proper performance of the profit transfer and loss absorption agreement between Getty Images Deutschland GmbH and iSwoop GmbH.

(p)            To the Knowledge of the Company, there are no facts, circumstances (other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by any CCNB Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Agreements) or plans that, either alone or in combination, would reasonably be expected to prevent the Getty Mergers from qualifying for the Intended Tax Treatment.

Section 4.9           Material Contracts.

(a)            Schedule 4.9(a) sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party or by which it or its assets or properties are bound (each Contract required to be set forth on Schedule 4.9(a), together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Schedule 4.9(a) if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”). Except as set forth on Schedule 4.9(a), no Group Company is a party to, or bound by, and no asset of any Group Company is bound by, any:

(i)            collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);

(ii)            Contract with any Material Supplier;

(iii)            Contract (A) for the employment or engagement of any directors, officers employees or individual independent contractors providing for either (1) an annual base cash compensation in excess of four hundred thousand dollars ($400,000), or (2) severance benefits, (B) providing for any Transaction Payments of the type described in clause (a) of the definition thereof, (C) that could result in material Liability to the Group Companies, taken as a whole, if terminated, or (D) that requires prior notice of termination of thirty (30) days or less notice without the payment of severance, other than notice periods, severance or termination payments required by Law;

(iv)            Contract under which any Group Company has borrowed, assumed or incurred any Indebtedness for borrowed money (including any indenture, note or other instrument evidencing Indebtedness for borrowed money) (other than intercompany financing arrangements);

(v)            Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of any of the Group Companies;

(vi)            (A) license or royalty Contract with any of the Group Companies’ content partners (i.e. pursuant to which any of the Group Companies is provided rights to any content) to which any of the Group Companies are a party with annual or one-time payments in excess of one million dollars ($1,000,000), (B) other license or royalty Contracts (1) to which any of the Group Companies are a party with respect to any Intellectual Property with annual or one-time payments in excess of five hundred thousand dollars ($500,000) (including with replacement costs required to be expended in excess of five hundred thousand dollars ($500,000) annually or in a one-time payment if terminated or expired), or (2) that is a license for Intellectual Property used in and material to the Group Company (in each case of this clause (B), other than (I) Contracts with the Group Companies’ content partners, (II) Contracts relating to unmodified, commercially available off-the-shelf Software licensed on commercially-available terms for less than five hundred thousand dollars ($500,000) in annual fees or (III) Contracts granting non-exclusive licenses to customers, vendors, distributors, suppliers, or resellers of any Group Company entered into in the Ordinary Course of Business) or (C) other Contracts entered since the Lookback Period to which any of the Group Companies are a party that is related to the acquisition, divestiture, or development of any material Intellectual Property other than (I) Contracts with employees, consultants, content providers or independent contractors entered into in the Ordinary Course of Business consistent in all material respects with one of the Group Companies’ standard forms made available to CCNB or (II) related to the acquisition of Intellectual Property in the Ordinary Course of Business that is not individually material to the Company’s business taken as a whole and for a payment by a Group Company not in excess of five hundred thousand dollars ($500,000);

(vii)            Contract (A) entered into since the Lookback Date, for the settlement or avoidance of any dispute regarding the infringement, ownership, use, validity or enforceability of Intellectual Property (including consent-to-use and similar contracts) with material ongoing obligations of any Group Company, or (B) that restricts in any material respect the use or licensing of any Owned Intellectual Property;

(viii)            Contract providing for any Group Company to make (or agreeing to make), directly or indirectly, any loan, advance, or assignment of payment to any Person or to make any capital contribution to, or other investment in, any Person (excluding any intercompany financing arrangements), in each case in excess of one hundred thousand dollars ($100,000);

(ix)            Contract providing for aggregate future payments to or from any Group Company in excess of two million and five-hundred thousand dollars ($2,500,000) in any calendar year, other than those that can be terminated without material penalty by such Group Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(x)            joint venture, profit-sharing, co-promotion, commercialization, research and development, strategic alliance or similar Contract, other than with respect to join ventures, providing for payments in excess of five hundred thousand dollars ($500,000) in any calendar year;

(xi)            Contract that limits or restricts any Group Company (or after the Closing, New CCNB or any Group Company) from (A) engaging or competing in any line of business or business activity in any jurisdiction or (B) acquiring any material product or asset or receiving material services from any Person or selling any product or asset or performing services for any Person;

(xii)            Contract that binds any Group Company to any of the following restrictions or terms: (A) a “most favored nation” or similar provision with respect to any Person that materially restricts the business of the applicable Group Company; (B) exclusivity provision with respect to any Person that materially restricts the business of the applicable Group Company (other than Permitted Licenses); (C) a provision providing for the sharing of any revenue or cost-savings with any other Person (other than in the Ordinary Course of Business); (D) “minimum purchase” requirement in excess of one million dollars ($1,000,000) annually; (E) rights of first refusal or first negotiation or first offer (other than those related to real property Leases), option to purchase or option to exclusively license any material Owned Intellectual Property (other than in the Ordinary Course of Business with respect to Permitted Licenses); (F) a “take or pay” provision in excess of one million dollars ($1,000,000) annually; or (G) a provision materially restricting the ability of any Group Company to sell, manufacture, develop or commercialize products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit, in any material respect, New CCNB or any of its Affiliates after the Closing;

(xiii)            Contract pursuant to which any Group Company has granted any sponsorship rights, exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party (including in any geographic area or with respect to any product of the business) in each case, that generated or is expected to generate annual recurring revenue in fiscal year 2020 or fiscal year 2021 in excess of one million dollars ($1,000,000);

(xiv)            Contract involving the settlement, conciliation or similar agreement (A) of any Proceeding or threatened Proceeding since the Lookback Date in an amount in excess of seven hundred and fifty thousand dollars ($750,000), (B) with any Governmental Entity or Person or (C) pursuant to which any Group Company will have any material outstanding obligation after the Effective Date;

(xv)            any Contract under which any Group Company is lessee of or holds or operates, in each case, any material tangible property (other than real property), owned by any other Person necessary to operate the business of the Group Companies;

(xvi)            any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any Contract under which the aggregate annual rental payments do not exceed two hundred and fifty thousand dollars ($250,000);

(xvii)            any Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Group Company in an amount in excess of one million dollars ($1,000,000) annually or one million dollars ($1,000,000) over the term of the Contract;

(xviii)            Contract requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company;

(xix)            material interest rate, currency, or other hedging Contracts;

(xx)            Contracts providing for indemnification by any Group Company, except for any such Contract that is entered into in the Ordinary Course of Business;

(xxi)            Contract concerning: (A) confidentiality obligations other than (I) in the Ordinary Course of Business and (II) non-disclosure agreements entered into by the Group Companies with respect to potential transactions similar to the transactions contemplated by this Agreement and any capital raising transaction; and (B) non-solicitation obligations that are on-going (other than (I) non-solicitation agreements with customers or prospective customers of the Group Companies or with any of the Group Company’s current or former service providers or employees (including release agreements) entered into in the Ordinary Course of Business) or (II) settlement agreements entered into in the Ordinary Course of Business;

(xxii)            Contract that relates to any future or contemplated disposition or acquisition by any Group Company of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties, except for (1) any agreement related to the transactions contemplated hereby, or (2) any agreement for the purchase or sale of inventory in the Ordinary Course of Business; and

(xxiii)            Contracts between any of the Group Companies, on the one hand, and any of their respective Affiliates (except for any other Group Company), on the other hand.

(b)            Each Material Contract is in full force and effect and is legal, valid, binding and enforceable against the applicable Group Company party thereto and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Company has delivered to, or made available for inspection by, CCNB a complete and accurate copy of each Material Contract (including all exhibits thereto and all material amendments, waivers or other material changes thereto). With respect to all Material Contracts, none of the Group Companies or, to the Knowledge of the Company any other party to any such Material Contract, is in material breach thereof or default thereunder. During the last twelve (12) months, no Group Company has received any written, or to the Knowledge of the Company, oral claim or notice of material breach of or material default under any such Material Contract. To the Knowledge of the Company, no event has occurred, which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by any Group Company or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). During the last twelve (12) months, no Group Company has received written notice from any other party to any such Material Contract that such party intends to terminate or not renew any such Material Contract.

(c)            Schedule 4.9(c) sets forth a complete and accurate list of the names of the five (5) largest customers of the Group Companies (measured by aggregate billings) during the twelve (12) months ended September 30, 2021 (each, a “Material Customer”) and the amount of revenue generated by such Material Customer during such twelve (12) month period then ended. Since the Latest Balance Sheet Date, (i) no such Material Customer has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (ii) there have been no material disputes between any Group Company and any Material Customer.

(d)            Schedule 4.9(d) sets forth a complete and accurate list of the names of the Material Suppliers and the amount paid by the Group Companies during such twelve (12) month period then ended. Since the Latest Balance Sheet Date, (i) no such Material Supplier has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (ii) there have been no material disputes between any Group Company and any Material Supplier.

Section 4.10          Intellectual Property.

(a)            To the Knowledge of the Company, the former and current products, services and operation of the business of the Group Companies have not since the Lookback Date infringed, misappropriated or otherwise violated, and do not currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person, in each case, except for any such infringement, misappropriation or violation which is not reasonably expected to be material to the business of the Group Company. No Group Company has since the Lookback Date received any material written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or other violation (including any claim that such Group Company must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any material Owned Intellectual Property. To the Knowledge of the Company, no Person is interfering with, challenging, infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property, and no Group Company has since the Lookback Date brought any material written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or other violation.

(b)            Each Group Company owns, or has a valid right to, all Intellectual Property that is used in and material to the business of the Group Companies, taken as a whole, and necessary for the business of such Group Company as currently conducted, free and clear of any Liens other than Permitted Liens; provided, that, the foregoing is not, and shall not be deemed, a representation or warranty with respect to Intellectual Property infringement, misappropriation or violation, which representations and warranties are solely as set forth in Section 4.10(a). Schedule 4.10(b) identifies each item of patented, issued or registered Intellectual Property and applications for the issuance or registration of Intellectual Property, in each case which is owned by or filed in the name of a Group Company. All the Intellectual Property required to be disclosed in Schedule 4.10(b) is subsisting, and, to the Knowledge of the Company, valid and enforceable. A Group Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens other than Permitted Liens, and the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such Group Company as used in the business of the Group Companies. All the Owned Intellectual Property required to be disclosed in Schedule 4.10(b) that is an issued patent, patent application, registration, or application for registration has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except where the applicable Group Company has made a reasonable business judgment to permit such registrations or applications that are not material to the Group Companies’ business to expire, be canceled or become abandoned.

(c)            Each Group Company has taken commercially reasonable measures to protect the confidentiality and value of all material Trade Secrets included in the Owned Intellectual Property and any other material confidential information owned or purported to be owned by such Group Company (and any confidential information owned by any Person to whom any of the Group Companies has a valid, enforceable confidentiality obligation with respect to such confidential information). Except as required or requested by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such material Trade Secret or material confidential information has been, to the Knowledge of the Company, disclosed (or authorized to be disclosed) by any Group Company (and no Group Company has a duty or obligation to disclose or authorize to disclose) to any Person other than to Persons subject to a duty of confidentiality under applicable Law or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or confidential information by such Person.

(d)            No current or former founder, employee, contractor, director, officer, or consultant of any Group Company has any right, title or interest, directly or indirectly, in whole or in part, in any material Owned Intellectual Property. Each Person who has developed any material Owned Intellectual Property for any Group Company has (i) assigned all right, title and interest in and to such Intellectual Property to a Group Company by a valid written assignment or ownership of such Intellectual Property vests in a Group Company by operation of law, and (ii) entered into a valid written Contract providing for the non-disclosure by such Person of all Trade Secrets included in the Owned Intellectual Property. To the Knowledge of the Company, no Person is in violation of any such non-disclosure or Intellectual Property assignment agreement.

(e)            The IT Assets are sufficient in all material respects for the purposes for which such IT Assets are used in the current business operations of the Group Companies. The Group Companies have in place disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the availability, security and integrity of the IT Assets and all material confidential data and information (including Business Data) stored thereon, including from unauthorized access and infection by Unauthorized Code. To the Knowledge of the Company, the IT Assets are free in all material respects from (i) any Unauthorized Code introduced by any of the Group Companies and (ii) any other Unauthorized Code. The Group Companies have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets.

(f)            Each item of Intellectual Property owned or purported to be owned, or material Intellectual Property licensed from a third party, by the Group Companies immediately prior to the Closing will be owned or available for use by the Group Companies immediately subsequent to the Closing on identical terms and conditions as owned or licensed for use by the Group Companies immediately prior to the Closing, except as would not have a Company Material Adverse Effect.

(g)            (i) To the Knowledge of the Company, the Group Companies have not experienced any material Security Breaches or material Security Incidents since the Lookback Date and (ii) there have been no written notices or complaints delivered to any Group Company or, to the Knowledge of the Company, oral notices or complaints from any Person regarding such a material Security Breach or material Security Incident. Since the Lookback Date, none of the Group Companies has received any written complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority) or entity regarding any of the Group Companies’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements, in each case, which are material to the business of the Group Companies, taken as a whole,. Since the Lookback Date, none of the Group Companies have provided or, to the Knowledge of the Company, have been obligated to provide notice under any Privacy and Security Requirements regarding any Security Breach, Security Incident, or other suspected unauthorized access to or use of any IT Asset, Personal Information, Owned Intellectual Property or Software included in the Owned Intellectual Property.

(h)            The Group Companies are and have been in compliance in all material respects with all applicable Privacy and Security Requirements since the Lookback Date. The Group Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all Personal Information and Business Data that is subject to Processing by or on behalf of the Group Companies in connection with the use or operation of its products, services and business, in the manner such Personal Information and Business Data is accessed or used by the Group Companies. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated herein will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Group Companies’ right to own or process any Personal Information used in or necessary for the conduct of the business of the Group Companies.

(i)            The Group Companies have implemented Privacy Policies as required by applicable Privacy and Security Requirements, and the Group Companies are in compliance in all material respects with all such Privacy Policies.

(j)            The Group Companies have implemented reasonable physical, technical and administrative safeguards designed to protect Personal Information in their possession or control from unauthorized access by any Person, including each of the Group Companies’ employees and contractors, and designed to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

(k)            No source code that constitutes a Trade Secret included within the Owned Intellectual Property has been (or has been authorized to be) disclosed, licensed, released, escrowed, or made available to any third party, other than a contractor, consultant or developer pursuant to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed, licensed, released, escrowed, or made available to any third party, or that an escrow agent disclose or deliver any such source code to any third party. None of the Software included in the Owned Intellectual Property links to or integrates with any code licensed under an “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) in a manner that has or would require any public distribution of any Software, restrict in any material respect any Group Company’s rights to use or license or otherwise exploit any Software included in the Owned Intellectual Property, or a requirement that any other licensee of such Software be permitted to modify, make derivative works of or reverse-engineer any such Software.

(l)            The key terms with respect to licensing of Intellectual Property (e.g., non-exclusive, royalty-free and perpetual term, restrictions on sublicensing, absence of a source code license) contained in the customer Contracts provided to CCNB in the Data Room are representative of the key terms with respect to licensing of Intellectual Property contained in such Contracts entered into by the Group Companies in the Ordinary Course of Business.

Section 4.11          Information Supplied. The information supplied or to be supplied by the Group Companies for inclusion or incorporation by reference in the Form S-4, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including, without limitation, the Signing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision or supplement); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the proxy statement/prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to CCNB Shareholders; (d) the time of CCNB Shareholder Meeting, except that no warranty or representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by CCNB or its Affiliates for inclusion therein; or (e) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in such filings and/or mailings).

Section 4.12           Litigation. Since the Lookback Date, there have been, and there are no, Proceedings or Orders pending, or to the Knowledge of the Company, threatened against, by or affecting any Group Company or any of their respective assets or properties at Law or in equity or any director, officer or, to the Knowledge of the Company, employee of any Group Company in his or her capacity as such that would, individually or in the aggregate, be material to the Group Companies, taken as a whole, or any of the foregoing in such capacity in a criminal Proceeding. There are (and since the Lookback Date there have been) no material Proceedings by any Group Company pending against any other Person.

Section 4.13         Brokerage. No Group Company, the Partnership or any Interested Party has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Group Company or any of its Affiliates, or CCNB or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.14          Labor Matters.

(a)            The Company has delivered to the CCNB Parties a complete (anonymized) list of all employees, workers and individual consultants of each of the Group Companies as of October 20, 2021 and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act, title, leave status and job location, length of service/date of hire, and accrued but unused paid time off/vacation balance, and with respect to each employee, compensation (current annual base salary or wage rate (as applicable) and current target bonus opportunity, if any). All employees of the Group Companies are legally permitted to be employed in all material respects by the Group Companies in the jurisdiction in which such employees are employed in their current job capacities.

(b)            No Group Company is a party to or bound by any CBA (including generally applicable collective bargaining agreements) and no employees of any Group Company are represented by any labor union, works council, trade union, employee organization or other labor organization with respect to their employment with the Group Companies. Since the Lookback Date, no labor union or other labor organization, or group of employees of any Group Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no ongoing or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of any Group Company and no such activities have occurred since the Lookback Date. Since the Lookback Date, there has been no actual or, to the Knowledge of the Company, threatened, material grievances, strikes, walkouts, work stoppages, lockouts, slowdowns, picketing, handbilling, arbitrations, unfair labor practice charges, or other material labor disputes against any Group Company. The Group Companies have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or consummation of the transactions contemplated hereby. No Group Company is bound by a social compensation plan that has not yet been implemented in all material respects and no material reconciliation of interests regarding operational changes has been performed by the respective employer and employees’ representatives. The Group Companies have no material liabilities arising from social compensation plans and all reconciliations of interests agreed have been fully carried out and the operational changes regulated therein have been fully implemented.

(c)            The Group Companies are and, since the Lookback Date, have been in compliance in all material respects with all applicable Laws relating to labor and employment practices, including all Laws relating to wages and hours, classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and similar state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights or benefits, maternity benefits, accessibility, pay equity, workers’ compensation, affirmative action, COVID-19, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave, unemployment insurance and the payment of social security. There are, and since the Lookback Date have been, no material Proceedings pending or, to the Knowledge of the Company, threatened against any Group Company with respect to or by any current or former employee or individual independent contractor of any Group Company. Since that date six (6) months prior to the date hereof, none of the Group Companies has implemented any plant closing or layoff of employees triggering notice requirements under the WARN Act, nor is there presently any outstanding liability under the WARN Act, and no such plant closings or employee layoffs are currently planned or announced.

(d)            Since the Lookback Date, (i) no Group Company has been a party to any Proceeding or other dispute involving, or has had any material Liability with respect to, any single employer, joint employer or co-employer claims or causes of action by any individual who was employed or engaged by a third party and providing services to any Group Company, and (ii) to the Knowledge of the Company, each third party providing workers to any Group Company on a temporary, seasonal or leased basis is in compliance in all material respects with all applicable labor and employment Laws.

(e)            Except as would not reasonably be expected to result in material Liabilities to the Group Companies, and to the Knowledge of the Company, since the Lookback Date: (i) each of the Group Companies has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; (ii) no Group Company has been liable for any arrears of wages, compensation, Taxes or other sums; and (iii) each of the Group Companies has fully and timely paid to all employees and individual independent contractors all wages, salaries, commissions and bonuses due and payable to such employees or individual independent contractors.

(f)            To the Knowledge of the Company, no employee or individual independent contractor of any Group Company is in material breach of the terms of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement or restrictive covenant (i) owed to any Group Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any Group Company. No employee with [a title of Senior Vice President or higher] has provided written notice of any present intention to terminate his or her relationship with any Group Company within the first twelve (12) months following the Closing.

(g)            Since the Lookback Date, each Group Company has promptly, thoroughly, and impartially investigated, to the extent reasonable, all sexual harassment or other discrimination or retaliation allegations of or against any employee or other service provider of that Group Company, and of which the Group Company was made aware. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further discrimination or harassment. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations.

(h)            No employee layoffs, reduction-in-force, furlough, temporary layoff, reduction in hours, or reduction in salary or wages that would trigger notice requirements under the WARN Act, or that would cause any employee currently classified as “exempt” under applicable Laws to lose such “exempt” status, or that would cause any employee’s compensation to fall below the applicable minimum wage, has occurred since March 1, 2020 or is currently planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. No current or former employee of any Group Company has filed or, to the Knowledge of the Company, has threatened, any Proceedings against any Group Company related to COVID-19.

Section 4.15          Employee Benefit Plans.

(a)            Schedule 4.15(a)sets forth a list of each material Company Employee Benefit Plan. With respect to each material Company Employee Benefit Plan, the Company has made available to CCNB true and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed, (v) all related insurance Contracts, trust agreements or other funding arrangements, and (vi) and all non-routine correspondence with any Governmental Entity within the last three years.

(b)            (i) No Company Employee Benefit Plan provides, and no Group Company has any current or potential obligation to provide, retiree, post-ownership, post-service, or post-employment health or life insurance or any other welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage, (ii) no Company Employee Benefit Plan is, and no Group Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability (including on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, and (iii) no Group Company contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (z) a “defined benefit plan” (as defined in Section 3(35) of ERISA). No Group Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person.

(c)            Each Company Employee Benefit Plan that is or was intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS and nothing has occurred that could reasonably be expected to cause the loss of the tax-qualified status or to materially adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Except as would not reasonably be expected to result in a material Liability to any of the Group Companies, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. The Group Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended (the “ACA”), and none of the Group Companies has incurred (whether or not assessed), nor is reasonably expected to incur or be subject to, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to each Company Employee Benefit Plan all contributions, distributions, reimbursements and premium payments that are due have been timely made in all material respects in accordance with the terms of the Company Employee Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued in all material respects.

(d)            Schedule 4.15(d) contains a complete and accurate list of, and separately designates, all Pension Agreements on the basis of which any Group Company is obliged to provide occupational pension benefits either directly or through an external pension provider to current or former employees, to current or former managing directors or to their surviving dependents who are located outside of the United States. Insofar as the Pension Agreements concern direct pension commitments, the amount of the defined benefit obligation and the number of beneficiaries (active employees, former employees with vested entitlements and company pensioners) is definitively set out in the actuarial reports submitted to CCNB, which have been prepared in accordance with GAAP.

(e)            Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event could, directly or indirectly, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Group Companies to any current or former officer, employee, director or individual independent contractor of the Group Companies, or (v) limit or restrict the Group Companies’ or CCNB’s ability to merge, amend or terminate any Company Employee Benefit Plan.

(f)            Without limiting the generality of the foregoing, with respect to each Company Employee Benefit Plan that is subject to the Laws of another jurisdiction other than the United States (whether or not United States law also applies), or primarily for the benefit of employees, directors, individual service providers or individual independent contractors of the Group Company who reside or work primarily outside of the United States (each, a “Foreign Plan”): (i) each Foreign Plan required to be registered or intended to meet certain regulatory requirements for favorable tax treatment has been timely and properly registered and has been maintained in all material respects in good standing with the applicable regulatory authorities and requirements; (ii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, or gratuity fund, scheme, plan or arrangement; (iii) all Foreign Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Foreign Plan that is not required to be funded, and there are no material unfunded or underfunded liabilities with respect to any Foreign Plan; and (iv) all material employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices.

(g)            Each Company Employee Benefit Plan or other arrangement that is, in any part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated, administered and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects. No Person has any right against the Group Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or related interest or penalties incurred by such Person, including under Sections 409A or 4999 of the Code or otherwise.

(h)            Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, result in the payment or provision of any amount or benefit that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) or in the imposition of an excise Tax under Section 4999 of the Code.

Section 4.16           Insurance. Schedule 4.16 contains a complete and accurate list of all material insurance policies carried by or for the benefit of the Group Companies (the “Insurance Policies”) and the scope of coverage of each such Insurance Policy. Each Insurance Policy is legal, valid, binding and enforceable on the applicable Group Company, is in full force and effect, and no written notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. All premiums due under such policies have been paid in accordance with the terms of such Insurance Policy. No Group Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. During the twelve (12) months prior to the Effective Date, there have been no material claims by or with respect to the Group Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

Section 4.17          Compliance with Laws; Permits.

(a)            (i) Each Group Company is and, since the Lookback Date has been, in compliance in all material respects with all Laws and Orders applicable to the conduct of the Group Companies and (ii) since the Lookback Date, no Group Company has received any written or oral notice from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws or Orders that remains uncured and outstanding.

(b)            Each Group Company holds all permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions, certificates and authorizations of any Governmental Entity required for the ownership and use of its assets and properties or the conduct of its business (including for the occupation and use of the Leased Real Property) (collectively, “Permits”) and is in compliance with all terms and conditions of such Permits, except where the failure to have such Permits would not be reasonably expected to be, individually or in the aggregate, material to the business of the Group Companies. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated hereby. No Group Company is in material default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Group Company to use such Permit or conduct its business.

Section 4.18           Environmental Matters. (a) Each Group Company is, and since the Lookback Date has been, in compliance in all material respects with all Environmental Laws; (b) each Group Company has since the Lookback Date timely obtained and maintained, and is, and since the Lookback Date has been, in compliance in all material respects with, all Permits required by Environmental Laws (collectively, the “Environmental Permits”); (c) no Group Company has received any written notice regarding any actual or alleged material violation of, or material Liabilities under, any Environmental Laws, the subject of which remains unresolved; (d) no Group Company has used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any Person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, that has resulted or could result in material Liability to any of the Group Companies under Environmental Laws; and (e)  no Group Company has assumed, undertaken or become subject to any material Liability of any other Person, or provided an indemnity with respect to any material Liability, in each case under Environmental Laws. The Group Companies have provided to CCNB true and correct copies of all environmental, health and safety assessments, reports and audits and other material environmental, health and safety documents relating to any of the Group Companies or their current or former properties, facilities or operations, that are in the Group Companies’ possession or reasonable control.

Section 4.19           Affiliate Transactions. Except for (a) employment relationships and compensation and benefits in the Ordinary Course Of Business with employees of the Group Companies, or (b) as disclosed on Schedule 4.19, (i) there are no Contracts (except for the Governing Documents) between any of the Group Companies, on the one hand, and any Interested Party on the other hand and (ii) no Interested Party (A) owes any amount to any Group Company, (B) owns any material property or right, tangible or intangible, that is used by any Group Company, or (C) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a supplier, customer or landlord, of any Group Company (other than in connection with ownership of less than five percent (5%) of the stock of a publicly traded company) (such transactions or arrangements described in clauses (i) and (ii), “Affiliated Transactions”).

Section 4.20          Trade & Anti-Corruption Compliance.

(a)            Neither the Company nor any of its Subsidiaries, directors, officers, managers nor, to the Knowledge of the Company, employees, any of its agents or third party representatives acting on behalf of the Company of any of its Subsidiaries, is or has been in the last five (5) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned country; (iii) operating in, conducting business with, or otherwise engaging in dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the business of the Company; (iv) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (v) otherwise in violation of any applicable Sanctions or applicable Ex-Im Laws or U.S. anti-boycott requirements (together “Trade Controls”), in connection with the business of the Company.

(b)            In the last five (5) years, in connection with or relating to the business of the Company, neither the Company nor any of its Subsidiaries, directors, officers or managers of the Company nor, to the Knowledge of the Company, any of its employees, agents or third party representatives acting on behalf of the Company or any of its Subsidiaries: (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case in violation of applicable Anti-Corruption Laws.

(c)            As of the Effective Date, to the Knowledge of the Company, there are no, and in the last five (5) years there have been no, Proceedings or Orders alleging any such contributions, payments, bribes, kickbacks, expenditures, gifts or fraudulent conduct by or on behalf of any Group Company or any other such violation of any Trade Controls or Anti-Corruption Laws by or on behalf of any Group Company.

Section 4.21          No Other Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY CCNB PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article IV OR THE ANCILLARY AGREEMENTS, NEITHER The Company NOR ANY OTHER PERSON MAKES, and the COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY agreements OR ANY OF the TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY CCNB PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY CCNB PARTY IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. Except for the representations and warranties expressly set forth IN THIS Article IV OR the ancillary AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF the COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE GROUP COMPANIES OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY CCNB PARTY IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS or THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 4.21 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

Article V
REPRESENTATIONS AND WARRANTIES OF THE CCNB PARTIES

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of CCNB Disclosure Schedules (but subject to the terms of Section 11.13) or as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by CCNB and publicly available prior to the Effective Date, CCNB and, solely for the purposes of Section 5.1(e) and Section 5.2, each CCNB Party, hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing Date, as follows:

Section 5.1           Organization; Authority; Enforceability.

(a)            Until the occurrence of the Domestication Merger, CCNB is an exempted company with limited liability duly incorporated under the Laws of the Cayman Islands with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Until the Statutory Conversion, New CCNB is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Following the Statutory Conversion, New CCNB shall be a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Domestication Merger Sub, G Merger Sub 1 and G Merger Sub 2 is a limited liability company and each of the Domestication Merger Sub, G Merger Sub 1 and G Merger Sub 2 is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)            The CCNB Parties have all the requisite corporate or limited liability company power and authority to own, lease and operate their assets and properties and to carry on their businesses as presently conducted in all material respects.

(c)            Each CCNB Party is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the CCNB Parties, taken as a whole.

(d)            A correct and complete copy of CCNB Memorandum and Articles, as in effect on the Effective Date, are filed as Exhibit 3.1 to the Form 8-K filed with the SEC on August 4, 2020. CCNB is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(e)            Each CCNB Party has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and, subject to the receipt of the requisite approval of CCNB Shareholder Voting Matters by CCNB Shareholders, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each CCNB Party will be a party will be) duly executed and delivered by such CCNB Party and constitutes a valid, legal and binding agreement of each CCNB Party, enforceable against such CCNB Party in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(f)            In accordance with the articles of association of CCNB and applicable Law as of the date hereof, the affirmative vote of: (i) holders of a majority of the outstanding shares of CCNB Capital Stock, who, being present (in person or by proxy) and entitled to vote at the CCNB Shareholder Meeting, vote at the CCNB Shareholder Meeting, is required to approve the Business Combination Proposal; (ii) holders of at least two-thirds of the outstanding shares of CCNB Capital Stock, who, being present (in person or by proxy) and entitled to vote at the CCNB Shareholder Meeting, vote at the CCNB Shareholder Meeting, is required to approve the Domestication Proposal; and (iii) holders of a majority of the outstanding shares of CCNB Capital Stock, who, being present (in person or by proxy) and entitled to vote at the CCNB Shareholder Meeting, vote at the CCNB Shareholder Meeting, is required to approve the Adjournment Proposal.

(g)            On or prior to the date hereof, the boards of managers or directors, managing member or other governing body, as applicable, of each of CCNB, New CCNB, Domestication Merger Sub, G Merger Sub 1 and G Merger Sub 2 has (a) approved and declared advisable the entry into this Agreement, the Ancillary Agreements to which such person is or will be a party and the other transactions contemplated hereby and thereby (including the Statutory Conversion, the New CCNB Certificate of Incorporation and the Mergers, as applicable), and (b) recommended, among other things, adoption and approval of this Agreement, the Ancillary Agreements to which such person is or will be a party and the other transactions contemplated hereby and thereby (including the Statutory Conversion, the New CCNB Certificate of Incorporation and the Mergers, as applicable) by the respective equityholders of such person entitled to vote thereon, upon the terms and subject to the conditions hereof and in accordance with the DGCL, the DLLCA and the Companies Act, as applicable.

Section 5.2           Non-contravention. Subject to the receipt of the requisite approval of CCNB Shareholder Voting Matters by CCNB Shareholders and the consents of the sole member of each of New CCNB, Domestication Merger Sub, G Merger Sub 1 and G Merger Sub 2 pursuant to Section 7.18, the filing of the Domestication Certificate of Merger and the Getty Certificates of Merger, and the filings pursuant to Section 7.7, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the Governing Documents of any CCNB Party; (b) require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license agreement, lease or other Contract to which any CCNB Party is a party or by which any CCNB Party or any of their respective assets may be bound; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of CCNB; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any CCNB Party, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, violations or defaults which would not reasonably be expected to be material to the CCNB Parties, taken as a whole, or materially affect any CCNB Parties’ ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions hereby or thereby. The Required Vote and consent of the Sponsor are the only approvals of the holders of any class or series of CCNB Capital Stock necessary to approve the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.3           Capitalization.

(a)            As of the Effective Date, the authorized share capital of CCNB consists of (i) five hundred million (500,000,000) CCNB Class A Ordinary Shares, (ii) fifty million (50,000,000) CCNB Class B Ordinary Shares, and (iii) one million (1,000,000) preference shares, par value one ten-thousandth of one dollar ($0.0001) per share (“CCNB Preference Shares”). As of the Effective Date (and for the avoidance of doubt, without giving effect to the Domestication Merger, the PIPE Investment, the Forward Purchase Agreement, the Backstop Agreement or any Permitted Equity Financing (if applicable)), (A) eighty-two million eight hundred thousand (82,800,000) CCNB Class A Ordinary Shares are issued and outstanding, (B) twenty-five million seven hundred thousand (25,700,000) CCNB Class B Ordinary Shares are issued and outstanding, (C) no CCNB Preference Shares are issued and outstanding, and (D) thirty-nine million, two hundred sixty thousand (39,260,000) warrants are issued and outstanding (the “CCNB Warrants”) entitling the holder thereof to purchase one (1) CCNB Class A Ordinary Share at an exercise price of eleven dollars and fifty cents ($11.50) per CCNB Warrant. As of the Effective Date, all outstanding CCNB Class A Ordinary Shares, CCNB Class B Ordinary Shares and CCNB Warrants are (1) issued in compliance in all material respects with applicable Law and (2) not issued in breach or violation of preemptive rights or Contract. As of the Effective Date, except, in each case (A) as set forth on Schedule 5.3(a)(i), (B) as set forth in CCNB Governing Documents, the Subscription Agreements, the Sponsor Side Letter, this Agreement, or CCNB SEC Documents and (C) for CCNB Class A Ordinary Shares, CCNB Class B Ordinary Shares and CCNB Warrants, the Forward Purchase Securities, the Backstop Agreement and CCNB Share Redemption, there are no outstanding (I) outstanding Equity Interests of CCNB, (II) options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to CCNB or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of CCNB to acquire from any Person, and no obligation of CCNB to issue or sell, or cause to be issued or sold, any Equity Interest of CCNB, or (III) obligations of CCNB to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). Except as set forth on Schedule 5.3(a)(ii) and the Equity Interests CCNB holds in New CCNB, G Merger Sub 1 and G Merger Sub 2, CCNB does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

(b)            Each of New CCNB, G Merger Sub 1 and G Merger Sub 2 is wholly-owned by CCNB, and, expect for the Equity Interests which New CCNB hold in Domestication Merger Sub, none of New CCNB, G Merger Sub 1 and G Merger Sub 2 holds equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.

(c)            New CCNB Class A Common Shares and New CCNB Class B Common Shares to be issued to the Company Stockholders pursuant to this Agreement, will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued to the Company Stockholders with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the New CCNB Certificate of Incorporation and the Stockholders Agreement.

(d)           As of the Effective Date, other than as set forth on Schedule 5.3(d), CCNB has no obligations with respect to or under any Indebtedness of CCNB.

Section 5.4            Information Supplied... The information supplied or to be supplied by CCNB for inclusion in the Form S-4, the Additional CCNB SEC Filings, any other CCNB SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including, without limitation, the Signing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision or supplement); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the proxy statement (or any amendment thereof or supplement thereto) is first mailed to CCNB Shareholders; or (d) the time of CCNB Shareholder Meeting.  The proxy statement will, at the time it is mailed to CCNB Shareholders, comply in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the proxy statement.

Section 5.5            Litigation. There is no material Proceeding pending or, to the Knowledge of CCNB, threatened against or affecting CCNB or any other CCNB Party or any of its or their respective properties or rights.

Section 5.6            Brokerage. Neither CCNB nor any other CCNB Party has incurred any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of CCNB to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 5.7           Trust Account. As of the Effective Date, CCNB has at least eight hundred twenty-eight million dollars ($828,000,000) (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of CCNB, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by CCNB or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by CCNB. CCNB is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in CCNB SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) CCNB Shareholders who shall have exercised their rights to participate in CCNB Share Redemption, (ii) the underwriters of CCNB’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) CCNB, with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to one hundred thousand ($100,000) of interest on such proceeds to pay dissolution expenses), to any portion of the proceeds in the Trust Account. Since August 4, 2020, CCNB has not released any money from the Trust Account, except in accordance with the Trust Agreement and CCNB’s Governing Documents. There are no Proceedings (or to the Knowledge of CCNB, investigations) pending or, to the Knowledge of CCNB, threatened with respect to the Trust Account.

Section 5.8           CCNB SEC Filings; Controls.

(a)            CCNB has timely filed or furnished all material forms, reports, schedules, statements, registration statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of CCNB’s securities, together with any material amendments, restatements or supplements thereto, all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “CCNB SEC Filings”). As of their respective dates, each of the CCNB SEC Filings, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CCNB SEC Filings. None of the CCNB SEC Filings contained, when filed or, if amended prior to the Effective Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            Each of the financial statements of CCNB included in CCNB SEC Filings, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Securities Exchange Act) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of CCNB, as of their respective dates and the results of operations and the cash flows of CCNB, for the periods presented therein.

(c)            Since the consummation of the initial public offering of CCNB’s securities, CCNB has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any CCNB SEC Document. Each such certification is correct and complete. CCNB maintains internal controls over financial reporting and disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures provide reasonable assurances (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, (B) the transactions are executed only in accordance with the authorization of management, (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of CCNB’s properties or assets, and (D) that all material information concerning CCNB is made known on a timely basis to the individuals responsible for the preparation of CCNB’s SEC filings and other public disclosure documents. As used in this Section 5.8(c), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(d)            Except as disclosed in the CCNB SEC Filings, no current officer or director of CCNB or, to the knowledge of CCNB, any current stockholder or employee, or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such Person, has had, either directly or indirectly, a material interest in any Contract to which CCNB is a party or by which it may be bound.

Section 5.9            Tax Matters.

(a)            All income and other material Tax Returns required to be filed by or with respect to each CCNB Party has been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to each of the CCNB Parties are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each CCNB Party has timely paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each CCNB Party has timely and properly withheld and paid to the applicable Governmental Entity all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes.

(b)            No written claim has been made by a Taxing Authority in a jurisdiction where a CCNB Party does not file a Tax Return that such CCNB Party is or may be subject to material Taxes by, or required to file material Tax Returns in, that jurisdiction.

(c)           There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of the CCNB Parties, otherwise threatened) with respect to any material amounts of Taxes or any material Tax Returns of or with respect to any CCNB Party. All material deficiencies for Taxes asserted or assessed in writing against any CCNB Party have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed against any CCNB Party.

(d)           No CCNB Party has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any material Tax or any material Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency with respect to a material amount of Taxes, which period (after giving effect to such extension or waiver) has not yet expired (in each case, other than automatic extensions of time to file income Tax Returns entered into the Ordinary Course of Business).

(e)           There are no Liens for material amounts of Taxes on any of the assets of any CCNB Party, other than Permitted Liens.

(f)            No CCNB Party has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is a CCNB Party). No CCNB Party has any liability for Taxes of any other Person (other than any CCNB Party) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, or by operation of Law (other than pursuant to an Ordinary Course Tax Sharing Agreement). No CCNB Party is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(g)           CCNB is (and has been for its entire existence) properly treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.

(h)           Prior to the Statutory Conversion Effective Time, New CCNB was treated as a disregarded entity for U.S. federal and all applicable state and local income Tax purposes, and since the Statutory Conversion Effective Time, New CCNB has been properly treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.

(i)            Domestication Merger Sub has at all times during its existence been treated as a disregarded entity for U.S. federal and all applicable state and local income Tax purposes, and no election has been made or will be made to treat Domestication Merger Sub as a corporation for income Tax purposes.

(j)            G Merger Sub 1 has filed an election on IRS Form 8832, with an effective date that is the date of its formation, electing to be classified as a corporation for U.S. federal and all applicable state and local income Tax purposes. G Merger Sub 2 has at all times during its existence been treated as a disregarded entity for U.S. federal and all applicable state and local income Tax purposes, and no election has been made or will be made to treat G Merger Sub 2 as a corporation for income Tax purposes.

(k)           To the Knowledge of the CCNB Parties, there are no facts, circumstances (other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by the Company or any of its Affiliates not contemplated by this Agreement and/or any of the Ancillary Agreements) or plans that, either alone or in combination, would reasonably be expected to prevent the Getty Mergers from qualifying for the Intended Tax Treatment.

Section 5.10         Listing. Prior to the Domestication Merger, the issued and outstanding CCNB Class A Ordinary Shares and CCNB Warrants (the foregoing, collectively, the “CCNB Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of CCNB, threatened against CCNB by the Stock Exchange or the SEC with respect to any intention by such entity to deregister CCNB Public Securities or prohibit or terminate the listing of CCNB Public Securities on the Stock Exchange. CCNB has taken no action that would reasonably be likely to result in the termination of the registration of CCNB Public Securities under the Securities Exchange Act. CCNB has not received any written or, to the Knowledge of CCNB, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of CCNB Public Securities.

Section 5.11         Investment Company; Emerging Growth Company. CCNB is not an “investment company” within the meaning of the Investment Company Act of 1940. CCNB constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.12         Business Activities.

(a)           Since its incorporation CCNB has not conducted any material business activities other than activities directed toward the accomplishment of its initial public offering of its securities or a Business Combination. Except as set forth in CCNB Governing Documents, there is no Contract, commitment, or Order binding upon CCNB or to which CCNB is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of CCNB or any acquisition of property by CCNB or the conduct of business by CCNB after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to CCNB.

(b)           Except for this Agreement and the transactions contemplated hereby, CCNB has no interests, rights, obligations or Liabilities with respect to, and CCNB is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. CCNB has not, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c)           CCNB has no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities expressly set forth in or reserved against in the balance sheet of CCNB as of September 30, 2021 (the “CCNB Balance Sheet”); (ii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by CCNB of its obligations hereunder or thereunder; (iii) Liabilities which have arisen after the date of CCNB Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of warranty or Contract, infringement or violation of Law); and (iv) Liabilities for fees, costs and expenses for advisors, vendors and Affiliates of CCNB or the Sponsor, including with respect to legal, accounting or other advisors incurred by CCNB in connection with the transactions contemplated hereby.

Section 5.13          Compliance with Laws. CCNB is, and has been since its incorporation, in compliance in all material respects with all Laws applicable to the conduct of CCNB and CCNB has not received any written notices from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws.

Section 5.14          Organization of New CCNB and Merger Subs. Each CCNB Party (other than CCNB) was formed solely for the purpose of engaging in the transactions contemplated hereby, and other than entry into this Agreement and the transactions contemplated hereby, has not conducted any business activities, and has no assets or Liabilities other than those incident to its formation and the transactions contemplated hereby.

Section 5.15         Opinion of CCNB Financial Advisor. The CCNB Board has received the opinion of Solomon Partners Securities, LLC to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and other matters set forth in such opinion, the aggregate Merger Consideration derived from the Transaction Equity Value to be paid by CCNB to the Company Stockholders and holders of Vested Company Options in connection with the transactions contemplated by this Agreement is fair, from a financial point of view, to CCNB and, as of the date of this Agreement, such opinion has not been modified or withdrawn.

Section 5.16          Financing. CCNB has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by New CCNB and CCNB with the PIPE Investors, the NBOKS Side Letter and the Backstop Agreement. To the Knowledge of CCNB and assuming the accuracy of the representations and warranties of the applicable Equity Financing Source set forth in the Subscription Agreements, the Forward Purchase Agreement and the Backstop Agreement, with respect to each Equity Financing Source, as of the Effective Date, the Subscription Agreements, the Backstop Agreement or Forward Purchase Agreement (as amended by the NBOKS Side Letter) (as applicable) are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by any party thereto. Each of the Subscription Agreements, the Backstop Agreement and the Forward Purchase Agreement (as amended by the NBOKS Side Letter) is a legal, valid and binding obligation of CCNB and, to the Knowledge of CCNB and assuming the accuracy of the representations and warranties of the applicable Equity Financing Source set forth in the Subscription Agreements, Forward Purchase Agreement and Backstop Agreement, each Equity Financing Source, and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement (as amended by the NBOKS Side Letter) to the Knowledge of CCNB (other than with respect to itself), violates any Laws. The Subscription Agreements, the Forward Purchase Agreement (as amended by the NBOKS Side Letter) and the Backstop Agreement provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement against the applicable Equity Financing Source, to the extent set forth therein. Other than the NBOKS Side Letter, there are no other agreements, side letters, or arrangements between CCNB and any Equity Financing Source relating to any Subscription Agreement, the Forward Purchase Agreement (as amended by the NBOKS Side Letter) or the Backstop Agreement, and, as of the Effective Date, to CCNB’s Knowledge, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement (as amended by the NBOKS Side Letter) (other than, in the case of the Backstop Agreement, CCNB Share Redemptions or other than as a result in a change of the Utilization Limit (as such term is defined therein, in accordance with the terms thereof)) not being satisfied, or the aggregate amount of all Subscription Amounts (as defined in the Subscription Agreements), the Forward Purchase Amount or the Backstop Amount not being available to CCNB, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of CCNB or, to the Knowledge of CCNB, any Equity Financing Source party thereto, under any term or condition of any Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement (as amended by the NBOKS Side Letter) and, as of the Effective Date, to the Knowledge of CCNB, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (a) make any of the statements by CCNB or any Equity Financing Source party thereto set forth in the Subscription Agreements, the Backstop Agreement or the Forward Purchase Agreement (as amended by the NBOKS Side Letter) inaccurate in any material respect or (b) subject to the satisfaction (or waiver by the CCNB Parties) of the conditions set forth in Section 9.1 and Section 9.2 of this Agreement, otherwise result in any portion of the financing pursuant to the Subscription Agreements, the Backstop Agreement (other than as a result in a change of the Utilization Limit (as such term is defined therein, in accordance with the terms thereof)) or Forward Purchase Agreement (as amended by the NBOKS Side Letter) not being available. The Subscription Agreements, the Backstop Agreement and the Forward Purchase Agreement (as amended by the NBOKS Side Letter) contain all of the conditions precedent to the obligations of the Equity Financing Sources to contribute to CCNB such Equity Financing Source’s Subscription Amount (as defined in the Subscription Agreements), Backstop Amount or the Forward Purchase Amount, as applicable, set forth in such Equity Financing Source’s Subscription Agreement or the Forward Purchase Agreement (as amended by the NBOKS Side Letter) or the Backstop Agreement, as applicable, on the terms therein. No fees, consideration or other discounts are payable or have been agreed to by CCNB to any Equity Financing Source in respect of its PIPE Investment, any Permitted Equity Financing or the contribution of the Forward Purchase Amount or the Backstop Amount, except as set forth in the Subscription Agreements, the Forward Purchase Agreement (as amended by the NBOKS Side Letter) and the Backstop Agreement, as applicable.

Section 5.17         No Other Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY Group Company OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article V OR THE ANCILLARY AGREEMENTS, NEITHER CCNB NOR ANY OTHER PERSON MAKES, and THE CCNB PARTIES EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY agreements OR ANY OF the TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE ccnb parties THAT HAVE BEEN MADE AVAILABLE TO ANY group company OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE ccnb parties BY THE MANAGEMENT OR ON BEHALF OF THE ccnb parties OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY group company IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. Except for the representations and warranties expressly set forth IN THIS Article V OR the ancillary AGREEMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF the ccnb parties ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE ccnb parties OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY group company IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS or THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS Section 5.17 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

Article VI
COVENANTS RELATING TO THE CONDUCT OF THE GROUP COMPANIES AND CCNB

Section 6.1           Interim Operating Covenants of the Group Companies. From and after the Effective Date until the earlier of the date this Agreement is terminated in accordance with Article X and the Closing Date (such period, the “Pre-Closing Period”):

(a)           the Company shall, and the Company shall cause the other Group Companies to, (i) conduct and operate their business in the Ordinary Course of Business and (ii) to maintain and preserve intact their respective businesses, assets and properties in all material respects and preserve their relationships with material customers, suppliers, distributors and others with whom such Group Company has a material business relationship, except, in each case, (A) with the prior written consent of CCNB (such consent not to be unreasonably withheld, conditioned or delayed), (B) as expressly required or contemplated by this Agreement, (C) as required by any Law or other directive by a Governmental Entity (including the implementation of any COVID-19 Measures), or (D) as set forth on Schedule 6.1(a); and

(b)           without limiting Section 6.1(a), except (i) with the prior written consent of CCNB (such consent not to be unreasonably withheld, conditioned or delayed); (ii) as expressly required by or contemplated by this Agreement; (iii) as required by any Law or other directive by a Governmental Entity (including, for purposes of Section 6.1(b)(x), Section 6.1(b)(xvi) and Section 6.1(b)(xvii), the implementation of any required COVID-19 Measures); or (iv) as set forth on Schedule 6.1(b), the Company and the Partnership shall not, and the Company shall cause the other Group Companies not to:

(i)           amend or otherwise modify any of its Governing Documents or the Company Stockholders Agreements;

(ii)          except as may be required by Law or GAAP, make any material change in the financial or tax accounting methods, principles or practices (or change an annual accounting period);

(iii)         (A) make, change or revoke any material election relating to Taxes, (B) enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, (C) abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material Tax or material Tax Return, (D) file any Tax Return in a manner inconsistent with the past practices of the Group Companies unless required by applicable Law, (E) surrender any right to claim any refund of material Taxes, (F) take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the Getty Mergers from qualifying for the Intended Tax Treatment;

(iv)         transfer, issue, sell, grant, dispose of, or subject to a Lien, (A) any Equity Interests of the Partnership or any Group Company or (B) any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the transfer, issuance, sale of grant of, any Equity Interests, or amend the terms of (including the vesting of) any Company Options, in each case of, other than (I) grants of Company Options not to exceed the amount available under the Company Equity Plan (as set forth on Schedule 6.1(b)(iv)) as of the date hereof made in the Ordinary Course of Business; and (II) the issuance of the Company Common Shares upon the exercise of any Company Options to the extent required under the terms in existence as of the date of this Agreement under the Company Equity Plan;

(v)          declare, set aside, make or pay any dividend or make any other distribution or payment in respect of, any Equity Interests of any Group Company or the Partnership or repurchase, redeem, or otherwise acquire, any outstanding Equity Interests of any Group Company or the Partnership or, other than dividends or distributions, declared, set aside, made or paid by any of the Company’s wholly-owned Subsidiaries to the Company or any other wholly-owned Subsidiary of the Company;

(vi)         adjust, split, combine, redeem or reclassify, or purchase or otherwise acquire, any Equity Interests of any Group Company or the Partnership (other than the acquisition of Vested Company Options in accordance with, and for an aggregate purchase price no greater than as set forth on, Item 1 of Schedule 6.1(b)(vi) (the aggregate purchase price paid or agreed to be paid in accordance with such acquisitions, the “Option Buyback Amount”) and, in the event of any such acquisition, whether consummated prior to, at or following the Effective Time, such acquired Vested Company Options shall be deemed to be cancelled and no longer outstanding as of immediately prior to the Effective Time for the purposes of the definitions of Vested Company Options and Company Options);

(vii)        (A) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness (other than the New Debt Financing in accordance with Section 7.12 or under the Company Financing Agreements or financing arrangements between members of the Group Companies in the Ordinary Course of Business), as applicable; (B) make any loans, advances or capital contributions to, or investments in, any Person or (C) except as contemplated by Section 7.12, amend or modify any Indebtedness, as applicable;

(viii)       cancel or forgive any Indebtedness in excess of five-hundred thousand dollars ($500,000) owed to the Company or any of the Company Subsidiaries, as applicable (other than financing arrangements between or among the Group Companies);

(ix)         commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than capital expenditures (A) in the Ordinary Course of Business as contemplated by the Group Companies’ capital expenditure budget for fiscal year 2021 and 2022 set forth on Schedule 6.1(b)(ix) or (B) in an amount not to exceed seven million dollars ($7,000,000) in the aggregate;

(x)          other than in the Ordinary Course of Business, (A) enter into any amendment of any Material Contract or Material Lease or enter into any Contract that if entered into prior to the Effective Date would be a Material Contract or Material Lease, (B) voluntarily terminate any Material Contract or Material Lease, except for any termination at the end of the term of such Material Contract or Material Lease pursuant to the terms of such Material Contract or Material Lease, or (C) waive any material benefit or right under any Material Contract or Material Lease;

(xi)         enter into, renew, modify or revise any Affiliated Transaction;

(xii)        sell, lease, license, assign, transfer, permit to lapse, abandon, or otherwise dispose of any of its properties or assets that are material to the businesses of the Group Companies, taken as a whole, including any material Owned Intellectual Property, except (a) with respect to tangible properties or tangible assets, in the Ordinary Course of Business, and (b) with respect to Owned Intellectual Property, Permitted Licenses;

(xiii)       adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xiv)       grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets (other than Permitted Licenses) or Leased Real Property;

(xv)        waive, release, assign, settle or compromise any Proceeding (whether civil, criminal, administrative or investigative) (A) involving payments (exclusive of attorney’s fees) in excess of five hundred thousand dollars ($500,000) in any single instance or in excess of two million five hundred thousand dollars ($2,500,000) in the aggregate; or (B) granting material injunctive or other equitable remedy or imposing any material restrictions on the operations of any Group Company;

(xvi)       except as required pursuant to a Company Employee Benefit Plan or Company Existing Bonus Plans, in each case, as in effect on the Effective Date that has been provided to CCNB prior to the date hereof (A) pay or promise to pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any equity or equity-based incentive awards (other than as set forth in Section 6.1(b)(iv)) or any sale, change-in-control or other discretionary bonus, severance or similar compensation or benefits, (B) pay or promise to pay any retention bonus, severance or similar compensation outside of the Ordinary Course of Business, (C) grant or announce any material increase in the salaries, bonuses or other compensation and benefits payable to any of the current or former employees, officers, directors or independent contractors of the Group Companies (other than annual increases in salaries or hourly wages, bonuses or other compensation or benefits in the Ordinary Course of Business), or (D) establish, modify, amend (other than as required by applicable Law or as required for the annual insurance renewal for health and/or welfare benefits), terminate, enter into, commence participation in, or adopt any material Company Employee Benefit Plan or any benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Employee Benefit Plan if in effect on the Effective Date;

(xvii)      hire, engage, furlough, temporarily lay off or terminate (other than for cause) any individual with annual base compensation in excess of four-hundred thousand dollars ($400,000) without prior notification to and reasonable consultation with CCNB, or negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;

(xviii)     enter into any agreement that restricts the ability of the Group Companies to engage or compete in any line of business in any respect material to any business of the Group Companies;

(xix)        purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses of or in any corporation, partnership, association or other business entity or organization or division thereof, other than in the Ordinary Course of Business;

(xx)         enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement;

(xxi)        enter into any new line of business; or

(xxii)       agree or commit in writing to do any of the foregoing.

(c)           Nothing contained herein shall be deemed to give CCNB or any other CCNB Party, directly or indirectly, the right to control or direct the Company or any operations of any Group Company prior to the Closing.  Prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations.

Section 6.2           Interim Operating Covenants of CCNB.

(a)           During the Pre-Closing Period, except (i) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as expressly required or contemplated by this Agreement (including the Domestication Merger and the Statutory Conversion) (iii), as required by any Law, or other directive by a Governmental Entity (including the implementation of any required COVID-19 Measures), or (iv) as set forth on Section 6.2(a), CCNB shall not, and shall cause each of its Subsidiaries, including the other CCNB Parties not to:

(i)           amend or otherwise modify any of its Governing Documents or the Trust Agreement;

(ii)          withdraw any of the Trust Amount, other than as permitted by CCNB Governing Documents or the Trust Agreement;

(iii)         other than in connection a CCNB Share Redemption, the Forward Purchase Agreement, the Sponsor Side Letter, the Backstop Agreement, a Permitted Equity Financing, the repayment of any working capital loan under Section 6.2(a)(vii) in CCNB Warrants, or the Subscription Agreements, issue or sell, or authorize to issue or sell, any Equity Interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of any CCNB Party;

(iv)         (A) make, change or revoke any material election relating to Taxes, (B) enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, (C) abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material Tax or material Tax Return, (D) file any Tax Return in a manner inconsistent with the past practices of the Group Companies unless required by applicable Law, (E) surrender any right to claim any refund of material Taxes, or (F) take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the Getty Mergers from qualifying for the Intended Tax Treatment;

(v)         other than in connection with a CCNB Share Redemption, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of CCNB;

(vi)         split, combine, redeem (other than a CCNB Share Redemption) or reclassify (other than a reclassification pursuant to the Domestication Merger or a conversion of CCNB Class B Ordinary Shares into New CCNB Class A Common Shares or New CCNB Class B Common Shares, as applicable, pursuant to CCNB Governing Documents) any of its Equity Interests;

(vii)        (A) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness, other than Indebtedness incurred in order to finance working capital needs (including to pay amounts which would be treated as a Transaction Expense if unpaid as of the Closing Date and any ordinary course operating expenses), which Indebtedness permits or allows all or any portion of such Indebtedness to be converted into the number of CCNB Warrants not to exceed two million five hundred thousand dollars ($2,500,000) (with such CCNB Warrants issued at one dollar ($1.00) per CCNB Warrant and at an exercise price of eleven dollars and fifty cents ($11.50) per CCNB Warrant) or which may be otherwise repaid in cash, (B) make any loans, advances or capital contributions to, or investments in, any Person or (C) amend or modify any Indebtedness;

(viii)       commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than in connection with the transactions contemplated by this Agreement;

(ix)         enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by CCNB to the Sponsor, CCNB’s officers or directors, or any Affiliate of the Sponsor or CCNB’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby (other than, for the avoidance of doubt, to pay or reimburse amounts which would be treated as a Transaction Expense if unpaid as of the Closing Date and any ordinary course operating expenses);

(x)          waive, release, assign, settle or compromise any pending or threatened Proceeding, other than Proceedings which are not material to CCNB and which do not relate to the transactions contemplated by this Agreement; or

(xi)         buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person;

(xii)        enter into any new line of business; or

(xiii)       agree or commit in writing to do any of the foregoing.

(b)           Nothing contained herein shall be deemed to give any Group Company, directly or indirectly, the right to control or direct CCNB prior to the Closing. Prior to the Closing, CCNB shall exercise, consistent with the terms and conditions hereof, control over its business.

Article VII
PRE-CLOSING AGREEMENTS

Section 7.1           Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth herein, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and the Group Companies shall use reasonable best efforts, and CCNB shall cooperate in all reasonable respects with the Group Companies, to solicit and obtain any consents of any Persons that may be required in connection with the transactions contemplated hereby or by the Ancillary Agreements prior to the Closing; provided, however, that other than any fees payable in connection with Notification and Report Forms required pursuant to [the HSR Act], which will be borne and paid by CCNB, no Party or any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent).

Section 7.2           Trust and Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice CCNB shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and CCNB Governing Documents, at the Closing, CCNB shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) use its best efforts to cause the Trustee to pay as and when due all amounts payable to CCNB Shareholders who shall have validly elected to redeem their CCNB Class A Ordinary Shares pursuant to CCNB Memorandum and Articles and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived in whole or in part, and use its best efforts to cause the Trustee to make such other disbursements as instructed by CCNB in accordance with this Agreement.

Section 7.3           Status Preservation.

(a)           Listing and De-Listing. During the Pre-Closing Period prior to the Domestication Merger, CCNB shall cooperate with New CCNB and use their respective reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to (i) de-list CCNB Ordinary A Shares from the Stock Exchange and de-register such securities under the Exchange Act as soon as practicable following the Domestication Effective Time and (ii) to cause New CCNB Class A Common Shares to be listed on the Stock Exchange.

(b)           Qualification as an Emerging Growth Company. New CCNB shall, at all times during the Pre-Closing Period use reasonable best efforts to (a) take all customary actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that in and of itself would cause New CCNB to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

(c)           Public Filings. During the Pre-Closing Period prior to the Domestication Merger, CCNB will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 7.4           EIP; ESPP; Earn-Out Plan. Prior to the Closing Date, the Company and CCNB, shall prepare a (a) market-based equity incentive plan (the “EIP”) with such terms and conditions that are consistent with those set forth on Exhibit I, (b) market-based employee stock purchase plan (the “ESPP”) with such terms and conditions that are consistent with those set forth on Exhibit I, and (c) earn-out plan (the “New CCNB Earn-Out Plan”) with such terms and conditions that are consistent with those set forth on the New CCNB Earn-Out Plan Term Sheet, in each case, with any changes or modifications thereto as the Company and CCNB may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or CCNB, as applicable), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date. The initial share reserve will include all Company Options that will be assumed and converted into New CCNB Options pursuant to Section 3.1(b)(iii)(A). The number of New CCNB Class A Common Shares reserved for issuance under the new CCNB Earn-Out Plan shall equal the Plan Allocable Amount. The EIP, ESPP, and the New CCNB Earn-Out Plan shall be approved by the New CCNB board of directors and CCNB, in its capacity as the sole shareholder of New CCNB, at least (1) day prior to the Closing Date.

Section 7.5           Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated hereby or at the request of CCNB or any of its Affiliates or its or their representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliate or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of CCNB, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing. The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person, provided that the terms of the Confidentiality Agreement that expressly survive the termination thereof shall continue to apply in full force and effect pursuant to the terms of the Confidentiality Agreement.

Section 7.6           Access to Information. During the Pre-Closing Period, upon reasonable prior notice, the Company shall, and the Company shall cause the Company Subsidiaries to, afford the representatives of CCNB reasonable access, during normal business hours, to the properties, books and records of the Group Companies and furnish to the representatives of CCNB such additional financial and operating data and other information regarding the business of the Group Companies as CCNB or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated hereby and preparing to operate the business of the Group Companies following the Closing; provided, nothing herein shall require any Group Company to provide access to, or to disclose any information to, the CCNB Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of the Company, (a) would waive any legal privilege, (b) would violate any legally-binding obligation of the Group Companies with respect to confidentiality, non-disclosure or privacy, or (c) would be in violation of applicable Laws or regulations of any Governmental Entity (including the HSR Act).

Section 7.7           Antitrust Laws.

(a)           Each of the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than twenty (20) Business Days after the Effective Date; (ii) request early termination of the waiting period relating to such HSR Act filings, if applicable; (iii) make an appropriate response to any requests for additional information and documentary material made by a Governmental Entity pursuant to the HSR Act; and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. All filing fees required by applicable Antitrust Law to be paid to any Governmental Entity in order to obtain any such approvals, consents or Orders shall be Transaction Expenses.

(b)           The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated hereby, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby.

(c)           Each Party shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated hereby under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 7.7(c), each Party shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the Effective Date.

Section 7.8           Requisite Stockholder Consent. Within one (1) day of the Effective Date, the Company shall deliver to CCNB evidence of the Company Written Consent.

Section 7.9           Communications; Press Release; SEC Filings.

(a)           None of the Parties shall, and each Party shall use its reasonable best efforts to cause its Affiliates not to, make or issue any public release or public announcement concerning the transactions contemplated hereby without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of CCNB and the Company; provided, however, that (i) each Party may make any such announcement which it in good faith believes is required by Law, or which is required by the requirements of any national securities exchange applicable to such Party (including in connection with the exercise of the fiduciary duties of CCNB Board or that is contemplated hereby) after providing reasonable notice to the other Party and (ii) each Affiliate of a Party that is a private equity, venture capital or investment fund may make customary disclosures to its existing or potential financial sources, including direct or indirectly limited partners and members (whether current or prospective) solely to the extent that such disclosures do not constitute material nonpublic information and are subject to customary obligations of confidentiality.

(b)           As promptly as practicable following the Effective Date, CCNB shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement and the Subscription Agreements, and make public certain material nonpublic information provided to potential PIPE Investors prior to the Effective Date (the “Signing Form 8-K”), and CCNB and the Company shall issue a press release (in a form mutually agreed to prior to the execution of this Agreement) announcing the execution of this Agreement (the “Signing Press Release”). Prior to filing with the SEC, CCNB will make available to the Company a draft of the Signing Form 8-K and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.

(c)           The Company shall provide to New CCNB and CCNB as promptly as practicable after the Effective Date but, in any event on or prior to December 31, 2021 (i) audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 and 2020, and the related audited consolidated statements of comprehensive loss, cash flows and members equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”); (ii) unaudited consolidated financial statements of the Company and its Subsidiaries including consolidated balance sheets, consolidated statements of comprehensive loss, cash flows and members equity as of and for the nine (9) month periods ended September 30, 2021 and 2020 together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the Securities Exchange Act and reviewed by the Company’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants; and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Group Companies were subject thereto) with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Form S-4 (including pro forma financial information). Additionally, the Company shall use reasonable best efforts to provide as soon as reasonably practicable all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Form S-4 and/or the Closing Form 8-K (including pro forma financial information) (together with the financial statements referenced in clauses (i) and (ii) of this Section 7.9(c), the “Company Closing Financial Statements”).

(d)           As promptly as reasonably practicable following the Effective Date, CCNB, New CCNB and the Company shall jointly prepare, and New CCNB shall file with the SEC the Form S-4, in which the Proxy Statement will be included, in each case, which CCNB, New CCNB and the Company shall each use reasonable best efforts to cause to comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and the Securities Exchange Act and the rules and regulations promulgated thereunder. Following the initial submission to the SEC of the Form S-4 in accordance with this Section 7.9(d), CCNB shall run a broker search for a record date in respect of the CCNB Shareholder Meeting, and in any required updates with respect thereto (and shall reasonably consult with the Company with respect thereto and any required updates with respect thereto).

(e)           Each of New CCNB, CCNB and the Company shall furnish all required information concerning it as may reasonably be requested by either New CCNB and CCNB, on the one hand, and the Company, on the other hand, to the other in connection with the preparation of the Form S-4. Prior to filing with the SEC, New CCNB and CCNB will, with the Company, jointly draft the Form S-4, proposed responses to any comments of the SEC or its staff and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Form S-4 or such other document. Each of New CCNB and CCNB, on the one hand, and the Company, on the other hand, (i)  shall provide the other with a reasonable opportunity to comment on such drafts (including the proposed final version of such document or response) and shall consider such comments in good faith and (ii) shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any such document or response and any amendment to the Form S-4 filed in response to such comments of the SEC or its staff. New CCNB and/or CCNB will advise the Company promptly after it receives notice thereof, of (A) the time when the Form S-4 has been filed; (B) receipt of oral or written notification of the completion of the review by the SEC; (C) the filing of any supplement or amendment to the Form S-4; (D) any request by the SEC for amendment of the Form S-4; (E) any comments, written or oral, from the SEC relating to the Form S-4 and responses thereto; and (F) requests by the SEC for additional information in connection with the Form S-4, and shall consult with the Company regarding, and supply the Company with copies of, all material correspondence between New CCNB or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4. In consultation with the Company, New CCNB shall promptly respond to any comments of the SEC on the Form S-4, and the Parties shall use their respective reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act and Securities Exchange Act as soon after filing as practicable and keep the Form S-4 effective as long as necessary to consummate the transactions contemplated hereby.

(f)           New CCNB shall file an amendment to the Form S-4 containing a definitive proxy statement/final prospectus to be sent to the CCNB Shareholders relating to the CCNB Shareholder Meeting for the purpose of soliciting proxies from CCNB Shareholders for the matters to be acted upon at the CCNB Shareholder Meeting and providing CCNB Shareholders an opportunity in accordance with CCNB’s Governing Documents to redeem their CCNB Class A Ordinary Shares in the CCNB Share Redemption in conjunction with shareholder vote on the CCNB Shareholder Voting Matters (the “Proxy Statement”) with the SEC and CCNB shall cause the definitive Proxy Statement to be mailed to CCNB Shareholders of record, as of the record date to be established by CCNB Board that is in existence immediately prior to the Domestication Merger, prior to or as promptly as practicable after, but in any event within five (5) Business Days of, the SEC declaring the Form S-4 effective.

(g)           If, at any time prior to CCNB Shareholder Meeting, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Form S-4, so that the Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and, subject to Section 7.9(g), New CCNB shall promptly prepare with the assistance of the Company, and file with the SEC, an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, CCNB shall transmit to CCNB Shareholders such amendment or supplement to the Proxy Statement therein containing such information.

(h)           The information supplied or to be supplied by the CCNB Parties and the Group Companies for inclusion in the Form S-4, the Proxy Statement, all material forms, reports, schedules, statements and other documents required to be filed by the CCNB Parties with the SEC following the date of this Agreement through the Closing Date (the “Additional CCNB SEC Filings”), the New CCNB SEC Filing, any other CCNB SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (i) shall solely refer to the time of such subsequent revision or supplement); (ii) the time the Form S-4 is declared effective by the SEC; (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to CCNB Shareholders; (iv) the time the prospectus contained within the Form S-4 is delivered to the Company’s Stockholders; or (v) the time of CCNB Shareholder Meeting. The Proxy Statement will, at the time it is mailed to CCNB Shareholders, comply in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

(i)            The Additional CCNB SEC Filings (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) will comply in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Additional CCNB SEC Filings. Each of the financial statements of CCNB that will be included in the Additional CCNB SEC Filings, including all notes and schedules thereto will comply in all material respects, when filed or if amended prior to the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Securities Exchange Act) and will fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of CCNB, as of their respective dates and the results of operations and the cash flows of CCNB, for the periods presented therein. Since the consummation of the initial public offering of CCNB’s securities, CCNB will file, with respect to the Additional CCNB SEC Filings, all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Additional CCNB Document. Each such certification will be correct and complete.

(j)           In furtherance of the foregoing, the Company shall make, and the Company shall cause the Group Companies to, make, and shall cause their controlled Affiliates directors, officers, managers and employees to make, available to New CCNB and CCNB and their counsels, auditors and other representatives in connection with the drafting of the Form S-4, the Proxy Statement, the Additional CCNB SEC Filings, and the New CCNB SEC Filings, and responding in a timely manner to comments thereto from the SEC all information concerning the Group Companies, their respective businesses, management, operations and financial condition, in each case, that is reasonably required to be included in the Form S-4, such Additional CCNB SEC Filing or New CCNB SEC Filing. New CCNB and CCNB shall be permitted to make all required filings with respect to the transactions contemplated hereby under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder.

(k)           Prior to Closing, the Parties shall mutually begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”). As soon as practicable after the Closing, New CCNB shall file the Closing Form 8-K with the SEC.

Section 7.10         CCNB Shareholder Meeting.

(a)           CCNB, acting through CCNB Board, shall take all actions in accordance with applicable Law, CCNB’s Governing Documents and the rules of the Stock Exchange to duly call, give notice of, convene and promptly hold the CCNB Shareholder Meeting for the purpose of considering and voting upon CCNB Shareholder Voting Matters, which meeting shall be held not more than thirty (30) days after the date on which CCNB commences the mailing of the definitive Proxy Statement to CCNB Shareholders pursuant to Section 7.9(c). Unless this Agreement has been duly terminated in accordance with the terms herein, CCNB shall take all reasonable lawful action to solicit from CCNB Shareholders proxies in favor of the proposal to adopt this Agreement and approve the Required CCNB Shareholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the vote or consent of CCNB Shareholders that are required by the rules of the Stock Exchange and the Companies Act. Notwithstanding anything to the contrary contained in this Agreement, CCNB may (and in the case of the following clause (ii), at the reasonable request of the Company, shall), adjourn or postpone CCNB Shareholder Meeting: (i) for one (1) period of no longer than twenty (20) calendar days to the extent necessary to ensure that any legally required supplement or amendment to the Form S-4 is provided to CCNB Shareholders, (ii), in each case, for one (1) period of no longer than ten (10) calendar days, (A) if as of the time for which CCNB Shareholder Meeting is originally scheduled (as set forth in the Form S-4), there are insufficient voting Equity Interests of CCNB represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of CCNB Shareholder Meeting, or (B) in order to solicit additional proxies from CCNB Shareholders for purposes of obtaining approval of the Required CCNB Shareholder Voting Matters or (iii) for one (1) period of no longer than ten (10) calendar days if the holders of CCNB Class A Ordinary Shares have elected to redeem a number of CCNB Class A Ordinary Shares as of such time that would reasonably be expected to result in the condition set forth in Section 9.3(c) not being satisfied (prior to the implementation of Section 3.1(b)(iv)). Notwithstanding the foregoing, with respect to postponement in the case of this Section 7.10(a), CCNB shall not change the record date for the CCNB Shareholder Meeting without the Company’s prior written consent.

(b)           The CCNB Board shall unanimously recommend the adoption of this Agreement and approval of CCNB Shareholder Voting Matters (the “CCNB Board Recommendation”) and include the CCNB Board Recommendation in the Proxy Statement. CCNB covenants that neither CCNB Board nor any committee thereof shall fail to make, amend, change, withhold or qualify, withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of CCNB Board that CCNB Shareholders vote in favor of the approval of CCNB Shareholder Voting Matters (any such action a “Change in Recommendation”) except in accordance with Section 7.10(c).

(c)           Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the approval of the CCNB Shareholder Voting Matters, the CCNB Board determines in good faith, after consultation with its outside legal counsel, that, in response to an Intervening Event, a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the CCNB Board may, prior to obtaining the approval of the CCNB Shareholder Voting Matters, make a Change in Recommendation; provided, however, that the CCNB Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (i) CCNB delivers to the Company a written notice (an “Intervening Event Notice”) advising the Company that the CCNB Board proposes to take such action and containing the material facts underlying the CCNB Board’s determination that an Intervening Event has occurred (it being acknowledged that such Intervening Event Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., Eastern Time, on the fifth (5th) Business Day immediately following the day on which CCNB delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fifth (5th) Business Day immediately following the day on which CCNB delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event (as reasonably determined by the CCNB Board and notified to the Company) shall require a new notice but with an additional four (4) Business Day (instead of a five (5) Business Day) period from the date of such notice), the “Intervening Event Notice Period”)), the CCNB Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, CCNB will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its or their representatives to, during the Intervening Event Notice Period, engage in good faith negotiations with the Company and its representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation.

Section 7.11         Fees and Expenses. Except as otherwise set forth in this Agreement, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. To the extent there are any Transaction Expenses that become due and payable following the Closing or which are not paid at the Closing, such Transaction Expenses shall be borne by New CCNB following the Closing.

Section 7.12         Financing Cooperation. The Company shall determine whether to elect to repay, reprice, refinance, paydown any Indebtedness pursuant to the Company Financing Agreements or otherwise obtain any new debt financing (the “New Debt Financing”), in each case, which determination shall be made in consultation with CCNB. To the extent the Company determines, following consultation with CCNB, as set forth in this Section 7.12, to obtain any New Debt Financing, the Company shall, and shall cause any other Group Company to, use its commercially reasonable efforts to do all things necessary or appropriate to arrange for and obtain such New Debt Financing, including using commercially reasonable efforts to (a) negotiate, syndicate and enter into definitive agreements with respect to such New Debt Financing, (b) satisfy on a timely basis all terms, conditions and covenants that may be required in connection with such New Debt Financing, including with respect to the payment of any commitment, engagement or placement fees, and (c) otherwise consummate and cause such New Debt Financing to be funded at or prior the Closing; provided, that, (i) the Company shall reasonably consult with CCNB in respect of the foregoing (and all terms and conditions thereof) and consider in good faith any comments provided by CCNB in respect thereof, and (ii) CCNB and its Representatives shall reasonably cooperate in connection therewith. In lieu of, or in addition to, any New Debt Financing, the Company may determine, in consultation with CCNB, to refinance, rollover or enter into a repricing transaction in respect of all or a portion of the Indebtedness pursuant to the Company Financing Agreements (any such financing, “Continued Financing”); provided that (A) such Continued Financing shall be in full force and effect without any material breach or default thereunder on the Closing Date immediately prior to and immediately following the Closing, (B) the Company shall reasonably consult with CCNB in respect of the foregoing (and all terms and conditions thereof) and consider in good faith any comments provided by CCNB in respect thereof, and (C) CCNB and its Representatives shall reasonably cooperate in connection therewith. In connection with any Indebtedness to be repaid or paid down in connection with Closing, the Company will timely deliver such notices, documents and instruments, including customary payoff letters, lien release documents and conditional redemption notices (in each case, in consultation with CCNB) in advance of the Closing (and in any event in accordance with the Company Financing Agreements or the terms of any New Debt Financing or Continued Financing) to the extent required in connection with any such repayment or paydown. Notwithstanding anything set forth in this Section 7.12, the Company shall obtain the written consent (not to be unreasonably withheld, conditioned or delayed) of CCNB prior to obtaining any New Debt Financing or Continued Financing if such New Debt Financing or Continued Financing (when taken into account together with the repayment or paydown of any existing Indebtedness or any New Debt Financing (if applicable)) results in the Net Funded Indebtedness on the Closing Date immediately following the Closing to be greater than the Maximum Net Indebtedness Amount.

Section 7.13         Directors’ and Officers’ Indemnification and Insurance.

(a)           From and after the Closing, New CCNB shall cause the Final Surviving Company and any applicable Group Company to indemnify and hold harmless (including through reimbursement of expenses and exculpation) each Person that prior to the Closing served as a director or officer of any Group Company or who, at the request of any Group Company, served as a director or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “Company Indemnified Persons”) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Closing Date, to the fullest extent permitted under applicable Law, the Governing Documents in effect as of the Effective Date and any indemnification agreement between any Group Company and any Company Indemnified Person in effect as of the Effective Date (“Company D&O Provisions”) and acknowledges and agrees such Company D&O Provisions are rights of Contract. Without limiting the foregoing, New CCNB shall cause the Final Surviving Company and any applicable Group Company to (i) maintain, for a period of six (6) years following the Closing Date, provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to the Company Indemnified Persons than the Company D&O Provisions in effect as of the Effective Date, and not amend, repeal or otherwise modify such provisions in any respect that would affect in any manner the Company Indemnified Persons’ rights, or any Group Company’s obligations, thereunder.

(b)           From and after the Closing, New CCNB shall perform and discharge all obligations to indemnify and hold harmless (including through reimbursement of expenses and exculpation) each Person that prior to the Closing served as a director or officer of CCNB or who, at the request of CCNB, served as a director or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “CCNB Indemnified Persons”) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Closing Date, to the fullest extent permitted under applicable Law, the Governing Documents in effect as of the Effective Date and any indemnification agreement between CCNB and any CCNB Indemnified Person in effect as of the Effective Date (“CCNB D&O Provisions”) and acknowledges and agrees such CCNB D&O Provisions are rights of Contract. Without limiting the foregoing, New CCNB shall (i) maintain, for a period of six (6) years following the Closing Date, provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to the CCNB Indemnified Persons than the CCNB D&O Provisions in effect as of the Effective Date, and not amend, repeal or otherwise modify such provisions in any respect that would affect in any manner the CCNB Indemnified Persons’ rights, or any CCNB’s obligations, thereunder.

(c)           Tail Policy.

(i)           For a period of six (6) years from and after the Closing Date, New CCNB shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering the Company Indemnified Persons, the CCNB Indemnified Persons and New CCNB with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii)          At or prior to the Closing Date, New CCNB or the Company, as appropriate, shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any Group Company’s and CCNB’s fiduciary policies, in each case, covering those Persons who are covered on the Effective Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Group Company’s or CCNB’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”); provided that in no event shall New CCNB or the Company be required to expend on the premium thereof in excess of three hundred percent (300%) of the annual premium currently payable by the Company or CCNB, respectively, with respect to such current policy (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. The Company Indemnified Persons and the CCNB Indemnified Persons are intended third party beneficiaries of this Section 7.13.

Section 7.14         Subscription Agreements; Forward Purchase Agreement; Permitted Financing; Backstop Agreement; Redemptions.

(a)           Subscription Agreements. New CCNB and CCNB may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of a Subscription Agreement or any remedy under any Subscription Agreement, in each case, without the prior written consent of the Company ; provided, that any modification or waiver that is solely ministerial in nature and does not affect any economic or any other material term (including any conditions to closing) of a Subscription Agreement shall not require the prior written consent of the Company. If New CCNB or CCNB are required to consummate the Closing hereunder, New CCNB and CCNB shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to New CCNB and CCNB in the Subscription Agreements and otherwise comply with their obligations thereunder; (ii) if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) deliver notices to counterparties to the Subscription Agreements as required by and in the manner set forth in the Subscription Agreements in order to cause timely funding in advance of the Closing; and (iv) without limiting the Company’s rights to enforce the Subscription Agreements, enforce New CCNB’s and CCNB’s rights under the Subscription Agreements, subject to all provisions thereof, if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, to cause the applicable Equity Financing Sources to fund the amounts set forth in the Subscription Agreements in accordance with their terms.

(b)           Forward Purchase Agreement; Backstop Agreement; NBOKS Side Letter. Unless otherwise approved in writing by the Company, CCNB shall not (i) (A) permit any amendment or modification to be made to, (B) waive (in whole or in part) or (C) provide consent to modify or waive (including consent to termination, to the extent required), any provision or remedy under the Forward Purchase Agreement, the Backstop Agreement or the NBOKS Side Letter or (ii) permit any assignment of the Forward Purchase Agreement or the Backstop Agreement, as applicable, by NBOKS, other than assignments to Affiliates (provided that, notwithstanding any such assignment to an Affiliate, NBOKS shall remain liable under the Forward Purchase Agreement and the Backstop Agreement, as applicable, unless and until the Forward Purchase Amount or the amounts funded pursuant to the Backstop Agreement are actually received by CCNB). To the extent CCNB is required to consummate the Closing hereunder, CCNB shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement, as applicable, each as amended by the NBOKS Side Letter, at the Closing on the terms and subject to the conditions in the Forward Purchase Agreement, and the Backstop Agreement, as applicable, each as amended by the NBOKS Side Letter, including maintaining in effect the Forward Purchase Agreement, and the Backstop Agreement, as applicable, each as amended by the NBOKS Side Letter, and to: (1) satisfy on a timely basis all conditions and covenants applicable to CCNB in the Forward Purchase Agreement and the Backstop Agreement, as applicable, each as amended by the NBOKS Side Letter, and otherwise comply with its obligations thereunder; (2) if all conditions in the Forward Purchase Agreement or the Backstop Agreement, as applicable, each as amended by the NBOKS Side Letter (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied), have been satisfied, consummate the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement, each as amended by the NOBKS Side Letter, at or prior to the Closing; (3) deliver notices to counterparties to the Forward Purchase Agreement and the Backstop Agreement, as applicable, each as amended by the NBOKS Side Letter, (if any) as required by and in the manner set forth in the Forward Purchase Agreement and the Backstop Agreement, as applicable, each, as amended by the NBOKS Side Letter in order to cause timely funding in advance of the Closing; and (4) enforce CCNB’s rights under the Forward Purchase Agreement and the Backstop Agreement, as applicable, each, as amended by the NBOKS Side Letter, subject to the provisions thereof, if all conditions in the Forward Purchase Agreement and the Backstop Agreement, as applicable, each, as amended by the NBOKS Side Letter (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied), have been satisfied to cause NBOKS to fund the amount set forth in the Forward Purchase Agreement and the Backstop Agreement, as applicable, each in accordance with its terms, as amended by the NBOKS Side Letter.

(c)           Permitted Equity Financing.

(i)           During the Pre-Closing Period, New CCNB and CCNB may execute Permitted Equity Subscription Agreements that would constitute a Permitted Equity Financing; provided that, without the prior written consent of the Company, (i) each Permitted Equity Subscription Agreement shall be in substantially the form of the Subscription Agreement, (ii) no such Permitted Equity Subscription Agreement shall provide for a purchase price of CCNB Class A Ordinary Shares (before the Domestication Merger) or New CCNB Class A Common Shares (after the Domestication Merger) at a price per share of less than ten dollars ($10.00) per share (including of any discounts, rebates, equity kicker or promote), (iii) all the Permitted Equity Subscription Agreements shall not in the aggregate provide for the issuance of CCNB Class A Ordinary Shares (before the Domestication Merger) or New CCNB Class A Common Shares (after the Domestication Merger) in exchange for cash proceeds from all Permitted Equity Financings (the “Permitted Equity Financing Proceeds”) in excess of two hundred million dollars ($200,000,000) (other than with respect to any financing pursuant to Section 3.1(b)(iv)), and (iv) no such Permitted Equity Subscription Agreement shall provide for the issuance of any security other than CCNB Class A Ordinary Shares (before the Domestication Merger) or New CCNB Class A Common Shares (after the Domestication Merger), including CCNB Warrants.

(ii)          Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 11.1, the Company agrees, and shall cause the appropriate officers and employees of the Company, to use commercially reasonable efforts to cooperate, at CCNB’s sole cost and expense (which expense shall be treated as a Transaction Expense hereunder if unpaid as of the Closing Date), in connection with the arrangement of any Permitted Equity Financing as may be reasonably requested by CCNB, including by (i) upon reasonable prior notice and during normal business hours, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) reasonably assisting with the preparation of customary materials, (iii) providing the Financial Statements, the Company Closing Financial Statements and such other financial information regarding the Group Companies readily available to the Company as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to the Company and (iv) otherwise reasonably cooperating in CCNB’s efforts to obtain Permitted Equity Financing; provided, that (A) none of the Company Equityholders, the Company, any other member of the Group Companies or any of their respective Affiliates, officers, directors, representatives or agents shall be required to incur any Liability in respect of the Permitted Equity Financing or any assistance provided in connection therewith, unless and solely to the extent such Liability is treated as a Transaction Expense if unpaid as of the Closing Date), (B) nothing in this Section 7.14(c) shall require such cooperation to the extent it could unreasonably interfere with the business of any Group Company, or conflict with or violate any applicable Law or Contract, or require any Company Equityholder or Group Company to breach, waive or amend any terms of this Agreement, and (C) no Company Equityholder or any of their respective Affiliates or representatives or agents shall have any obligation to approve, authorize or ratify the execution of any of the definitive documents in respect of the Permitted Equity Financing.

(iii)            At the Closing, New CCNB and CCNB shall be permitted to consummate the Permitted Equity Financing, and issue the equity contemplated thereunder, in accordance with the terms and conditions of the Permitted Equity Subscription Agreements.

(d)            Backstop of Redemptions. In the event of any CCNB Share Redemptions requiring payments from the Trust Account, CCNB shall fund or cause to be funded the amounts required by such CCNB Share Redemptions (either directly or, if such CCNB Share Redemptions are funded from the Trust Account, to fund the payment obligations of CCNB pursuant to this Agreement) (i) first, by applying the PIPE Proceeds (which shall exclude the Getty Investments PIPE Proceeds and the Sponsor PIPE Proceeds) and (ii) second, by applying the Permitted Equity Financing Proceeds. To the extent the amount of CCNB Share Redemptions that require payment from the Trust Account is greater than the funds contemplated by clauses Section 7.14(d)(i) and (ii) above (such excess amount the “Excess Redemption Amount”), then CCNB and New CCNB shall exercise its respective rights under the Backstop Agreement, subject to the terms and conditions thereof, to cause NBOKS to subscribe for additional New CCNB Class A Common Shares in an aggregate subscription amount equal to the lesser of (A) Excess Redemption Amount and (B) three hundred million dollars ($300,000,000) or such lesser amount which is then available to CCNB under the Backstop Agreement in accordance with its terms.

(e)            Funding. Prior to the Closing, in accordance with the timing period(s) set forth in the applicable Subscription Agreement, Forward Purchase Agreement, Permitted Equity Subscription Agreement or Backstop Agreement, each investor party thereto will fund the amount set forth in its respective subscription agreement to a bank account as directed by CCNB, which bank account shall be a bank account controlled by the Company at the option of CCNB. If CCNB so directs any such proceeds to be funded to a Company controlled bank account, the Company shall hold such proceeds in escrow on behalf of New CCNB or CCNB, as appropriate, and shall return such proceeds to such investors promptly upon the direction of CCNB in the event the Closing does not occur in the time period required under such relevant subscription agreement before such proceeds is required to be returned, in no event later than such time as required.

Section 7.15            Treatment of Affiliate Transactions. On or before the Closing Date, except for this Agreement and any Ancillary Agreements, the Company shall take all actions necessary to terminate all Affiliated Transactions (other than those set forth on Schedule 7.15) in full without any further force and effect and without any costs, Liabilities or obligations to New CCNB, CCNB, the Group Companies or any of their respective Affiliates (in form and substance reasonably acceptable to CCNB). As of the Closing, the Option Amendment in the form provided to CCNB as of the date hereof shall be in full force and effect. The Company shall not terminate, modify or waive, or provide consent to terminate, modify or waive, any provisions of the Option Amendment, in each case, without the prior written consent of CCNB.

Section 7.16            No CCNB Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated hereby, neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of CCNB without the prior written consent of CCNB.

Section 7.17            Name Change. In connection with the Closing, New CCNB shall change its name to “Getty Images Holdings, Inc.”

Section 7.18            Mergers Subs Written Consent. Within one (1) day of the Effective Date, (a) CCNB, as the sole member of New CCNB, G Merger Sub 1 and G Merger Sub 2 shall deliver to the Company a written consent for each of the foregoing, evidencing the approval of this Agreement, any Ancillary Agreements to which any of the foregoing is a party to and the transactions contemplated hereby and thereby, including the applicable Mergers, and (b) New CCNB as the sole member of Domestication Merger Sub shall deliver to the Company a written consent for Domestication Merger Sub, evidencing the approval of this Agreement, any Ancillary Agreements to which Domestication Merger Sub is a party to and the transactions contemplated hereby and thereby, including the Domestication Merger.

Section 7.19            Exclusivity.

(a)            From the Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, the Partnership, the Company and its Affiliates shall not, and shall cause their Subsidiaries and their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than CCNB and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Company”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Company regarding a Competing Transaction; (c) furnish (including through any virtual data room) any information relating to the any Group Company or any of their assets or businesses, or afford access to the assets, business, properties, books or records of any Group Company to a Competing Company, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (d) approve, endorse or recommend any Competing Transaction; or (e) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

(b)            From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 11.1, CCNB, the Sponsor and their respective Affiliates shall not, and shall cause their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from CCNB, the Sponsor, any Person or group of Persons other than the Company and the Company Equityholders that may constitute, or would reasonably be expected to lead to, a CCNB Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding a CCNB Competing Transaction; (c) commence due diligence with respect to any Person, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a CCNB Competing Transaction; (d) approve, endorse or recommend any CCNB Competing Transaction; or (e) enter into a CCNB Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a CCNB Competing Transaction or publicly announce an intention to do so.

Section 7.20            Pre-Closing Partnership Liquidation. Prior to the Domestication Effective Time, the Company and the Partnership may, at their option, effect the liquidation of the Partnership in accordance with the Governing Documents of the Partnership and applicable Law, pursuant to which the Partnership shall be liquidated and each member of the Partnership shall be entitled to receive its pro rata portion of the Company Common Shares held by the Partnership immediately prior to the Partnership Liquidation as determined pursuant to the Governing Documents of the Partnership and applicable Law (the “Partnership Liquidation”). Promptly following the Partnership Liquidation (and in any event prior to the Closing), the Company shall deliver to CCNB all documents evidencing the occurrence of the Partnership Liquidation, including, without limitation, any consents or waivers obtained in connection therewith.

Section 7.21            Pre-Closing Company Certificate of Incorporation. Prior to the First Effective Time (and in any event at least one (1) Business Day prior to the First Effective Time), the Company shall, subject to obtaining the required board of directors’ approval and stockholder consent, amend and restate, or cause to be amended and restated, the Second Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on February 19, 2019, substantially in the form attached hereto as Exhibit J (the “Pre-Closing Company Certificate of Incorporation”), pursuant to which the Merger Consideration would be allocated to the Company Equityholders in accordance with and subject to the terms and conditions set forth herein. The Company shall take all actions necessary in connection with the adoption of the Pre-Closing Company Certificate of Incorporation, including obtaining the required board of directors’ approval and stockholder consent and making all required notices to Company Stockholders, in each case, in accordance with the Governing Documents of the Company, the Company Stockholders Agreements and applicable Law.

Section 7.22            Trust Account. CCNB shall take all necessary and appropriate actions within CCNB’s control to release and make available all of the remaining funds from the Trust Account, after payments with respect to the Deferred Discount and any CCNB Share Redemptions, to the Final Surviving Company.

Article VIII
TAX MATTERS

Section 8.1            Certain Tax Matters.

(a)            The Parties intend that (i) the Domestication Merger, together with the Statutory Conversion, shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (ii) (A) the Getty Mergers, taken together, shall be viewed as a single integrated transaction that shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code as described in IRS Rev. Rul. 2001-46, 2001-2 C.B. 321 and (B) any Earn-Out Shares that are issued to the Company Stockholders will be treated as an adjustment to the Aggregate Company Stock Consideration for Tax purposes that are eligible for non-recognition treatment under Section 354 the Code and Treasury Regulations (except to the extent treated as imputed interest) in connection with the reorganization described in clause (ii)(A) above (and will not be treated as “other property” within the meaning of Section 356 of the Code). The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 8.1(a) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. The Parties will reasonably cooperate, and will cause their respective Representatives to reasonably cooperate, to document and support the Intended Tax Treatment.

(b)            The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, (i) the Getty Mergers qualifying for the Intended Tax Treatment, and (ii) the Domestication Merger, together with the Statutory Conversion, qualifying for the Intended Tax Treatment.

(c)            If, in connection with the preparation and filing of the Form S-4, the SEC requests or requires that tax opinions be prepared and submitted in such connection, New CCNB and the Company shall deliver to Kirkland and Weil customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Form S-4 shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Form S-4, and, if required, Kirkland shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Domestication Merger and, if required, Weil shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Getty Mergers.

(d)            At or prior to the Closing, the Company shall deliver or cause to be delivered to CCNB (i) a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

(e)            (i) Each Company Equityholder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Paying Agent a properly completed and duly executed IRS Form W-9 certifying that such Company Equityholder, as the case may be, is not subject to backup withholding; and (ii) each Company Equityholder that is not a “United States person” shall deliver to the Paying Agent a properly completed and duly executed applicable IRS Form W-8.

(f)            Each Party shall reasonably cooperate, as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 8.1(a) and any examination or other Proceeding with respect to Taxes or Tax Returns of any Group Company. Such cooperation shall include the provision of records and information that are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and after the Closing, making available to Persons who were shareholders of CCNB prior to the Getty Mergers information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of CCNB’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication Merger.

(g)            New CCNB shall cause the Company to prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Company and New CCNB will reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

Article IX
CONDITIONS TO OBLIGATIONS OF PARTIES

Section 9.1            Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or, if permitted by applicable Law, written waiver by the Party for whose benefit such condition exists, as of the Closing Date, of each of the following conditions:

(a)            Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable.

(b)            No Orders or Illegality. No Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall be in effect.

(c)            Required Vote. The Required Vote shall have been obtained.

(d)            Company Written Consent. Company Written Consent shall have been obtained.

(e)            Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Form S-4, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(f)            Listing. New CCNB’s initial listing application with the Stock Exchange in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the First Effective Time, New CCNB shall satisfy any applicable initial and continuing listing requirements of the Stock Exchange, subject to any applicable phase-in period, and New CCNB shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the First Effective Time, and the New CCNB Class A Common Shares shall have been approved for listing on the Stock Exchange.

(g)            Net Tangible Assets. After giving effect to the transactions contemplated hereby (including the PIPE Investment), CCNB shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the First Effective Time.

(h)            Domestication. The Domestication Merger shall have been consummated.

Section 9.2            Conditions to the Obligations of the CCNB Parties. The obligations of the CCNB Parties to consummate the transactions to be performed by CCNB in connection with the Closing is subject to the satisfaction or, if permitted by applicable Law, written waiver of CCNB (on behalf of itself and the other CCNB Parties), at or prior to the Closing Date, of each of the following conditions:

(a)            Representations and Warranties.

(i)            The representations and warranties of the Group Companies set forth in Article IV hereof (other than the Company Fundamental Representations and the representation and warranty set forth in Section 4.5), without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Company Material Adverse Effect;

(ii)            The Company Fundamental Representations (other than the representation and warranty set forth in Section 4.3), without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, except for immaterial inaccuracies;

(iii)            The representations and warranties of the Group Companies set forth in Section 4.3, without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, except for de minimis inaccuracies; and

(iv)            The representations and warranties of the Group Companies set forth in Section 4.5 shall be true and correct as of the Effective Date.

(b)            Performance and Obligations of the Company and the Partnership. The respective covenants and agreements of the Company and the Partnership to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c)            Company Material Adverse Effect. Since the Effective Date, there shall not have occurred a Company Material Adverse Effect.

(d)            Officers Certificate. The Company shall deliver to CCNB a duly executed certificate from an authorized Person of the Company (the “Company Bring-Down Certificate”), dated as of the Closing Date, certifying, that the conditions set forth in Section 9.2(a), (b) and (c) have been satisfied.

(e)            Ancillary Agreements. The Company shall have delivered to CCNB the deliverables set forth in Section 3.6(a) and (b).

Section 9.3            Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by the Company in connection with the Closing is subject to the satisfaction or, if permitted by applicable Law, written waiver by the Company (with respect to Section 9.3(c), subject to Section 3.1(b)(iv)), at or prior to the Closing Date, of each of the following conditions:

(a)            Representations and Warranties.

(i)            The representations and warranties of CCNB set forth in Article V (other than the CCNB Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would have a CCNB Material Adverse Effect.

(ii)            The CCNB Fundamental Representations, in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, except for immaterial inaccuracies.

(b)            Performance and Obligations of CCNB. The covenants and agreements of the CCNB Parties to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c)            Net Funded Indebtedness. The Net Funded Indebtedness shall be equal to or less than the Maximum Net Indebtedness Amount.

(d)            Officers Certificate. CCNB shall deliver to the Company, a duly executed certificate from a director or an officer of CCNB (the “CCNB Bring-Down Certificate”) dated as of the Closing Date, certifying that the conditions set forth in Section 9.3(a), Section 9.3(a)Section 9.3(b) and Section 9.3(c) have been satisfied.

(e)            Ancillary Agreements. CCNB shall have delivered to the Company the deliverables set forth in Section 3.7(a).

Section 9.4            Frustration of Closing Conditions. None of the Company or CCNB may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the Closing conditions of each such other Party to be satisfied.

Section 9.5            Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article X that was not satisfied as of the Closing shall be deemed to have been irrevocably waived as of and from the Closing.

Article X
TERMINATION

Section 10.1            Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing only as follows:

(a)            by the mutual written consent of the Company and CCNB;

(b)            by either the Company or CCNB, by written notice to the other Party if any Governmental Entity has enacted any Law which has become final and non-appealable and has the effect of making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement hereof results in or causes such final, non-appealable Order or other action;

(c)            by either the Company or CCNB by written notice to the other Party if the consummation of the transactions contemplated hereby shall not have occurred on or before June [9], 2022 (the “Outside Date”); provided that (i) in the event that, as of the Outside Date, the condition set forth in Section 9.1(e) has not been satisfied, the Outside Date shall automatically be extended for forty-five (45) days and (ii) the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement;

(d)            by the Company, if (i) any CCNB Party’s representations and warranties contained in Article V shall have become inaccurate in any material respect or (ii) any CCNB Party breaches or fails to perform in any material respect any of its covenants contained herein, in either case, which inaccuracy, breach or failure to perform (A) would render a condition precedent to the Company’s obligations to consummate the transactions set forth in Section 9.1 or Section 9.3 hereof not capable of being satisfied and (B) after the giving of written notice of such breach or failure to perform to CCNB by the Company, cannot be cured or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) Business Days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to the Company if there is an inaccuracy in the Company’s representations and warranties contained in Article IV in any material respect or the Company or the Partnership, as applicable, is then in breach in any material respect of any covenant or agreement contained herein;

(e)            by CCNB, if (i) any of the Company’s representations and warranties contained in Article IV shall have become inaccurate in any material respect or (ii) the Company or the Partnership, as applicable, breach or fail to perform in any material respect any of its covenants contained herein, in either case, which inaccuracy, breach or failure to perform (A) would render a condition precedent to the CCNB’s Parties obligations to consummate the transactions set forth in Section 9.1 or Section 9.2 hereof not capable of being satisfied, and (B) after the giving of written notice of such breach or failure to perform to the Company by CCNB, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) thirty (30) Business Days after the delivery of such written notice (in which case the Outside Date shall automatically be extended until the end of such thirty (30) Business Day period) and CCNB has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to CCNB if there is an inaccuracy in any CCNB Party’s representations and warranties contained in Article V in any material respect as of the date of this Agreement or as of a date subsequent to the date of this Agreement (as if made on such subsequent date) or any CCNB Party is then in breach in any material respect of any covenant or agreement contained herein;

(f)            by the Company prior to obtaining the Required Vote, no later than ten (10) Business Days after the CCNB Board (i) shall have made a Change in Recommendation or (ii) shall have failed to include the CCNB Board Recommendation in the Proxy Statement included in the Form S-4 distributed to the CCNB Shareholders;

(g)            by either the Company or CCNB by written notice to the other Party, if the CCNB Shareholder Meeting shall have been held at which a vote on the Required CCNB Shareholder Voting Matters is taken and the Required Vote is not obtained at the CCNB Shareholder Meeting (subject to any adjournment, postponement or recess of the CCNB Shareholder Meeting); provided, however, that the right to terminate this Agreement under this Section 10.1(g) shall not be available from and after the time that CCNB obtains the Required Vote; or

(h)            by CCNB, if (i) the Company Written Consent shall not have been obtained and delivered to CCNB within one (1) day of the Effective Date, or (ii) if the Pre-Closing Company Certificate of Incorporation has not been adopted by the Company at least one (1) Business Day prior to the First Effective Time, in each case, in accordance with the Governing Documents of the Company, the Company Stockholders Agreements and applicable Law.

Section 10.2            Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 7.5, Section 7.6, Section 7.9, this Section 10.2, Article I and Article XI hereof survive any termination of this Agreement and remain in full force and effect and (b) such termination shall not affect any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, or Fraud with respect to the representations and warranties in Article IV or Article V, as the case may be.

Article XI
MISCELLANEOUS

Section 11.1            Amendment and Waiver. No amendment of any provision hereof shall be valid unless the same shall be in writing and signed by (a) CCNB and the Company prior to the Closing and (b) New CCNB and the Sponsor after the Closing. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 11.2            Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by e-mail (having obtained electronic delivery confirmation thereof, not to be unreasonably withheld, conditioned or delayed) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 11.2, notices, demands and communications to the Company, the Partnership and the CCNB Parties shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):

Notices to the CCNB Parties and, following the Closing, the Sponsor:

CC Neuberger Principal Holdings II

200 Park Avenue, 58th Floor

New York, NY 10166
Attention:    Douglas Newton
E-mail:           newton@cc.capital

with a copy to (which shall not constitute notice): Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Lauren M. Colasacco, P.C. E-mail: lauren.colasacco@kirkland.com
Notices to the Partnership: c/o Griffey Global Holdings, Inc. 605 5th Ave S. Suite 400 Seattle, WA 98104 Attention: Craig Peters Email: craig.peters@gettyimages.com with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065
Attention: Kyle C. Krpata

Email: kyle.krpata@weil.com

and

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: James R. Griffin

Email: james.griffin@weil.com

Notices to the Company and, following the Closing, to the Final Surviving Company and New CCNB:	with copies to (which shall not constitute notice):

c/o Getty Images Holdings, Inc. 605 5th Ave S. Suite 400 Seattle, WA 98104 Attention: Craig Peters Email: craig.peters@gettyimages.com

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065
Attention: Kyle C. Krpata

Email: kyle.krpata@weil.com

and

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: James R. Griffin

Email: james.griffin@weil.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Lauren M. Colasacco, P.C.
E-mail: lauren.colasacco@kirkland.com

Section 11.3            Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 11.3 shall be null and void.

Section 11.4            Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 11.5            Interpretation. The headings and captions used herein and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 11.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all material amendments thereto (or with respect to customer or supplier Contracts, only those amendments that include a restrictive covenant or place any other material restriction on the ability of any Group Company to operate) (for the avoidance, excluding in either case any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to CCNB if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “Vector” online data site hosted by Datasite for purposes of the transactions contemplated hereby (the “Data Room”) or otherwise provided to CCNB’s representatives (including counsel) via e-mail, in each case with respect to the representations and warranties contained in Article IV and Article V, at least one (1) Business Day prior to the Effective Date.

Section 11.6            Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Schedules and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 11.7            Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT. Each of the Parties (a) submits to the exclusive jurisdiction and venue of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and (c) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 11.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Notwithstanding the foregoing in this Section 11.7, a Party may commence any Proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

Section 11.8            Non-Survival. None of the representations, warranties, covenants or agreements set forth herein or in any certificate delivered pursuant to this Agreement including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (i) those covenants and agreements that by their terms contemplate performance, in each case, in whole or in part after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing), which shall survive until thirty (30) days following the date of the expiration, by its terms of the obligation of the applicable Party under such covenant or agreement. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

Section 11.9            Trust Account Waiver. Each of the Company and the Partnership acknowledge that CCNB has established the Trust Account for the benefit of its public CCNB Shareholders, which holds proceeds of its initial public offering. For and in consideration of CCNB entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Partnership, for itself and the Affiliates and Persons it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (a) the public CCNB Shareholders upon the redemption of their shares and (b) the underwriters of CCNB’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, Contracts or agreements (including this Agreement) among CCNB and the Company or the Company’s Equityholders and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever; provided that nothing in this Section 11.9 shall limit any right to specifically enforce this Agreement pursuant to Section 11.11. The Company and the Partnership agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by CCNB and the Sponsor to induce CCNB to enter into this Agreement, and the Company and the Partnership further intend and understand such waiver to be valid, binding and enforceable against the Company and the Partnership and each of their respective Affiliates and Persons that they have the authority to bind under applicable Law. To the extent that the Company or the Partnership or any of their respective Affiliates or Persons that they have the authority to bind commences any Proceeding against CCNB or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to CCNB or its representatives, which proceeding seeks, in whole or in part, monetary relief against CCNB or its representatives, the Company and the Partnership hereby acknowledge and agree that their respective and their respective Affiliates’ sole remedy shall be against assets of CCNB not in the Trust Account and that such claim shall not permit the Company or the Partnership or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account. Notwithstanding the foregoing, nothing in this Section 11.9 shall serve to limit or prohibit (A) the Company’s, any Company Equityholder’s or the Partnership’s right to pursue a claim against CCNB for legal relief against assets held outside the Trust Account or pursuant to Section 11.11 for specific performance or other non-monetary relief, or (B) any claims that the Company, any Company Equityholder or the Partnership may have in the future against CCNB’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than the Trust Distributions) and any assets that have been purchased or acquired with any such funds) other than as contemplated by this Agreement.

Section 11.10            Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by e-mail, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or e-mail as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 11.11            Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement or any Ancillary Agreement to the extent expressly contemplated herein or therein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 11.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.12            No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (a) Non-Party Affiliates, each of whom is an express third-party beneficiary of Section 11.14 and this Section 11.12, (b) the Company Indemnified Persons and the CCNB Indemnified Persons, each of whom is an express third-party beneficiary of Section 7.13 and this Section 11.12, and (c) the Sponsor, who is an express third-party beneficiary of Section 2.5, Section 7.9 and Article XI).

Section 11.13            Schedules and Exhibits. All Schedules and Exhibits attached hereto, or documents expressly incorporated into this Agreement, are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the applicable Schedule to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described herein. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion (A) be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof, (B) represent a determination that such item or matter did not arise in the Ordinary Course of Business or (C) be deemed or interpreted to expand the scope of the Company’s representations and warranties, obligations, covenants, conditions or agreements contained herein or in the Agreements, and matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. The inclusion of any item or information in the Schedules shall not be deemed an admission of any fact, circumstance, liability or obligation to any third party. Moreover, in disclosing the information in the Schedules, the Company expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Schedules shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 11.14            No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.14. Notwithstanding any provision hereof to the contrary, in no event shall the Group Companies or the Partnership any of their respective Affiliates or representatives seek to recover monetary damages from any Equity Financing Source in connection with the obligations of the Equity Financing Sources for the Equity Financing under the applicable Subscription Agreement, Permitted Equity Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement (other than pursuant to the Subscription Agreements in accordance with their terms to the extent expressly set forth therein). Nothing in this Section 11.14 shall in any way limit or qualify the rights and obligations of the Equity Financing Sources for the applicable Equity Financing and the other parties to the Subscription Agreements, any Permitted Equity Subscription Agreement, the Backstop Agreement or the Forward Purchase Agreement (as amended by the NBOKS Side Letter), as applicable, to each other thereunder or in connection therewith (including the Company’s rights as a third party beneficiary to the Subscription Agreements, the Backstop Agreement and the Forward Purchase Agreement in accordance with their terms to the extent expressly set forth therein).

Section 11.15            Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of CCNB Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication Merger), then any number or amount contained herein which is based upon the number of shares of CCNB Capital Stock will be appropriately adjusted to provide to the Company Equityholders and CCNB Shareholders the same economic effect as contemplated hereby prior to such event.

Section 11.16            Waiver of Conflicts; Attorney-Client Communications.

(a)            Recognizing that (i) Weil has acted as legal counsel to the Group Companies, certain of the Company Equityholders (for the avoidance of doubt, excluding the Preferred Stockholder and Getty Investments) and their respective Affiliates prior to the Closing, and that the certain of the Company Equityholders (for the avoidance of doubt, excluding the Preferred Stockholder and Getty Investments) intend to continue to engage Weil to act as legal counsel to such Company Equityholders, New CCNB, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies), consents to, waives, and will not assert, and agrees, after the Closing, to cause the Group Companies to consent to, waive, and to not assert any present, past or future actual or potential conflict of interest that may arise in connection with Weil representing any or all of the Company Equityholders (for the avoidance of doubt, excluding the Preferred Stockholder and Getty Investments), and the communication to such Persons, in any such representation, of any fact known to Weil, including Attorney-Client Communications, including in connection with any negotiation, arbitration, mediation, litigation or other Proceeding in any way related to a dispute with either of New CCNB or the Group Companies or other Person following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute, and (ii) Kirkland has acted as legal counsel to the CCNB Parties, certain of CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates prior to the Closing, and that certain of CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates intend to continue to engage Kirkland to act as legal counsel to such CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates, the Company, New CCNB on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies) and the Partnership, consents to, waives, and will not assert, and agrees, after the Closing, to cause New CCNB and the Group Companies to consent to, waive, and to not assert any present, past or future actual or potential conflict of interest that may arise in connection with Kirkland representing any or all of the CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates, and the communication to such Persons, in any such representation, of any fact known to Kirkland, including Attorney-Client Communications, including in connection with any negotiation, arbitration, mediation, litigation or other Proceeding in any way related to a dispute with either of New CCNB or any other CCNB Party or the Group Companies or other Person following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute.

(b)            New CCNB, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies), irrevocably acknowledges and agrees as follows: (i) all communications of any nature prior to the Closing (and all records of such communications) between any or all of the Company Equityholders (for the avoidance of doubt, excluding the Preferred Stockholder and Getty Investments), the Group Companies, any officer, director, employee, or agent of any Group Company, and their respective Affiliates, any of the financial advisors, attorneys, accountants and other advisors to the foregoing, and Weil and its partners and employees, and all of Weil’s work product with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement or any other Ancillary Agreement or any acquisition proposal, and all matters related to any of the foregoing, in each case, to the extent constituting attorney-client privileged communication, work product, materials or matters (individually and collectively “Attorney-Client Communications”) shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable, solely in favor of and held by Company Equityholders (for the avoidance of doubt, excluding the Preferred Stockholder and Getty Investments) and shall be deemed to be confidential and proprietary information solely of the Company Equityholders (for the avoidance of doubt, excluding the Preferred Stockholder and Getty Investments); (ii) such privilege or doctrine shall be held solely by, and may be waived only by, the Company Equityholders (for the avoidance of doubt, excluding the Preferred Stockholder and Getty Investments), and not by New CCNB or any of its Subsidiaries (including, following the Closing, the Group Companies), or their Affiliates, successor or assigns; (iii) all Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by the Group Companies of Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by the Group Companies to the Company Equityholders (for the avoidance of doubt, excluding the Preferred Stockholder and Getty Investments), the Group Companies and the Subsidiaries of CCNB and their Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever including any access to or possession of such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any Attorney-Client Communications and (iv) Weil shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to the Group Companies by reason of any attorney-client relationship between Weil and the Group Companies.

(c)            The Company and New CCNB, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies), irrevocably acknowledges and agrees as follows: (i) all communications of any nature prior to the Closing (and all records of such communications) by and among any or all of the CCNB Parties, the CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates, and any of their and their Affiliates respective officers, directors, employees, agents, financial advisors, attorneys, accountants and other advisors to the foregoing, and Kirkland and its partners and employees, and all of Kirkland’s Attorney-Client Communications shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable, solely in favor of and held by the CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates and shall be deemed to be confidential and proprietary information solely of the CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates; (ii) such privilege or doctrine shall be held solely by, and may be waived only by, the CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates, and not by New CCNB or any of its Subsidiaries (including, following the Closing, the Group Companies), or their Affiliates, successor or assigns; (iii) all Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by the CCNB Parties of Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by the CCNB Parties to the CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever including any access to or possession of such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any Attorney-Client Communications and (iv) Kirkland shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to New CCNB, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies) by reason of any attorney-client relationship between Kirkland, on the one hand, and the CCNB Parties, the CCNB equityholders (including, without limitation, the Sponsor) and their respective Affiliates, on the other hand.

* * * * *

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

CCNB:

CC NEUBERGER PRINCIPAL HOLDINGS II

By:	/s/ Douglas Newton
Name: Douglas Newton
Title: Authorized Signatory

NEW CCNB:

VECTOR HOLDING, LLC

By:	/s/ Douglas Newton
Name: Douglas Newton
Title: Authorized Signatory

G MERGER SUB 1:

VECTOR MERGER SUB 1, LLC

By:	/s/ Douglas Newton
Name: Douglas Newton
Title: Authorized Signatory

G MERGER SUB 2:

VECTOR MERGER SUB 2, LLC

By:	/s/ Douglas Newton
Name: Douglas Newton
Title: Authorized Signatory

DOMESTICATION MERGER SUB:

Vector domestication merger sub, LLC

By:	/s/ Douglas Newton
Name: Douglas Newton
Title: Authorized Signatory

COMPANY:

GRIFFEY GLOBAL HOLDINGS, INC.

By:	/s/ Craig Peters
Name: Craig Peters
Title: Chief Executive Officer and President

PARTNERSHIP:

GRIFFEY INVESTORS, L.P.

By:	/s/ Craig Peters
Name: Craig Peters
Title: Chief Executive Officer and President

SCHEDULE 1.1

Company Equityholders party to the Registration Rights Agreement

1.	Getty Investments L.L.C.

2.	Mark Getty

3.	The October 1993 Trust

4.	The Options Settlement

5.	Koch Icon Investments, LLC

6.	CC NB Sponsor 2 Holdings LLC

7.	Neuberger Berman Opportunistic Capital Solutions Master Fund LP

8.	CC Neuberger Principal Holdings II Sponsor LLC

9.	Joel Alsfine

10.	James Quella

11.	Jonathan Gear

SCHEDULE 3.2(B)

Illustrative Example of Allocation Schedule

EXHIBIT A

FORM OF SUBSCRIPTION AGREEMENT

CC Neuberger Principal Holdings II

200 Park Avenue, 58th Floor

New York, New York 10166

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between CC Neuberger Principal Holdings II, a Cayman Islands exempted company (“SPAC”), Vector Holding, LLC, a Delaware limited liability company and wholly-owned subsidiary of the SPAC (“New CCNB”), and the undersigned investor (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the SPAC, New CCNB, Griffey Global Holdings, Inc., a Delaware corporation (the “Company”), Vector Domestication Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of New CCNB (“Domestication Merger Sub”), Vector Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of the SPAC (“G Merger Sub 1”), Vector Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of the SPAC (“G Merger Sub 2) and for limited purposes as set forth in the Business Combination Agreement, Griffey Investors, LP, a Delaware limited partnership, pursuant to which, among other things, (i) New CCNB will convert into a Delaware corporation (the “Statutory Conversion”), (ii) following the Statutory Conversion, the SPAC will merge with and into Domestication Merger Sub (the “Domestication Merger”), with Domestication Merger Sub surviving the Domestication Merger (the “Domestication Surviving Company”), (iii) following the Domestication Merger, G Merger Sub I will merge with and into the Company (the “First Getty Merger”), with the Company surviving the First Getty Merger (the “First Surviving Company”) and (iv) immediately following the First Getty Merger, the First Surviving Company will merge with and into G Merger Sub 2 (the “Second Getty Merger,” and together with the First Getty Merger, the “Getty Mergers”, and together with the Domestication Merger, the “Mergers”), with G Merger Sub 2 surviving the Second Getty Merger as a wholly owned subsidiary of the First Surviving Company (the “Final Surviving Company”), on the terms and subject to the conditions therein (the transactions contemplated by the Business Combination Agreement, including the Mergers, the “Transaction”). In connection with the Transaction, SPAC is seeking commitments from interested investors to purchase, following the Domestication Merger and prior to the Getty Mergers, shares of New CCNB’s Class A common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, SPAC and New CCNB are entering into subscription agreements (the “Other Subscription Agreements,” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors,” and together with the Investor, the “Investors”), pursuant to which the Investors have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 15,000,000 Shares, at the Per Share Purchase Price. The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

References to the “Issuer” shall refer to the SPAC for all periods prior to completion of the Domestication Merger and to New CCNB for all periods after completion of the Domestication Merger.

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Issuer acknowledges and agrees as follows:

1.             Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from Issuer the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that Issuer reserves the right to accept or reject the Investor’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its, his or her acceptance, and the same shall be deemed to be accepted by Issuer only when this Subscription Agreement is signed by a duly authorized person by or on behalf of Issuer; Issuer may do so in counterpart form. The Investor acknowledges and agrees that, as a result of the Transaction, the Shares that will be purchased by the Investor and issued by Issuer pursuant to this Subscription Agreement shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).

2.             Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur substantially concurrently with and be conditioned upon the effectiveness of, the Transaction. Upon delivery of written notice from (or on behalf of) Issuer to the Investor (the “Closing Notice”), that Issuer reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to Issuer, three (3) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), (i) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Issuer in the Closing Notice and (ii) any other information that is reasonably requested in the Closing Notice in order for the Shares to be issued to the Investor, including, without limitation, the legal name of the person in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. At the Closing, a number of Shares shall be issued to the Investor set forth on the signature page to this Subscription Agreement and subsequently such Shares shall be registered in book entry form in the name of the Investor on Issuer’s share register; provided, however, that the obligation to issue the Shares to the Investor is contingent upon Issuer having received the Subscription Amount in full accordance with this Section 2. If the Closing does not occur within ten (10) business days following the Closing Date specified in the Closing Notice, Issuer shall promptly (but not later than three (3) business days thereafter) return the Subscription Amount in full to the Investor; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its, his or her obligation to purchase the Shares at the Closing upon the delivery by Issuer of a subsequent Closing Notice in accordance with this Section 2. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

3.             Closing Conditions.

a.             The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i)            no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and

(ii)           (A) all conditions precedent to the closing of the Transaction contained in the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement and other than those conditions under the Business Combination Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived according to the terms of the Business Combination Agreement and (B) the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing.

b.             The obligation of Issuer to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing (except for those representations and warranties qualified by materiality, which shall be true and correct in all respects and those representations and warranties that speak as of a specified earlier date, which shall be so true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing; and (ii) all obligations, covenants and agreements of the Investor required to be performed by it, him or her at or prior to the Closing shall have been performed in all material respects.

c.             The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the conditions (which may be waived by the Investor) that (i) all representations and warranties of Issuer contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects and those representations and warranties that speak as of a specified earlier date, which shall be so true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by Issuer of each of the representations and warranties of Issuer contained in this Subscription Agreement as of the Closing; and (ii) all obligations, covenants and agreements of Issuer required by this Subscription Agreement to be performed by it at or prior to the Closing shall have been performed in all material respects.

4.             Further Assurances. At or prior to the Closing, the parties hereto shall execute and deliver, or cause to be executed and delivered, such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5.             Issuer Representations and Warranties. Issuer represents and warrants to the Investor that (provided that no representation or warranty by Issuer shall apply to any statement or information in the SEC Reports (as defined below) that relates to the topics referenced in the Statement (as defined below), any reclassification of the Issuer’s public shares or any other accounting matters with respect to Issuer’s securities or expenses or other initial public offering related matters, nor shall any correction, amendment or restatement of Issuer’s filings or financial statements arising from or relating to the Statement or any other accounting matters, nor any other effects that relate to or arise out of, or are in connection with or in response to, any of the foregoing or any changes in accounting or disclosure related thereto, be deemed to be material for purposes of this Subscription Agreement or be deemed to be a breach of any representation or warranty by Issuer or a Material Adverse Effect):

a.             As of the date hereof, Issuer is an exempted company duly formed, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). Issuer has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing, following the Domestication Merger, Issuer will be duly formed, validly existing as a corporation and in good standing under the laws of the State of Delaware.

b.             As of the Closing, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Issuer’s certificate of incorporation (as adopted in connection with the Domestication Merger) or under the General Corporation Law of the State of Delaware.

c.             This Subscription Agreement has been duly authorized, executed and delivered by Issuer and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

d.             The issuance and sale of the Shares and the compliance by Issuer with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Issuer or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Issuer or any of its subsidiaries is a party or by which Issuer or any of its subsidiaries is bound or to which any of the property or assets of Issuer is subject that would reasonably be expected to materially affect the validity of the Shares or the legal authority of Issuer to timely comply in all material respects with the terms of this Subscription Agreement (a “Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of Issuer; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Issuer or any of its properties that would reasonably be expected to have a Material Adverse Effect.

e.             As of their respective dates, all reports (the “SEC Reports”) required to be filed by Issuer with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Investor acknowledges that (i) the Staff of the SEC issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (together with any subsequent guidance, statements or interpretations issued by the SEC or the Staff relating thereto or to other accounting matters related to Issuer’s securities or expenses or other initial public offering related matters, the “Statement”), (ii) Issuer continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports, including, without limitation, any changes to historical accounting policies of Issuer and any reclassification of the Issuer’s public shares in connection with any order, directive, guideline, comment or recommendation from the SEC that is applicable to Issuer, including, without limitation, arising from or relating to Issuer’s review of the Statement shall be deemed not material for purposes of this Subscription Agreement.

f.              Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by Issuer to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

6.             Investor Representations and Warranties. The Investor represents and warrants to Issuer that:

a.             The Investor (i) is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), satisfying the applicable requirements set forth on Schedule A hereto, (ii) is acquiring the Shares only for its, his or her own account and not for the account of others and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any securities laws of the United States or any other jurisdiction. The Investor has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. The Investor further acknowledges that it, he or she is aware that the sale to it, him or her is being made in reliance on a private placement exempt from registration under the Securities Act and is acquiring the Shares for its, his or her own account.

b.             [Reserved.]

c.             The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the offer and sale of the Shares have not been registered under the Securities Act or any other applicable securities laws. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except in compliance with any exemption therefrom, and that any book entries representing the Shares shall contain a restrictive legend to such effect, which legend shall be subject to removal as set forth herein, subject to applicable law. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that Issuer files a Current Report on Form 8-K following the Closing that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor acknowledges and agrees that it, he or she has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

d.             The Investor acknowledges and agrees that the Investor is purchasing the Shares directly from Issuer. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Issuer, the Company, and Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. (collectively, the “Placement Agents”), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Issuer expressly set forth in Section 6 of this Subscription Agreement.

e.             The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

f.              The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to Issuer, the Transaction and the business of the Company and its direct and indirect subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it, he or she has reviewed the SEC Reports and other information as the Investor has deemed necessary to make an investment decision with respect to the Shares. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, including from the Company directly, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares, including but not limited to access to marketing materials and a virtual data room containing information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient, in the Investor’s judgment, to enable the Investor to evaluate its, his or her investment. The Investor acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Investor further acknowledges that it, he or she has reviewed or had the full opportunity to review all disclosure documents provided to such Investor in the offering of the Shares and no statement or printed material which is contrary to such disclosure documents has been made or given to the Investor by or on behalf of Issuer or Company. Based on such information as the Investor has deemed appropriate and without reliance upon the Placement Agents, the Investor has independently made its, his or her own analysis and decision to enter into the Transaction. Except for the representations, warranties and agreements of the Issuer expressly set forth in any Subscription Agreement, the Investor is relying exclusively on its, his or her own sources of information, investment analysis and due diligence (including professional advice it, he or she deemed appropriate) with respect to the Transaction, the Securities and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer and the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

g.            The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and Issuer, the Company or a representative of Issuer or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and Issuer, the Company or a representative of Issuer or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means and none of Issuer, Company or their respective representatives or any person acting on behalf of any of them acted as investment advisor, broker or dealer to the Investor. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it, he or she is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Issuer, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of Issuer contained in Section 5 of this Subscription Agreement, in making its, his or her investment or decision to invest in Issuer.

h.             The Investor acknowledges that it, he or she is aware that there are substantial risks incident to the purchase and ownership of the Shares, including but not limited to those set forth in the SEC Reports. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision and the Investor has made its, his or her own assessment and has satisfied itself, himself or herself concerning relevant tax and other economic considerations relative to its, his or her purchase of the Shares. The Investor will not look to the Placement Agents for all or part of any such loss or losses the Investor may suffer, is able to sustain a complete loss on its, his or her investment in the Shares, has no need for liquidity with respect to its, his or her investment in the Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.

i.              Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in Issuer. The Investor has determined based on its, his or her own independent review and such professional advice as the Investor deemed appropriate that its, his or her purchase of the Securities and participation in the Transaction are fully consistent with its, his or her financial needs, objectives and condition and is a suitable investment for the Investor, notwithstanding the risks inherent in investing in or holding the Securities. The Investor acknowledges specifically that a possibility of total loss exists.

j.              The Investor hereby acknowledges and agrees that (a) the Placement Agents are acting solely as placement agents in connection with the Transaction and are not acting as underwriters or in any other capacity and are not and shall not be construed as a fiduciary for the Investor, the Company or any other person or entity in connection with the Transaction, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Transaction, (c) the Placement Agents will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, condition (financial or otherwise), operations, properties or prospects of, or any other matter concerning the Company, the Target or the Transaction, and (d) the Placement Agents shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor, the Company or any other person or entity), whether in contract, tort or otherwise, to the Investor, or to any person claiming through the Investor, in respect of the Transaction. In making its, his or her decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning Issuer, the Company, the Transaction, the Business Combination Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

k.             The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

l.              The Investor has full power, right and legal capacity to execute and deliver this Subscription Agreement and to perform its, his or her obligations hereunder.

m.            This Subscription Agreement has been duly authorized, executed and delivered by the Investor. This Subscription Agreement is enforceable against the Investor in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

n.             The Investor is not (i) a person named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively, “OFAC Lists”), (ii) acting on behalf of one or more persons that are named on the OFAC Lists; (iii) located, resident or born in, or a citizen or national of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States or (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. The Investor also represents that, to the extent required, it, he or she maintains procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs. The Investor further represents and warrants that, to the extent required by applicable law, the Investor maintains procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

o.             The Investor acknowledges that neither the Placement Agents, nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to Issuer, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by Issuer.

p.             In connection with the issue and purchase of the Shares, the Placement Agents have not acted as the Investor’s financial advisor or fiduciary.

q.             The Investor acknowledges that it, he or she is aware that Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as financial advisors to the Company in connection with the Transaction.

r.              The Investor has and, when required to deliver payment to Issuer pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

s.             As of the date hereof, the Investor does not have, and during the thirty (30) day period immediately prior to the date hereof the Investor has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of Issuer.

t.              The Investor is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than a group consisting solely of the Investor and its, his or her affiliates.

7.             Registration Rights. Issuer agrees that within forty-five (45) calendar days after the Closing, it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) ninety (90) calendar days after the filing thereof (or one hundred twenty (120) calendar days after the filing thereof if the SEC notifies Issuer that it will “review” the Registration Statement) and (ii) ten (10) business days after Issuer is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. Issuer agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the second anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its, his or her Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 promulgated under the Securities Act (“Rule 144”) within 90 days without the public information, volume or manner of sale limitations of such rule. The Investor agrees to disclose its, his or her ownership to Issuer upon request to assist it, him or her in making the determination with respect to Rule 144 described in clause (iii) above. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its, his or her Shares from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. Issuer may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after Issuer becomes eligible to use such Form S-3. The Investor acknowledges and agrees that the Issuer may delay the filing or suspend the use of the Registration Statement if the Issuer determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of Issuer, would require premature disclosure of information that would adversely affect Issuer that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act or would require the inclusion of financial statements that are unavailable to the Issuer for reasons beyond the Issuer’s control; provided, that, (I) Issuer shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than a total of one hundred-twenty (120) calendar days in any three hundred sixty (360) consecutive day period and (II) Issuer shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. If so directed by Issuer, the Investor will destroy all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to destroy all copies of the prospectus covering the Shares shall not apply (x) to the extent the Investor is required to retain a copy of such prospectus (A) in order to comply with applicable legal or regulatory requirements or (B) in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up. Issuer’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to Issuer such information regarding the Investor, the securities of Issuer held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by Issuer to effect the registration of such Shares, and shall execute such documents in connection with such registration as Issuer may reasonably request that are customary of a selling shareholder in similar situations.

8.             Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, or (c) 30 days after the Outside Date (as defined in the Business Combination Agreement as in effect on the date hereof), if the Closing has not occurred by such date (provided, that the right to terminate this Subscription Agreement pursuant to this clause (c) shall not be available to the Investor if the Investor’s breach of any of its, his or her covenants or obligations under this Subscription Agreement (or if an affiliate of the Investor is one of the Investors under an Other Subscription Agreement, and such other Investor’s breach of any of its, his or her covenants or obligations under the Other Subscription Agreement), either individually or in the aggregate, shall have proximately caused the failure of the consummation of the Transaction on or before the Outside Date) (the termination events described in clauses (a)–(c) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Issuer shall notify the Investor in writing of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to Issuer in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.

9.             Trust Account Waiver. The Investor acknowledges that Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Issuer and one or more businesses or assets. The Investor further acknowledges that, as described in Issuer’s prospectus relating to its initial public offering dated July 30, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Issuer’s assets consist of the cash proceeds of Issuer’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Issuer, its public shareholders and the underwriters of Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Issuer to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor, on behalf of itself, himself or herself and its, his or her representatives hereby irrevocably waives any and all right, title and interest, or any claim of any kind it, he or she has or may have in the future, in or to any monies held in the Trust Account (or distributions therefrom to Issuer’s public shareholders or to the underwriters of Issuer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account), and agrees not to seek recourse against the Trust Account; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Shares, except to the extent that the Investor has otherwise agreed with Issuer to not exercise such redemption right.

10.           Miscellaneous.

a.             Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the Investor or by an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager without the prior consent of Issuer and (ii) the Investor's rights under Section 7 may be assigned to an assignee or transferee of the Shares (other than in connection with a sale of the Shares); provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no assignment pursuant to clause (i) of this Section 10(a) shall relieve the Investor of its, his or her obligations hereunder unless otherwise agreed to in writing by Issuer.

b.             Issuer may request from the Investor such additional information as Issuer may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available. The Investor acknowledges and agrees that if it, he or she does not provide Issuer with such requested information, Issuer may not be able to register the Investor's Shares for resale pursuant to Section 7 hereof. The Investor acknowledges that Issuer may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the SEC as an exhibit to a periodic report or a registration statement of Issuer.

c.             The Investor acknowledges that Issuer, the Company, the Placement Agents, and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, including Schedule A hereto. Prior to the Closing, the Investor agrees to promptly notify Issuer, the Company and the Placement Agents in writing (including, for the avoidance of doubt, by email) if any of the acknowledgments, understandings, agreements, representations and warranties made by the Investor as set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify Issuer and the Placement Agents if they are no longer accurate in any respect). The Investor acknowledges and agrees that each purchase by the Investor of Shares from Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

d.             Issuer, the Company and the Placement Agents are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Company or the Placement Agents any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of Issuer set forth in this Subscription Agreement.

e.             This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by Issuer of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications, amendments or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

f.              This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof. Except as set forth in Section 8, Section 10(c), Section 10(d), Section 10(e), this Section 10(f), Section 10(k) and Section 11 with respect to the persons specifically referenced therein, and Section 6 and Section 11 with respect to the Placement Agents, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions; provided, that, notwithstanding anything to the contrary contained in this Subscription Agreement, the Company is an intended third party beneficiary of each of the provisions of this Subscription Agreement.

g.             Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

h.             If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

i.              This Subscription Agreement may be executed and delivered in one (1) or more counterparts (including by electronic means, such as facsimile, in .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

j.              At any time, Issuer may (a) extend the time for the performance of any obligation or other act of the Investor, (b) waive any inaccuracy in the representations and warranties of the Investor contained herein or in any document delivered by the Investor pursuant hereto and (c) waive compliance with any agreement of the Investor or any condition to its own obligations contained herein. At any time, the Investor may (a) extend the time for the performance of any obligation or other act of Issuer, (b) waive any inaccuracy in the representations and warranties of Issuer contained herein or in any document delivered by Issuer pursuant hereto and (c) waive compliance with any agreement of Issuer or any condition to its, his or her own obligations contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

k.             The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of this Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein.

l.              This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

m.            Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it, he or she may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10(m) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10(m) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

n.             Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)             if to the Investor, to such address or addresses set forth on the signature page hereto;

(ii)            if to Issuer, to:

CC Neuberger Principal Holdings II

200 Park Avenue,

58th Floor

New York, New York 10166

Attn: Matthew Skurbe

with a required copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Peter Seligson

o.             If Investor is a Massachusetts Business Trust, a copy of the Declaration of Trust of Investor or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Investor or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees or stockholders of Investor or any affiliate thereof individually but are binding only upon Investor or any affiliate thereof and its, his or her assets and property.

11.           Non-Reliance and Exculpation. The Investor acknowledges that it, he or she is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Issuer expressly contained in Section 5 of this Subscription Agreement, in making its, his or her investment or decision to invest in Issuer. The Investor acknowledges and agrees that none of (i) any Other Investor pursuant to any Other Subscription Agreement (including such Other Investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any other party to the Business Combination Agreement or any Non-Party Affiliate, shall have any liability to the Investor, or to any Other Investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract, under federal or state securities laws or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by Issuer, the Company, the Placement Agents or any Non-Party Affiliate concerning Issuer, the Company, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of Issuer, the Company, the Placement Agents or any of Issuer’s, the Company’s or the Placement Agents’ controlled affiliates or any family member of the foregoing.

12.           No Hedging. The Investor agrees that, from the date hereof until the Closing or the earlier termination of this Subscription Agreement, none of the Investor or any person or entity acting on behalf of the Investor or pursuant to any understanding with the Investor will engage in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or similar instrument, including without limitation equity repurchase agreements and securities lending arrangements, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition or transfer (whether by the Investor or any other person), in each case, solely to the extent it has the same economic effect as a “short sale” (as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act), of any economic consequences of ownership (excluding, for the avoidance of doubt, any consequences resulting solely from foreign exchange fluctuations), in whole or in part, directly or indirectly, physically or synthetically, of any Shares or any securities of Issuer prior to the Closing, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of securities of Issuer, in cash or otherwise, or to publicly disclose the intention to undertake any of the foregoing; provided, however, that the provisions of this Section 12 shall not apply to long sales (including sales of securities held by the Investor, its, his or her controlled affiliates or any person or entity acting on behalf of the Investor or any of its, his or her controlled affiliates prior to the date hereof and securities purchased by the Investor in the open market after the date hereof) other than those effectuated through derivative transactions and similar instruments.

13.           Disclosure. Issuer shall, on the first (1st) business day immediately following the date hereof, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and Business Combination Agreement, the Transaction and any other material, nonpublic information that Issuer has provided to the Investor at any time prior to the filing of the Disclosure Document.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its, his or her duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:
By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: ________, 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:
Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Email:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by Issuer in the Closing Notice. To the extent the offering is oversubscribed the number of Shares received and the Subscription Amount may be less than the maximum number of Shares subscribed for.

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, SPAC and New CCNB have each accepted this Subscription Agreement as of the date set forth below.

CC NEUBERGER PRINCIPAL HOLDINGS II

By:
Name:
Title:

VECTOR HOLDING, LLC

By:
Name:
Title

Date: December 9, 2021

[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

This Schedule must be completed by Investor and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. The Investor must check the applicable box below.

ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.	☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box below indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐  Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐  Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐  Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐  Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐  Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐  Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐  Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐  Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status, such as a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82) and an Investment Adviser Representative license (Series 65);

☐  Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐  Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

EXHIBIT B

FORM OF SPONSOR SIDE LETTER

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [●], 2022 by and among Vector Holding, LLC, a Delaware limited liability company, to be converted into a Delaware corporation pursuant to the Statutory Conversion (as defined in the Business Combination Agreement (as defined below) and renamed Getty Images Holdings, Inc. (the “Company”), and the persons and entities identified on Schedule A hereto (each such person, together with each Affiliate of such person that acquires Registrable Securities (as defined below) from such first Person other than pursuant to a registered offering or Rule 144 (but only for so long as such Affiliate holds Registrable Securities), and their respective successors and permitted assigns, an “Investor”).

RECITALS

WHEREAS, CC Neuberger Principal Holdings II, a Cayman Islands exempted company (“CCNB”), CC Neuberger Principal Holdings II Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and certain other Investors entered into that certain Registration Rights Agreement (the “Prior Agreement”), dated as of August 4, 2020;

WHEREAS, the parties desire to enter into this Agreement in connection with that certain Business Combination Agreement, dated as of December 9, 2021 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among CCNB, the Company, Vector Domestication Merger Sub, LLC, a Delaware limited liability company, Vector Merger Sub 1, LLC, a Delaware limited liability company, Vector Merger Sub 2, LLC, a Delaware limited liability company, Griffey Global Holdings, Inc., a Delaware corporation, and solely for the limited purposes of certain sections set forth therein, Griffey Investors, LP, a Delaware limited partnership;

WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement and replace it with this Agreement; and

WHEREAS, it is a condition to the Closing (as such term is defined in the Business Combination Agreement) that the parties hereto enter into this Agreement, to be effective upon the Closing.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and understandings set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Definitions. As used in this Agreement, the following terms shall have the following meanings:

1.1           “Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company or the Board, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

1.2           “Affiliate” shall mean, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. “Affiliate” with respect to the Investors, shall not include (a) the Company or its subsidiaries and (b) “portfolio companies” (as such term is customarily used among institutional investors) in which any Investor or any of its Affiliates has an investment (whether as debt or equity). As used in this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.3           “Agreement” has the meaning set forth in the preamble.

1.4           “Beneficially Own” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, that, for purposes of this Agreement, a Transfer with respect to any Equity Securities means that the Transferor no longer Beneficially Owns such Equity Securities (except, for the avoidance of doubt, for any Transfer to Permitted Transferees or with respect to pledges or encumbrances which do not Transfer economic risk). “Beneficially Owns,” “Beneficially Owned,” and “Beneficial Ownership” shall have correlative meanings.

1.5           “Block Trade” means any non-marketed underwritten takedown offering taking the form of a bought deal or a block sale to a financial institution.

1.6           “Board” means the board of directors (or any successor governing body) of the Company.

1.7           “Business Combination Agreement” has the meaning set forth in the recitals.

1.8           “CC Capital” means CC NB Sponsor 2 Holdings LLC, a Delaware limited liability company.

1.9           “CCNB” has the meaning set forth in the recitals.

1.10         “Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company.

1.11         “Closing Date” means the date of this Agreement.

1.12         “Company” has the meaning set forth in the preamble and includes the Company’s successors by merger, amalgamation, acquisition, reorganization or otherwise.

1.13         “Controlling Person” has the meaning set forth in Section 7.17.

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1.14           “DTCDRS” has the meaning set forth in Section 7.18.

1.15           “Earn-Out Shares” has the meaning set forth in the Business Combination Agreement.

1.16           “Effectiveness Deadline” has the meaning set forth in Section 2.2.

1.17           “Equity Securities” means any shares of Class A Common Stock and any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), shares of Class A Common Stock, including options and warrants.

1.18           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.19           “Getty Family Demanding Holders” has the meaning set forth in Section 2.1.

1.20           “Getty Family Investors” means Getty Investments L.L.C., Mark Getty, The October 1993 Trust and The Options Settlement together with their respective successors and any Permitted Transferee.

1.21           “Getty Family Permitted Encumbrance” has the meaning set forth in the Stockholders Agreement, dated as of December 9, 2021 (as may be amended or otherwise modified from time to time), by and among the Company and the parties named on Schedule A thereto.

1.22           “Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality, including any state-owned entity, of any federal, state, local or foreign jurisdiction.

1.23           “Initial Registrable Securities” has the meaning set forth in Section 7.1.

1.24           “Initial Registration Statement” has the meaning set forth in Section 7.1.

1.25           “Inspectors” has the meaning set forth in Section 7.8.

1.26           “Investor” has the meaning set forth in the preamble.

1.27           “Koch Demanding Holders” has the meaning set forth in Section 2.1.

1.28           “Koch Investors” means Koch Icon Investments, LLC together with its successors and any Permitted Transferee.

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1.29           “Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, directives, pronouncements, rulings and any Orders of a Governmental Entity, including common law (including fiduciary duties).

1.30           “Long-Form Registration” has the meaning set forth in Section 2.1.

1.31           “Misstatement” shall mean an untrue statement of material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus (as applicable), necessary to make the statements in a Registration Statement or Prospectus (as applicable) (in light of the circumstances under which they were made) not misleading.

1.32           “New Registration Statement” has the meaning set forth in Section 2.8.

1.33           “NBOKS” means Neuberger Berman Opportunistic Capital Solutions Master Fund LP, a Cayman Islands exempted company.

1.34           “Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, directive, decree or award entered by or with any Governmental Entity or arbitral institution.

1.35           “Permitted Transferee” has the meaning set forth in the Stockholders Agreement, dated as of December 9, 2021 (as may be amended or otherwise modified from time to time), by and among the Company and the Investor Stockholders (as defined therein) party thereto.

1.36           “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.37           “Piggyback Registration” has the meaning set forth in Section 3.1.

1.38           “Piggyback Registration Statement” has the meaning set forth in Section 3.1.

1.39           “Prior Agreement” has the meaning set forth in the recitals.

1.40           “Proceeding” means any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

1.41           “Prospectus” means the prospectus or prospectuses included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rule 430A under the Securities Act or any successor rule thereto), as amended or supplemented by any prospectus supplement, including any Shelf Supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

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1.42           “Records” has the meaning set forth in Section 7.8.

1.43           “Registrable Securities” means (a) any Equity Securities Beneficially Owned or otherwise held directly or indirectly by any of the Investors, (b) any Equity Securities issued or issuable as a distribution with respect to, or in exchange for or in replacement of, any of the foregoing Equity Securities, including, without limitation, Earn-Out Shares and Sponsor Earn-Out Shares and (c) any Equity Securities issued or issuable to any Investor by way of a share dividend or share split or in exchange for or upon conversion of the Equity Securities described in subsections (a) and (b) or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to such Equity Securities. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) the SEC has declared a Registration Statement covering such securities effective and such securities have been disposed of pursuant to such Registration Statement, (ii) such securities have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and further subsequent public distribution of them shall not require registration under the Securities Act, (iii) such securities have been sold without registration pursuant to Rule 144, or (iv) such securities shall have ceased to be outstanding.

1.44           “Registration Date” means the date on which the Company becomes subject to Section 13(a) or Section 15(d) of the Exchange Act.

1.45           “Registration Statement” means any registration statement of the Company, including the Prospectus, amendments and supplements (including Shelf Supplements) to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference in such registration statement.

1.46           “Related Party” has the meaning set forth in Section 29.

1.47           “Rule 144” means Rule 144 under the Securities Act or any successor rule thereto.

1.48           “SEC” means the Securities and Exchange Commission or any other federal agency administering the Securities Act and the Exchange Act at the time.

1.49           “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.50           “Selling Expenses” means all underwriting discounts, selling commissions and share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any holder of Registrable Securities, except for the fees and disbursements of counsel for the holders of Registrable Securities required to be paid by the Company pursuant to this Agreement.

1.51           “Shelf Registration” has the meaning set forth in Section 2.2.

1.52           “Shelf Registration Statement” has the meaning set forth in Section 2.2.

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1.53           “Shelf Supplement” has the meaning set forth in Section 2.3.

1.54           “Shelf Takedown” has the meaning set forth in Section 2.3.

1.55           “Shelf Takedown Notice” has the meaning set forth in Section 2.3.

1.56           “Sponsor” has the meaning set forth in the preamble.

1.57           “Sponsor Earn-Out Shares” has the meaning set forth in the Business Combination Agreement.

1.58           “Sponsor Investors” shall mean the Sponsor, CC Capital and NBOKS, together with their successors and Permitted Transferees.

1.59           “Transfer” means, (a) when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition, contract or legally binding agreement to undertake any of the foregoing, by the Transferor (whether by operation of law or otherwise) and, (b) when used as a verb, (i) the voluntary or involuntary sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or the establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security by the Transferor, (ii) entry by the Transferor into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement by the Transferor of any intention to effect any transaction specified in clauses “(i)” or “(ii).” The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

2.           Registration.

2.1           To the extent that a Registration Statement filed pursuant to Section 2.2 or a Shelf Registration Statement is not available to effect the proposed transaction, each of: (a) the Getty Family Investors that Beneficially Own at least a majority in interest of the then-outstanding number of Registrable Securities held by the Getty Family Investors (the “Getty Family Demanding Holders”); (b) the Koch Investors that Beneficially Own at least a majority in interest of the then-outstanding number of Registrable Securities held by the Koch Investors (the “Koch Demanding Holders”); (c) the Sponsor, (d) CC Capital and (e) NBOKS; may request that the Company register under the Securities Act all or any portion of its Registrable Securities pursuant to a Registration Statement on Form S-1 or any similar long-form registration statement that may be available at such time (each, a “Long-Form Registration”), provided that such Investor(s) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $50 million from such Long-Form Registration. Each request for a Long-Form Registration shall specify the number of Registrable Securities requested to be included in the Long-Form Registration. Upon receipt of any such request, the Company shall promptly (but in no event later than ten (10) days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have ten (10) days from the date such notice is given to notify the Company in writing of their desire to be included in such registration. The Company shall prepare and file with (or confidentially submit to) the SEC a Registration Statement on Form S-1 or any successor form thereto covering all of the Registrable Securities that the holders thereof have requested to be included in such Long-Form Registration within sixty (60) days after the date on which the initial request is given and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable thereafter. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be obligated to participate in more than four (4) Long-Form Registrations, pursuant to this Section 2.1 in any twelve (12)-month period.

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2.2           Notwithstanding the provisions of Section 2.1, the Company shall, as soon as practicable, but in any event within thirty (30) days after the Closing Date, file (or confidentially submit) a Registration Statement to permit the public resale of all the Registrable Securities held by the Investors from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) on the terms and conditions specified in this Section 2.2 and shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (a) the ninetieth (90th) calendar day (or one hundred twentieth (120th) calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the Closing Date and (b) the fifth (5th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the SEC pursuant to this Section 2.2 shall be on Form S-3, or if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for the sale or resale of such Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule or provision similar thereto adopted by the SEC, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Investor to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor rule or similar provision adopted by the SEC then in effect) at any time beginning on the effective date for such Registration Statement. If Form S-3 is not then available to the Company, the Company shall use commercially reasonable efforts to convert the Form S-1 or other available registration statement to a shelf registration statement on Form S-3 (a “Shelf Registration Statement”) as promptly as practicable after the Company becomes eligible to use a Form S-3 that covers all Registrable Securities then outstanding for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration”). A Registration Statement filed pursuant to this Section 2.2 shall provide for the sale or resale pursuant to any method or combination of methods legally available to, and requested by, the Investors. The Company shall use commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2.2 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement or Shelf Registration Statement is continuously available, for the resale of all the Registrable Securities held by the holders thereof until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.2, but in any event within one (1) business day of such date, the Company shall notify the Investors of the effectiveness of such Registration Statement. If, after the filing such Registration Statement, a holder of Registrable Securities requests registration under the Securities Act of additional Registrable Securities pursuant to such Registration Statement, the Company shall amend such Registration Statement to cover such additional Registrable Securities. The provisions of Section 2.3 shall apply mutatis mutandis to any resale of Registrable Securities pursuant to a registration statement filed pursuant to this Section 2.2.

2.3           At any time that a Shelf Registration Statement is effective, if a holder of Registrable Securities covered by such Shelf Registration Statement delivers a notice to the Company (a “Shelf Takedown Notice”) stating that the holder intends to effect an offering of all or part of its Registrable Securities included in such Shelf Registration Statement in an underwritten offering (a “Shelf Takedown”), provided that such Investor(s) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $25 million from such Shelf Takedown, and the Company is eligible to use such Shelf Registration Statement for such Shelf Takedown, then the Company shall take all actions reasonably required, including amending or supplementing (a “Shelf Supplement”) such Shelf Registration Statement, to enable such Registrable Securities to be offered and sold as contemplated by such Shelf Takedown Notice. Each Shelf Takedown Notice shall specify the number of Registrable Securities to be offered and sold under the Shelf Takedown. Upon receipt of a Shelf Takedown Notice, the Company shall promptly (but in no event later than five (5) business days, or, in the case of an underwritten overnight Block Trade, two (2) business days, following receipt thereof) deliver notice of such Shelf Takedown Notice to all other holders of Registrable Securities who shall then have five (5) business days, or, in the case an underwritten overnight Block Trade, two (2) business days, from the date such notice is given to notify the Company in writing of their desire to be included in such Shelf Takedown. Each holder of Registrable Securities and the Company agrees to use its good faith efforts to provide advance notice as soon as reasonably practicable to the holders of Registrable Securities of such first holder’s or the Company’s intention to deliver a Shelf Takedown Notice; provided, however, that none of the holders or the Company shall be obligated hereby to provide any such advance notice and, if provided, such advance notice shall not be binding in any respect. The Company shall prepare and file with the SEC a Shelf Supplement as soon as practicable after the date on which it received the Shelf Takedown Notice and, if such Shelf Supplement is an amendment to such Shelf Registration Statement, shall use its best efforts to cause such Shelf Supplement to be declared effective by the SEC as soon as practicable thereafter. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be obligated to participate in more than four (4) Shelf Takedowns or Block Trades, pursuant to this Section 2.3 or Section 5 (as applicable), in any twelve (12)-month period.

2.4           If the holders of the Registrable Securities initially requesting a Long-Form Registration or Shelf Takedown elect to distribute the Registrable Securities covered by their request in an underwritten offering, they shall so advise the Company as a part of their request made pursuant to Section 2.1, Section 2.2 or Section 2.3, and the Company shall include such information in its notice to the other holders of Registrable Securities. The holders of a majority of the Registrable Securities initially requesting the Long-Form Registration or Shelf Takedown shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

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2.5            The Company shall not include in any Long-Form Registration or Shelf Takedown any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities included in such Long-Form Registration or Shelf Takedown, which consent shall not be unreasonably withheld or delayed. If a Long-Form Registration or Shelf Takedown involves an underwritten offering and the managing underwriter of the requested Long-Form Registration or Shelf Takedown advises the Company and the holders of Registrable Securities in writing that in its reasonable and good faith opinion the number of Equity Securities proposed to be included in the Long-Form Registration or Shelf Takedown, including all Registrable Securities and all other Equity Securities proposed to be included in such underwritten offering, exceeds the number of Equity Securities which can be sold in such underwritten offering and/or the number of Equity Securities proposed to be included in such Long-Form Registration or Shelf Takedown would adversely affect the price per share of the Equity Securities proposed to be sold in such underwritten offering, the Company shall include in such Long-Form Registration or Shelf Takedown (a) first, the Equity Securities that the holders of Registrable Securities propose to sell (pro rata based on the number of Registrable Securities held by such holders at the time the cutback is made), and (b) second, the Equity Securities proposed to be included therein by any other Persons (including Equity Securities to be sold for the account of the Company and/or other holders of Equity Securities) (pro rata, based on (i) with respect to Equity Securities held by any other Persons, the number of Equity Securities held by such holders and (ii) with respect to the Company, the number of Equity Securities proposed to be included therein by the Company, in each case at the time the cutback is made).

2.6            The Company shall not be obligated to effect any Long-Form Registration (a) within ninety (90) days after the effective date of a previous Long-Form Registration or Shelf Takedown or a previous Piggyback Registration in which holders of Registrable Securities were permitted to register the offer and sale under the Securities Act, and actually sold, all of the shares of Registrable Securities requested to be included therein or (b) except with respect to the Registration Statement required to be filed pursuant to Section 2.2, while a lock-up agreement pursuant to Section 6 or any other lock-up agreement relating to such holder’s Registrable Securities is in effect and has not been waived with respect to such holder.

2.7            In the event the SEC informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (a) inform each of the Investors and use its commercially reasonable efforts to file amendments to the Shelf Registration Statement as required by the SEC and/or (b) withdraw the Shelf Registration Statement and file a new registration statement (a “New Registration Statement”) on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the SEC staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the SEC for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by an Investor as to further limit its Registrable Securities to be included on the Registration Statement, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Investors, subject to a determination by the SEC that certain Investors must be reduced first based on the number of Registrable Securities held by such Investors. In the event the Company amends the Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (a) or (b) above, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration Statement, as amended, or the New Registration Statement.

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2.8            A holder of Registrable Securities shall have the right to withdraw from a Registration pursuant to this Section 2 for any or no reason whatsoever upon written notification to the Company and the underwriter(s) (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement, in connection with Long-Form Registration, or at least two (2) business days prior to the time of pricing, in the case of a Shelf Takedown.

3.              Piggyback Registration.

3.1            Whenever the Company proposes to offer or sell any Equity Securities pursuant to a registered offering under the Securities Act (other than a registration (a) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit arrangement), (b) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (c) filed in connection with an “at-the-market” offering, (d) for an offering in connection with a merger, consolidation or other acquisition, an exchange offer or offering of securities solely to the Company’s existing shareholders, (e) for an offering of debt that is convertible into or exchangeable for Equity Securities of the Company, (f) for a rights offering (including any rights offering with a backstop or standby commitment) or (g) in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more shareholders of the Company (other than an offering pursuant to Section 2 hereunder) and the form of Registration Statement (a “Piggyback Registration Statement”) to be used may be used for any registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice (in any event no later than ten (10) business days prior to either the filing of such Registration Statement) to the holders of Registrable Securities of its intention to effect such a registration and, subject to Section 3.2 and Section 3.3, shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion from the holders of Registrable Securities within five (5) business days (or one (1) business day in the case of a Block Trade) after the Company’s notice has been given to each such holder. The Company agrees to use its good faith efforts to provide advance notice as soon as reasonably practicable to the holders of Registrable Securities of its intention to effect a Piggyback Registration; provided, however, that, other than the notices required ten (10) business days prior to the Registration Statement or prospectus supplement, as applicable, by the immediately preceding sentence, the Company shall not be obligated hereby to provide any such advance notice and, if provided, such advance notice shall not be binding in any respect. A Piggyback Registration shall not be considered a Long-Form Registration for purposes of Section 2.

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3.2            If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriter advises the Company and the holders of Registrable Securities (if any holders of Registrable Securities have elected to include Registrable Securities in such Piggyback Registration) in writing that in its reasonable and good faith opinion the number of Equity Securities proposed to be included in such registration or takedown, including all Registrable Securities and all other Equity Securities proposed to be included in such underwritten offering, exceeds the number of Equity Securities which can be sold in such offering and/or that the number of Equity Securities proposed to be included in any such registration or takedown would adversely affect the price per share of the Equity Securities to be sold in such offering, the Company shall include in such registration or takedown (a) first, the Equity Securities that the Company proposes to sell; (b) second, the Equity Securities requested to be included therein by holders of Registrable Securities, allocated pro rata among all such holders on the basis of the number of Registrable Securities owned by each such holder at the time of such cutback or in such manner as such holders may otherwise agree; and (c) third, the Equity Securities requested to be included therein by holders of Equity Securities other than holders of Registrable Securities, allocated among such holders as determined by the Company or in such other manner as they may agree.

3.3            If a Piggyback Registration is initiated as an underwritten offering on behalf of a holder of Equity Securities other than Registrable Securities, and the managing underwriter advises the Company in writing that in its reasonable and good faith opinion the number of Equity Securities proposed to be included in such registration or takedown, including all Registrable Securities and all other Equity Securities proposed to be included in such underwritten offering, exceeds the number of Equity Securities which can be sold in such offering and/or that the number of Equity Securities proposed to be included in any such registration or takedown would adversely affect the price per share of the Equity Securities to be sold in such offering, the Company shall include in such registration or takedown (a) first, the Equity Securities requested to be included therein by the holder(s) requesting such registration or takedown and by the holders of Registrable Securities, allocated pro rata among all such holders on the basis of the number of Equity Securities, including any Registrable Securities (on a fully diluted, as converted basis) owned by all such holders or in such other manner as such holders may otherwise agree; (b) second, the Equity Securities proposed to be sold by the Company; and (c) third, the Equity Securities requested to be included therein by the other holders of Equity Securities, allocated among such holders as determined by the Company or in such other manner as they may agree.

3.4            If any Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company, the Company shall, subject to the prior written consent of the holders of a majority of the Registrable Securities included in such Piggyback Registration, which consent shall not be unreasonably withheld or delayed, select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

3.5            Any holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Piggyback Registration Statement, in connection with a Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time.

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4.              Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Investors shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with applicable law), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any registration at any time, including the filing of a Shelf Supplement for a Shelf Takedown, would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or would render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company may, upon giving prompt written notice of such action to the Investors, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) consecutive days, determined in good faith by the Chief Executive Officer of the Company or the Board to be necessary for such purpose. The right to delay or suspend any submission, filing, initial effectiveness or use of a Registration Statement pursuant to this Section 4 shall be exercised by the Company, in the aggregate, for not more than ninety (90) total calendar days during any twelve (12) month period, provided that such period may be extended for an additional thirty (30) days with the consent of Holders representing a majority-in-interest of the Registrable Securities, which consent shall not be unreasonably withheld. In the event the Company exercises its rights under the preceding sentence, the Investors agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Investors of the expiration of any period during which it exercised its rights under this Section 4. For the avoidance of doubt, any suspension under this Section 4 shall not affect an Investor’s ability to sell Registrable Securities under an exemption from registration.

5.              Block Trades. Notwithstanding Section 2 (with the exception of the limitation in number of total Block Trades and Shelf Takedowns established in the final sentence of Section 2.3) but subject to Section 4, if the Investors desire to effect a Block Trade, provided such Investor(s) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $25 million from such Block Trade in accordance with any other time periods in Section 2, the Investors shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. The Company shall use its commercially reasonable efforts to facilitate such Block Trade, provided that the Investors engaging in such Block Trade use their reasonable best efforts to work with the Company and applicable underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with the Company, the participating Investors shall determine the number of offered securities, the underwriter or underwriters (which shall consist of one or more reputable nationally recognized investment banks) and share price of such offering. For clarity, the Company shall not be obligated to participate in more than four (4) Shelf Takedowns or Block Trades, pursuant to Section 2.3 or this Section 5 (as applicable), in any twelve (12)-month period.

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6.              Lock-up Agreement. In connection with any registered offering of Equity Securities of the Company by either the Company for its own account or by holders of Registrable Securities pursuant to this Agreement, and upon the request of the managing underwriter in such offering, each holder of Registrable Securities agrees to execute a customary lock-up agreement; provided, that (a) each such holder shall sign a lock-up agreement that contains restrictions that are no more restrictive than the restrictions contained in the lock-up agreements executed by any other holder of Registrable Securities participating in such offering, (b) such lock-up agreement shall not restrict the Transfer of Registrable Securities for more than ninety (90) days after the date of the underwriting agreement executed with the managing underwriter of such offering and (c) such lock-up agreement shall not restrict (i) Transfers to Permitted Transferees or (ii) any Getty Family Permitted Encumbrance. The Company shall cause its executive officers and its directors, and shall use reasonable best efforts to cause other holders of Equity Securities who Beneficially Own 5% or more of the then outstanding Equity Securities (considered on a fully-diluted basis), to enter into lock-up agreements that contain restrictions that are no less restrictive than the restrictions contained in the lock-up agreements executed by the holders of Registrable Securities. Each holder of Registrable Securities agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. Notwithstanding anything to the contrary contained in this Section 6, each holder of Registrable Securities shall be released, pro rata, from any lock-up agreement entered into pursuant to this Section 6 in the event and to the extent that the managing underwriter or the Company permit any discretionary waiver or termination of the restrictions of any lock-up agreement pertaining to any officer, director or holder of Equity Securities. Notwithstanding the foregoing, no Investor that does not participate in such offering shall be subject to such lock-up arrangements so long as such Investor holds less than one percent (1%) of the Equity Securities (considered on a fully-diluted basis).

7.              Registration Procedures. If and whenever any holder of Registrable Securities requests that the offer and sale of any Registrable Securities be registered under the Securities Act or any Registrable Securities be distributed in a Shelf Takedown pursuant to the provisions of this Agreement, the Company shall use its best efforts to effect the registration of the offer and sale of such Registrable Securities under the Securities Act in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as soon as practicable and as applicable take the actions set forth in this Section 7.

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7.1            Subject to Section 2.1, Section 2.2, Section 2.2 and Section 2.3, the Company shall (a) prepare and file with the SEC a Registration Statement covering such Registrable Securities and use its best efforts to cause such Registration Statement to be declared effective within the applicable time frame required; and (b) if (i) the Company has filed a Registration Statement (the “Initial Registration Statement”) with the SEC that covers Registrable Securities (the “Initial Registrable Securities”), (ii) pursuant to Rule 415(a)(5) under the Securities Act or any successor rule thereto, the Initial Registration Statement may no longer be used for offers and sales of any of the Initial Registrable Securities, and (iii) any of the Initial Registrable Securities are Registrable Securities at the time that (ii) above occurs, the Company shall prepare and file with the SEC within the time limits required by Rule 415 under the Securities Act or any successor rule thereto a New Registration Statement covering any Initial Registrable Securities that have not ceased to be Registrable Securities for an offering to be made on a delayed on continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto and shall use its best efforts to cause such New Registration Statement to be declared effective by the SEC as soon as practicable thereafter.

7.2            (a) In the case of a Long-Form Registration or a registration on Form S-3 or any similar short form Registration Statement, the Company shall prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than one hundred and eighty (180) days, or if earlier, until all of such Registrable Securities have been disposed of and to comply with the provisions of the Securities Act with respect to the disposition of such Registrable Securities in accordance with the intended methods of disposition set forth in such Registration Statement; and (b) in the case of a Shelf Registration, the Company shall prepare and file with the SEC such amendments, post-effective amendments and supplements, including Shelf Supplements, to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities subject thereto for a period ending on the earlier of (i) thirty-six (36) months after the effective date of such Registration Statement and (ii) the date on which all the Registrable Securities subject thereto have been sold pursuant to such Registration Statement.

7.3            Within a reasonable time before filing such Registration Statement, Prospectus or amendments or supplements thereto with the SEC, the Company shall furnish to counsel selected by the holders of such Registrable Securities copies of such documents proposed to be filed, which documents shall be subject to the reasonable review, comment and approval of such counsel.

7.4            The Company shall notify each selling holder of Registrable Securities, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement, including a Shelf Supplement, to any Prospectus forming a part of such Registration Statement has been filed with the SEC.

7.5            The Company shall furnish to each selling holder of Registrable Securities such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto, including a Shelf Supplement (in each case including all exhibits and documents incorporated by reference therein), and such other documents as such seller may request in order to facilitate the disposition of the Registrable Securities owned by such seller.

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7.6            The Company shall use its best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any selling holder requests and do any and all other acts and things which may be necessary or advisable to enable such holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders; provided, that the Company shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 7.6.

7.7            The Company shall notify each selling holder of such Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event that would cause the Prospectus included in such Registration Statement to contain a Misstatement, and, at the request of any such holder, the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain a Misstatement.

7.8            The Company shall make available for inspection by any selling holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such Registration Statement.

7.9            The Company shall provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities not later than the effective date of such registration.

7.10          The Company shall use its best efforts to cause such Registrable Securities to be listed on each securities exchange on which similar Equity Securities are then listed or, if the Equity Securities are not then listed, on a national securities exchange selected by the holders of a majority of such Registrable Securities.

7.11          In connection with an underwritten offering, the Company shall enter into such customary agreements (including underwriting and, subject to Section 6, lock-up agreements in customary form) and take all such other customary actions as the holders of such Registrable Securities or the managing underwriter of such offering request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making appropriate officers of the Company available to participate in “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities)).

7.12          The Company shall otherwise use its best efforts to comply with all applicable rules and regulations of the SEC and make available to its shareholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) no later than thirty (30) days after the end of the twelve (12)-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such Registration Statement, which earnings statement shall cover said twelve (12)-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 20-F, 6-K, 10-K, 10-Q and 8-K, as applicable, under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto.

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7.13          The Company shall furnish to each selling holder of Registrable Securities and each underwriter, if any, with (a) a written legal opinion of the Company’s outside counsel, dated the closing date of the offering, in form and substance as is customarily given in opinions of the Company’s counsel to underwriters in underwritten registered offerings; and (b) on the date of the applicable Prospectus, on the effective date of any post-effective amendment to the applicable Registration Statement and at the closing of the offering, dated the respective dates of delivery thereof, a “comfort” letter signed by the Company’s independent certified public accountants in form and substance as is customarily given in accountants’ letters to underwriters in underwritten registered offerings.

7.14          Without limiting Section 7.6, the Company shall use its best efforts to cause such Registrable Securities to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of the Company to enable the holders of such Registrable Securities to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof.

7.15          The Company shall notify the holders of Registrable Securities promptly of any request by the SEC for the amending or supplementing of such Registration Statement or Prospectus or for additional information.

7.16          The Company shall advise the holders of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

7.17          The Company shall permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a “controlling person” (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) (a “Controlling Person”) of the Company, to participate in the preparation of such Registration Statement and to require the insertion therein of language, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included.

7.18           The Company shall cooperate with the holders of the Registrable Securities to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Registration Statement or Rule 144 free of any restrictive legends and representing such number of Equity Securities and registered in such names as the holders of the Registrable Securities may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Registration Statement or Rule 144; provided, that the Company may satisfy its obligations hereunder without issuing physical share certificates through the use of The Depository Trust Company’s Direct Registration System, or any successor thereto (the “DTCDRS”).

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7.19          Not later than the effective date of such Registration Statement, the Company shall provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company; provided, that the Company may satisfy its obligations hereunder without issuing physical share certificates through the use of the DTCDRS.

7.20          The Company shall take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Company, the Company will take all reasonable action to make any such prohibition inapplicable.

7.21          The Company shall otherwise use its best efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

8.              Expenses. All expenses (other than Selling Expenses) incurred by the Company in complying with its obligations pursuant to this Agreement and in connection with the registration and disposition of Registrable Securities shall be paid by the Company, including, without limitation, all (a) registration and filing fees (including, without limitation, any fees relating to filings required to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are listed or quoted); (b) underwriting expenses (other than Selling Expenses); (c) expenses of any audits incident to or required by any such registration; (d) fees and expenses of complying with securities and “blue sky” laws (including, without limitation, fees and disbursements of counsel for the Company in connection with “blue sky” qualifications or exemptions of the Registrable Securities); (e) printing expenses; (f) messenger, telephone and delivery expenses; (g) fees and expenses of the Company’s counsel and accountants; (h) Financial Industry Regulatory Authority, Inc. filing fees (if any); and (i) fees and expenses of one counsel for the holders of Registrable Securities participating in such registration as a group (selected by the holders of a majority of the Registrable Securities included in the registration). In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and the expense of any annual audits. All Selling Expenses relating to the offer and sale of Registrable Securities registered under the Securities Act pursuant to this Agreement shall be borne and paid by the holders of such Registrable Securities, in proportion to the number of Registrable Securities included in such registration for each such holder.

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9.              Indemnification.

9.1            The Company shall indemnify and hold harmless, to the fullest extent permitted by Law, each holder of Registrable Securities, such holder’s officers, directors, managers, members, partners, shareholders and Affiliates, each underwriter, broker or any other Person acting on behalf of such holder of Registrable Securities and each other Controlling Person, if any, who controls any of the foregoing Persons, against all losses, claims, actions, damages, liabilities and expenses, joint or several, to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, action, damage or liability, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendments or supplements thereto (if the same was required by applicable Law to be so delivered) after the Company has furnished such holder with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Securities. This indemnity shall be in addition to any liability the Company may otherwise have.

9.2            In connection with any registration in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by Law, shall indemnify and hold harmless, the Company, each director of the Company, each officer of the Company who shall sign such Registration Statement, each underwriter, broker or other Person acting on behalf of the holders of Registrable Securities and each Controlling Person who controls any of the foregoing Persons against any losses, claims, actions, damages, liabilities or expenses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder; provided, that the obligation to indemnify shall be several, not joint and several, for each holder and shall be in proportion to and not exceed an amount equal to the net proceeds (after underwriting fees, commissions or discounts and any offering expenses borne by such holder) actually received by such holder from the sale of Registrable Securities pursuant to such Registration Statement.

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9.3            Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 9, such indemnified party shall, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense of the claims in any such action that are subject or potentially subject to indemnification hereunder, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after written notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, that, if (a) any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or (b) such action seeks an injunction or equitable relief against any indemnified party or involves actual or alleged criminal activity, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party without such indemnified party’s prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Controlling Person of such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party.

9.4            If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each holder of Registrable Securities, to an amount equal to the net proceeds (after underwriting fees, commissions or discounts and any offering expenses borne by such party) actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, whether the violation of the Securities Act or any other similar federal or state securities Laws or rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any applicable registration, qualification or compliance was perpetrated by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Person guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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10.            Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any customary underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than customary representations and warranties regarding such holder, such holder’s ownership of its Equity Securities to be sold in the offering and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 9.

11.            Rule 144 Compliance; Permitted Public Transfers.

11.1          With a view to making available to the holders of Registrable Securities the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of the Company to the public without registration, the Company shall:

(a)            make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the Registration Date;

(b)            use best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, at any time after the Registration Date; and

(c)            furnish to any holder so long as the holder owns Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company as such holder may request in connection with the sale of Registrable Securities without registration.

12.            Preservation of Rights. The Company shall not (a) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder, or (b) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the holders of Registrable Securities in this Agreement.

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13.            Notices. All notices, other communications or documents shall be deemed to have been duly given: (a) at the time delivered by hand, if personally delivered; (b) when sent, if by electronic mail (except if any error or “bounce back” electronic mail message is received by the sender and, in such case, upon actual receipt by the party to whom such notice or document is being sent); (c) five (5) business days after having been deposited in the mail, postage prepaid, if mailed by first class mail; and (d) on the first business day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13). Without limiting the foregoing, each of the Company and the other parties agrees to receive notice under the Certificate of Incorporation and Bylaws of the Company or under the Delaware General Corporation Law, or under the organizational documents and applicable entity law of any subsidiary of the Company, by electronic transmission at the e-mail address on file with the Company, and the Investors covenant and agrees to keep a current e-mail address on file with the Company for such purpose.

If to the Company:

Getty Images Holdings, Inc.
605 5th Ave. S., Suite 400

Seattle, WA 98104

Attention: Craig Peters

Email: craig.peters@gettyimages.com

With a copy to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attention: Kyle C. Krpata
Email: kyle.krpata@weil.com

and

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: James R. Griffin
Email: james.griffin@weil.com

and

Kirkland & Ellis LLP

601 Lexington Avenue,

New York, New York 10022

Attention:	Lauren Colasacco
Peter Seligson

Email:	lauren.colasacco@kirkland.com
peter.seligson@kirkland.com

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If to any Investor, to such Investor’s address as set forth on Schedule A hereto.

14.            Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. EACH PARTY ACKNOLWEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT. Each of the parties hereto (i) submits to the exclusive jurisdiction and venue of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and (iii) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 14, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Notwithstanding the foregoing in this Section 14, a party hereto may commence any Proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

15.            Amendment, Modification. The provisions of this Agreement may only be amended, modified, supplemented or waived with the prior written consent of the Company and Investors holding at least two-thirds of the Registrable Securities; provided, however, that any party may give a waiver as to itself; provided further, however that no amendment, modification, supplement, or waiver that disproportionately and adversely affects, alters, or changes the interests of any Investor shall be effective against such Investor without the prior written consent of such Investor; provided further, however, that the waiver of any provision with respect to any Registration Statement or offering may be given by Investors holding at least at least two-thirds of the then-outstanding Registrable Securities entitled to participate in such offering or, if such offering shall have been commenced, having elected to participate in such offering.

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16.            Termination. This Agreement shall terminate and be of no further force or effect when there shall no longer be any Registrable Securities outstanding, and shall be of no further force or effect with respect to any party when such party no longer holds Registrable Securities; provided, that the provisions of Section 8 and Section 9 shall survive any such termination.

17.            Counterparts. This Agreement may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement may be executed by facsimile or .pdf signature which shall constitute an original for all purposes.

18.            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or otherwise unenforceable provisions shall be null and void as to such jurisdiction. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by applicable Law.

19.            Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

20.            Waiver. No course of dealing between or among the any of the parties hereto or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party hereto. The failure of any party hereto to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

21.            Entire Agreement. Except as otherwise expressly provided, this Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous and contemporaneous agreements among all or some of the parties, whether written, oral or otherwise, as to such subject matter. Unless otherwise provided herein, any consent required by any party hereto may be withheld by such party in its sole and absolute discretion.

22.            No Third Party Beneficiaries. Except as expressly provided in this Agreement, none of the provisions in this Agreement shall be for the benefit of or enforceable by any Person other than the parties hereto, their respective heirs, executors, administrators, successors and assigns; provided, however, the parties hereto hereby acknowledge that the Persons set forth in Section 9 are express third-party beneficiaries of the obligations of the parties hereto set forth in Section 9. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

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23.            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

24.            Remedies. Each holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company acknowledges that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the Company hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

25.            Other Registration Rights. The Company represents and warrants that no person, other than the Investors, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any registration filed by the Company for the sale of securities for its own account or for the account of any other Person. The parties hereto that were parties to the Prior Agreement hereby terminate the Prior Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. Further, the Company and each of the Investors agree that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

26.            Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each Investor may assign its rights hereunder to any purchaser or transferee of Registrable Securities, other than a sale pursuant to a Shelf Registration or under Rule 144; provided, that such: (a) the Company shall have received a written notice of such assignment; and (b) each purchaser or transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be treated as an Investor whereupon such purchaser or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such purchaser or transferee was originally included in the definition of an Investor herein and had originally been a party hereto. Any Transfer or assignment made other than as provided in this Section 26 shall be null and void.

27.            Changes in Equity Securities. If, and as often as, there are any changes in the Equity Securities by way of a dividend, distribution, stock split or combination, reclassification, recapitalization, exchange or readjustment, whether in a merger, consolidation, conversion or similar transaction, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to Equity Securities as so changed.

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28.            Aggregation of Equity Securities. All Equity Securities Beneficially Owned by each party to this Agreement, its Affiliates and their Permitted Transferees shall be aggregated together for purposes of determining the rights or obligations of such party or the application of any restrictions to such party under this Agreement in each instance in which such right, obligation or restriction is determined in respect of or with reference to any Beneficial Ownership of Equity Securities; provided however, that the Equity Securities Beneficially Owned by CC Capital and NBOKS as a result of a distribution of the Equity Securities held by the Sponsor’s shall not be aggregated. In the event that, pursuant to a dissolution of the Sponsor, the Sponsor distributes all of its Registrable Securities to its members, each of CC Capital and NBOKS shall be treated as the Sponsor hereunder; provided, that CC Capital and NBOKS, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement.

29.            No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any party to this Agreement may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any party hereto (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any party hereto (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the parties hereto (each, but excluding for the avoidance of doubt, the parties hereto, a “Related Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Related Parties, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Related Party, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Related Party may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Related Party is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Each Related Party is intended as a third-party beneficiary of this Section 29.

[Remainder of this Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement on the date first written above.

COMPANY:

VECTOR HOLDING, LLC

By:
Name:
Title:

[Signatures continued on following page.]

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

INVESTORS:

[●]

By:
Name:
Title:

[Signatures continued on following page.]

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

SCHEDULE A

INVESTORS

Name	Address for service of notices

EXHIBIT D

AMENDED AND RESTATED BY-LAWS
OF
GETTY IMAGES HOLDINGS, INC.

ARTICLE I
STOCKHOLDERS

Section 1.             The annual meeting of the stockholders of Getty Images Holdings, Inc. (the “Corporation”) for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware, or by means of remote communications pursuant to Article I, Section 12(C)(2), as may be designated from time to time by the Board of Directors of the Corporation (the “Board”). The Corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.

Section 2.             Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or the certificate of incorporation of the Corporation (the “Certificate of Incorporation”), and subject to the rights of the holders of any class or series of Preferred Stock (as defined in the Certificate of Incorporation), special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation. Special meetings may be held either at a place, within or without the State of Delaware, or by means of remote communications pursuant to Article I, Section 12(C)(2) as the Board may determine. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled.

Section 3.             Except as otherwise provided by the DGCL, the Certificate of Incorporation or these By-Laws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than sixty (60), nor less than ten (10), days previous thereto (unless a different time is specified by applicable law), to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 4.             The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by applicable law or by the Certificate of Incorporation; provided, however, that if at any meeting of stockholders there shall be less than a quorum present, the chairman of the meeting or, by a majority in voting power thereof, the stockholders present (either in person or by proxy) may, to the extent permitted by law, adjourn the meeting from time to time without further notice other than announcement at the meeting of the date, time and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting, until a quorum shall be present or represented. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. At any adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time, date and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Section 5.             The Chairman of the Board, or in the absence of the Chairman of the Board or at the Chairman of the Board’s direction, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s direction, any officer of the Corporation shall call all meetings of the stockholders to order and shall act as chairman of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary, shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at the meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to the meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. Unless and to the extent determined by the Board or the chairman over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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Section 6.             At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, subject to applicable law. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (A) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (B) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspector or inspectors of stockholder votes or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraphs of this Section 6 (including any electronic transmission) may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.

Section 7.             When a quorum is present at any meeting, the vote of the holders of a majority of the votes cast shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Certificate of Incorporation, these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required and a quorum is present, the affirmative vote of a majority of the votes cast by shares of such class or series or classes or series shall be the act of such class or series or classes or series, unless the question is one upon which by express provision of the Certificate of Incorporation, these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 8.             (A)          In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

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(B)           In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change or conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.             At any time when action by one or more classes or series of stockholders of the Corporation is permitted to be taken by written consent pursuant to the terms and limitations set forth in the Certificate of Incorporation, the provisions of this section shall apply. All consents properly delivered in accordance with the Certificate of Incorporation and the DGCL shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation as required by the DGCL, written consents signed by the holders of a sufficient number of shares to take such corporate action are so delivered to the Corporation in accordance with the applicable provisions of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in the applicable provisions of the DGCL. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

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Section 10.           The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (A) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting; or (B) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 11.           The Board, in advance of all meetings of the stockholders, shall appoint one or more inspectors of stockholder votes, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that the Board fails to so appoint one or more inspectors of stockholder votes or, in the event that one or more inspectors of stockholder votes previously designated by the Board fails to appear or act at the meeting of stockholders, the chairman of the meeting may appoint one or more inspectors of stockholder votes to fill such vacancy or vacancies. Inspectors of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. The inspector or inspectors so appointed or designated shall (A) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (B) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (C) count all votes and ballots, (D) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (E) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.

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Section 12.

(A)          (1)           Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) as provided in that certain stockholders agreement, dated as of December 9, 2021 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), by and among the Corporation, the Investor Stockholders (as defined therein) and any other parties party thereto, (b) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Article I, Section 3 of these By-Laws, (c) by or at the direction of the Board or any authorized committee thereof or (d) by any stockholder of the Corporation who is entitled to vote on such election or such other business at the meeting, who has complied with the notice procedures set forth in subparagraphs (2) and (3) of this Section 12(A) and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation.

(2)           For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Article I, Section 12(A)(1)(d) of these By-laws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (even if such matter is already the subject of any notice to the stockholders or a public announcement from the Board), and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is scheduled for more than thirty (30) days before, or more than seventy (70) days following, such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this Section 12(A)(2) shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. For purposes of the first annual meeting of stockholders following the adoption of these By-Laws, the date of the preceding year’s annual meeting shall be deemed to be [●] of the preceding calendar year.

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Such stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation which are owned directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (v) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (e) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this Section 12(A)(2) or Section 12(B)) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update or supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or any adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

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The foregoing notice requirements of this Section 12(A)(2) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. Nothing in this Section 12(A)(2) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(3)           Notwithstanding anything in the second sentence of this Section 12(A)(2) to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise be due under this Section 12(A)(2), and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which a public announcement of such increase is first made by the Corporation.

(B)           Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Article I, Section 3 of these By-Laws. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board or a committee thereof or (2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who has complied with the notice procedures set forth in this Section 12 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by this Section 12(A)(2) is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

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(C)           (1)           Only persons who are nominated in accordance with the procedures set forth in this Section 12 shall be eligible to be elected to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 12. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 12 and, if any proposed nomination or business is not in compliance with this Section 12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2)           If authorized by the Board in its sole discretion, and subject to such rules, regulations and procedures as the Board may adopt, stockholders of the Corporation and proxyholders not physically present at a meeting of stockholders of the Corporation may, by means of remote communication participate in a meeting of stockholders of the Corporation and be deemed present in person and vote at a meeting of stockholders of the Corporation whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder of the Corporation or proxyholder, (b) the Corporation shall implement reasonable measures to provide such stockholders of the Corporation and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders of the Corporation, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings and (c) if any stockholder of the Corporation or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(3)           For purposes of this Section 12, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or otherwise disseminated in a manner constituting “public disclosure” under Regulation FD promulgated by the Securities and Exchange Commission.

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(4)           No adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice (or extend any notice time period) of such meeting for purposes of this Section 12, and in order for any notification required to be delivered by a stockholder pursuant to this Section 12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(5)           Notwithstanding the foregoing provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12; provided, however, that, to the fullest extent permitted by law, any references in these By-Laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 12 (including Section 12(A)(1)(d) and Section 12(B)), and compliance with Section 12(A)(1)(d) and Section 12(B) shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this Section 12 shall apply to the right, if any, of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

Notwithstanding anything to the contrary contained herein, for as long as the Stockholders Agreement remains in effect with respect to the Stockholder Parties (as defined in the Certificate of Incorporation), the Stockholder Parties (to the extent then subject to the Stockholders Agreement) shall not be subject to the notice procedures set forth in Section 12(A)(2), Section 12(A)(3) or Section 12(B) with respect to any annual or special meeting of stockholders to the extent necessary to effect the transactions and rights set forth in the Stockholders Agreement.

ARTICLE II
BOARD OF DIRECTORS

Section 1.             The Board shall consist, subject to the Certificate of Incorporation and the Stockholders Agreement, of such number of directors as shall from time to time be fixed exclusively by resolution adopted by the Board. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships and except as otherwise expressly provided in the Certificate of Incorporation) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors in accordance with the terms of the Certificate of Incorporation and the Stockholders Agreement, as applicable. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business. Except as otherwise provided by law, these By-Laws or by the Certificate of Incorporation, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.

Section 2.             Subject to the Certificate of Incorporation and the Stockholders Agreement, unless otherwise required by the DGCL or Article II, Section 4 of these By-Laws, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, removal, retirement, disqualification or otherwise) shall be filled only by a majority of the directors then in office, although less than a quorum, by any authorized committee of the Board or by a sole remaining director.

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Section 3.             Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board, the Chief Executive Officer, or by a majority of the total number of directors then in office, by written notice, including facsimile, e-mail or other means of electronic transmission, duly served on or sent and delivered to each director in accordance with Article X, Section 2. Notice of each special meeting of the Board shall be given, as provided in Article X, Section 2, to each director: (A) at least twenty-four (24) hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (B) at least two (2) days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (C) at least five (5) days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. The notice of any meeting need not specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 4.             Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the total number of directors fixed by the Board pursuant to the Certificate of Incorporation and these By-Laws. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.

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Section 5.             The Board may from time to time establish one or more committees of the Board to serve at the pleasure of the Board, which shall be comprised of such members of the Board and have such duties as the Board shall from time to time determine. Any director may belong to any number of committees of the Board. Subject to the Certificate of Incorporation, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Unless otherwise provided in the Certificate of Incorporation, these By-Laws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to a subcommittee any or all of the powers and authority of the committee.

Section 6.             Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings (including any electronic transmission or transmissions) are filed with the minutes of proceedings of the Board.

Section 7.             The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.

Section 8.             The Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

ARTICLE III
OFFICERS

Section 1.             The Board shall elect officers of the Corporation, including a Chief Executive Officer, a President and a Secretary. The Board may also from time to time elect such other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chairman of the Board, who may or may not also be an officer of the Corporation. The Board may elect or appoint co-Chairmen of the Board, co-Presidents or co-Chief Executive Officers and, in such case, references in these By-Laws to the Chairman of the Board, the President or the Chief Executive Officer shall refer to either such co-Chairman of the Board, co-President or co-Chief Executive Officer, as the case may be.

Section 2.             All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Any officer may be removed from office at any time either with or without cause by the Board, or, in the case of appointed officers, by the Chief Executive Officer or any elected officer upon whom such power of removal shall have been conferred by the Board.

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Section 3.             Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these By-Laws shall have the powers and duties prescribed by law, by these By-Laws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these By-Laws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

Section 4.             Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

ARTICLE IV
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 1.             Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; except as provided in Section 3 of this Article IV with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

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Section 2.             In addition to the right to indemnification conferred in Section 1 of this Article IV, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article IV (which shall be governed by Section 3 of this Article IV) (hereinafter an “advancement of expenses”); provided, however, that, if (A) the DGCL requires or (B) in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined after final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to indemnification under this Article IV or otherwise.

Section 3.             If a claim under Section 1 or 2 of this Article IV is not paid in full by the Corporation within (A) sixty (60) days after a written claim for indemnification has been received by the Corporation or (B) twenty (20) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (1) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense of the Corporation that, and (2) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IV or otherwise shall be on the Corporation.

Section 4.

(A)          The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article IV, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article IV, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

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(B)           Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation or as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article IV, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by the indemnitee-related entities and no right of advancement, indemnification or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation under this Article IV. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 4(B) of Article IV, entitled to enforce this Section 4(B) of Article IV.

For purposes of this Section 4(B) of Article IV, the following terms shall have the following meanings:

(1)           The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(2)           The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to applicable law, any agreement, certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

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Section 5.             The rights conferred upon indemnitees in this Article IV shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article IV that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 6.             The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7.             The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article IV with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE V
CORPORATE BOOKS

The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

ARTICLE VI
CHECKS, NOTES, PROXIES, ETC.

All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, or by such officers as the Chairman of the Board, Chief Executive Officer or the Board may from time to time determine.

ARTICLE VII
SHARES AND OTHER SECURITIES OF THE CORPORATION

Section 1.             The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 2.             Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two authorized officers of the Corporation, which authorized officers shall include, without limitation, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Secretary or any Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

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Section 3.

(A)          If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (1) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (2) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (3) satisfies other reasonable requirements imposed by the Corporation.

(B)           If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall, to the fullest extent permitted by law, be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 4.

(A)          Transfers of record of shares of stock of the Corporation shall be made only upon the books administered by or on behalf of the Corporation and only upon proper transfer instructions, including by Electronic Transmission, pursuant to the direction of the registered holder thereof, such person’s attorney lawfully constituted in writing, or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares of stock; or, in the case of stock represented by certificate(s) upon delivery of a properly endorsed certificate(s) for a like number of shares or accompanied by a duly executed stock transfer power.

(B)           The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 5.             Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

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Section 6.             The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares; provided that the Board may not extend the Lockup Period (as defined below). The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

Section 7.

(A)          Subject to Article VII, Section 7(B), the holders (the “Lockup Holders”) of shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the Corporation issued (1) as merger consideration under that certain Business Combination Agreement, dated as of December 9, 2021, by and among the Corporation (formerly Vector Holding, LLC), CC Neuberger Principal Holdings II, Vector Domestication Merger Sub, LLC, Vector Merger Sub 1, LLC, Vector Merger Sub 2, LLC and Griffey Global Holdings, Inc. and, for limited purposes set forth therein, Griffey Investors, LP (the “Business Combination Agreement”), including any shares of Class A Common Stock issued upon the occurrence of the applicable Triggering Event or Acceleration Event (each as defined in the Business Combination Agreement) or (2) to directors, officers and employees of the Corporation and other individuals upon the settlement or exercise of New CCNB Options (as defined in the Business Combination Agreement) issued as merger consideration under the Business Combination Agreement (such shares referred to in this Section 7(A)(2), the “Legacy Equity Award Shares”), may not Transfer (as defined below) any Lockup Shares (as defined below) until the end of the Lockup Period (as defined below) (the “Lockup”). Notwithstanding anything to the contrary set forth in these By-Laws, the provisions set forth in the Stockholders Agreement shall govern with respect to the equityholders of the Corporation who are parties thereto.

(B)           The restrictions set forth in Article VII, Section 7(A) shall not apply to:

(1)           in the case of an entity, Transfers to a stockholder, partner, member or affiliate of such entity;

(2)           in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(3)           in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(4)           in the case of an individual, Transfers pursuant to a qualified domestic relations order or in connection with a divorce settlement;

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(5)           in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(6)           the exercise of any options, warrants or other convertible securities to purchase shares of Class A Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that any shares of Class A Common Stock issued upon such exercise shall be subject to the Lockup;

(7)           Transfers to the Corporation to satisfy tax withholding obligations pursuant to the Corporation’s equity incentive plans or arrangements;

(8)           Transfers to the Corporation pursuant to any contractual arrangement in effect on the Closing Date (as defined in the Business Combination Agreement) that provides for the repurchase by the Corporation or forfeiture of a Lockup Holder’s shares of Class A Common Stock or options to purchase shares of Class A Common Stock in connection with the termination of such Lockup Holder’s service to the Corporation;

(9)           Transfers of shares of Class A Common Stock acquired in open market transactions following the Closing Date;

(10)         the entry, by a Lockup Holder, at any time after the Closing Date, of any trading plan providing for the sale of shares Common Stock by such Lockup Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Class A Common Stock during the Lockup and no public announcement or filing is voluntarily made or required regarding such plan during the Lockup;

(11)         transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Corporation’s security holders having the right to exchange their shares of Common Stock for cash, securities or other property;

(12)         in connection with any bona fide mortgage, pledge or encumbrance to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof;

(13)         open market sales solely to cover tax obligations, if any, in respect of the receipt of any Legacy Equity Award Shares; or

(14)         to (I) any Getty Family Stockholder (as defined in the Stockholders Agreement), any Koch Stockholder (as defined in the Stockholders Agreement), any Sponsor Stockholder (as defined in the Stockholders Agreement) and any Lockup Holder that is also a party to the Stockholders Agreement or (II) any Permitted Transferees (as defined in the Stockholders Agreement) of any such Lockup Holders and any other person that is the recipient of a Permitted Transfer (as defined in the Stockholders Agreement) made by such Lockup Holder.

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(C)           Waiver. Notwithstanding the other provisions set forth in this Section 7, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lockup obligations set forth herein; provided that any waiver, amendment or repeal of the Lockup obligations hereunder or similar obligations under the Stockholders Agreement shall apply pro rata among the Lock up Holders.

(D)          Definitions. For purposes of this Section 7:

(1)           the term “Lockup Period” means the period beginning on the Closing Date and ending on the date that is one hundred eighty (180) days after the Closing Date;

(2)           the term “Lockup Shares” means: (a) the shares of Class A Common Stock held by the Lockup Holders immediately following the Closing (as defined in the Business Combination Agreement) and (b) any options or warrants to purchase any shares of Class A Common Stock, or any securities or agreements convertible into, exchangeable for or that represent the right to receive shares of Class A Common Stock, or any interest in any of the foregoing, beneficially owned by the Lock-Up Holders as of the Closing Date (including, for the avoidance of doubt New CCNB Options issued as merger consideration under the Business Combination Agreement) and (c) any shares of Class A Common Stock issued upon the occurrence of the applicable Triggering Event or Acceleration Event (each as defined in the Business Combination Agreement) and the Legacy Equity Award Shares; provided, however, that any shares of Class A Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of shares of Class A Common Stock occurs prior to or in connection with the Closing shall not be “Lock-Up Shares” for purposes of these By-Laws. During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with these By-Laws shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

(3)           the term “Transfer” means the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or the establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clauses “(i)” or “(ii)”.

ARTICLE VIII
FISCAL YEAR

The fiscal year of the Corporation shall end on the Sunday of each calendar year that is closest to December 31, unless otherwise determined by resolution of the Board.

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ARTICLE IX
CORPORATE SEAL

The corporate seal shall have inscribed thereon the name of the Corporation. In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

ARTICLE X
GENERAL PROVISIONS

Section 1.             Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these By-Laws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 2.             Except as otherwise set forth in any applicable law or any provision of the Certificate of Incorporation or these By-Laws, notice of any meeting shall be given by the following means:

(A)          Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any director, such notice shall be given either (1) in writing and sent by mail, or by a nationally recognized delivery service, (2) by means of facsimile telecommunication or other form of electronic transmission, or (3) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (a) if given by hand delivery, orally, or by telephone, when actually received by the director; (b) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (c) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (d) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation; (e) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation; or (f) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(B)           “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(C)           Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within sixty (60) days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

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(D)          Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By-Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful. Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By-Laws, to any stockholder to whom (a) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (b) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a twelve (12) month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (a) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 3.             Section headings in these By-Laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 4.             In the event that any provision of these By-Laws is or becomes inconsistent with any provision of the Certificate of Incorporation or the DGCL, the provision of these By-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE XI
AMENDMENTS

These By-Laws may be made, amended, altered, changed, added to or repealed as set forth in the Certificate of Incorporation.

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EXHIBIT E

NEW CCNB EARN-OUT PLAN TERM SHEET

EXHIBIT F

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GETTY IMAGES HOLDINGS, INC.

ARTICLE I

Section 1.1.            Name. The name of the Corporation is Getty Images Holdings, Inc. (the “Corporation”).

ARTICLE II

Section 2.1.            Address. The registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801; and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

Section 3.1.            Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 4.1.            Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is [●] shares, consisting of (A) [●] shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), (B) [●] shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), and (C) [●] shares of Class B Non-Voting Common Stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), of which [●] shares are designated as Series B-1 Common Stock, par value $0.0001 per share (“Series B-1 Common Stock”), and [●] shares are designated as Series B-2 Common Stock, par value $0.0001 per share (“Series B-2 Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding or, in the case of Class A Common Stock, necessary for issuance upon conversion of outstanding shares of Class B Common Stock) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, the Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) or any certificate of designations relating to any series of Preferred Stock.

Section 4.2.            Preferred Stock.

(A)            General. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designations with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B)            Voting Rights. Except as otherwise required by applicable law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).

Section 4.3.            Common Stock.

(A)            Voting Rights.

(1)            Except as otherwise provided in this Certificate of Incorporation or as required by applicable law, each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by applicable law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(2)            Except as required by applicable law, no holder of Class B Common Stock, as such, shall be entitled to any voting rights with respect to Class B Common Stock.

(3)            Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

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(B)            Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock and Class B Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Class A Common Stock (including Class A Common Stock which converted to Class A Common Stock from Class B Common Stock in accordance with Section 4.3(D) below on or prior to the record date for such dividend or other distribution) and Class B Common Stock shall be entitled to receive ratably, taken together as a single class, in proportion to the number of shares held by each such stockholder, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the payment of any dividend or other distribution so declared with respect to the Class B Common Stock shall be contingent upon, and no dividend or other distribution shall be paid unless and until, the occurrence of a Conversion Event (as defined below), if any, in respect of any such share of Class B Common Stock and, upon declaration of any dividend or other distribution, the record date for such dividend or other distribution with respect to any shares of Class B Common Stock (but, for the avoidance of doubt, not the Class A Common Stock) shall be one day before the Conversion Date (as defined below) with respect to such shares of Class B Common Stock, and the Board shall so set the record date upon such declaration. Such dividends or other distributions with respect to the Class B Common Stock shall be paid to the holders of record of the Class B Common Stock on the Conversion Date with respect to such shares of Class B Common Stock in accordance with Section 4.3(D).

(C)            Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Class A Common Stock (including Class A Common Stock which converted to Class A Common Stock from Class B Common Stock in accordance with Section 4.3(D) on or prior to the date of such liquidation, dissolution or winding up (including if a Conversion Event occurred as a result of such liquidation, dissolution or winding up)) shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock (other than to the extent such liquidation, dissolution or winding up constitutes a Conversion Event, in which case such Class B Common Stock shall automatically convert to Class A Common Stock in accordance with Section 4.3(D) and the holders of such resulting Class A Common Stock shall be treated as a holder of Class A Common Stock in accordance with this Section 4.3(C)) shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

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(D)            Conversion of Class B Common Stock.

(1)            Upon the occurrence of any Conversion Event applicable to any shares of Class B Common Stock that occurs during the Earn-out Period (as defined below), such shares of Class B Common Stock shall, automatically, without any further action on the part of the record holder thereof or any other person (including the Corporation), convert into and become an equal number of shares of Class A Common Stock, which conversion shall be effective on the Conversion Date with respect to such shares of Class B Common Stock, and the holder of such share of Class B Common Stock shall become a record holder of Class A Common Stock as of such Conversion Date (it being understood that with respect to a Change of Control Vesting Event (as defined below) occurring prior to the expiration of the Earn-Out Period, the holders of such shares of Class A Common Stock so converted as of immediately prior to the Change of Control Transaction (as defined below) shall be eligible to participate in such Change of Control Transaction as holders of Class A Common Stock). Each outstanding stock certificate or book-entry credit, as applicable, that, immediately prior to such Conversion Event, represented one or more shares of Class B Common Stock shall, upon such Conversion Event, be automatically deemed to represent as of the Conversion Date an equal number of shares of Class A Common Stock, without the need for any surrender, exchange or registration thereof or any consent or notification. The Corporation, or any transfer agent of the Corporation, shall, upon the request on or after the Conversion Date of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the Corporation, or any transfer agent of the Corporation, of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form, reflecting that such holder is a record holder of Class A Common Stock as of the Conversion Date in respect of the relevant shares of Class B Common Stock. On the day immediately following the day on which the Earn-Out Period expires, all shares of Class B Common Stock that have not converted to shares of Class A Common Stock pursuant to and in accordance with this Certificate of Incorporation shall, automatically, without any further action on the part of the record holder thereof, the Corporation or any other person, be forfeited, cancelled and transferred to the Corporation, without consideration. Upon the occurrence of a Conversion Event with respect to a share of Class B Common Stock, the Dividend Catch-Up Payment (as defined below) in respect of such share of Class B Common Stock shall become payable as of the Conversion Date with respect to such share of Class B Common Stock by the Corporation to the holder of record of such share of Class B Common Stock as of the day immediately prior to such Conversion Date, and shall be paid in accordance with this Section 4.3(D). The Corporation shall pay, no later than five (5) Business Days (as defined below) following the Conversion Date with respect to a share of Class B Common Stock for which a Conversion Event applicable to such shares has occurred, the dividends previously declared in respect of such share of Class B Common Stock beginning at the time of the Closing and ending on the day before the Conversion Date with respect to such Class B Common Stock (“Dividend Catch-Up Period”), but not including dividends declared on the Conversion Date (which amount, excluding any amounts declared on the Conversion Date, shall be, for the avoidance of doubt, the aggregate per share amount of dividends declared in respect of a share of Class A Common Stock during the Dividend Catch-Up Period (each such payment, a “Dividend Catch-Up Payment”)). If any portion of a Dividend Catch-Up Payment was declared by the Corporation as an in-kind dividend (which for purposes of this Certificate of Incorporation, shall not include any transaction subject to Section 4.3(F) hereof), then such portion of the Dividend Catch-Up Payment shall also be paid as an in-kind dividend; provided, however, to the extent the Corporation received cash in lieu of the in-kind distributions in respect of shares of Class B Common Stock which were declared substantially concurrently with such in-kind dividend by the Corporation comprising a portion of the Dividend Catch-Up Payment, then such equivalent portion of the Dividend Catch-Up Payment shall be paid in cash in lieu of such in-kind dividend and such holder of Class B Common Stock shall be treated for all purposes as if it received the in-kind distribution of property, which is then immediately exchanged by such holder for cash of equivalent value. If a dividend is declared by the Corporation on any Conversion Date, such dividend shall be paid to the holder of each share of Class B Common Stock converting on such Conversion Date as a holder of Class A Common Stock, and not as part of the Dividend Catch-Up Payment, and the Corporation shall ensure that the holder of the applicable shares of Class B Common Stock on such Conversion Date shall be treated as a record holder of Class A Common Stock (in respect of each share of Class B Common Stock which converted into a share of Class A Common Stock in accordance with this Section 4.3(D) on such Conversion Date) for purposes of such dividend.

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(2)            Definitions. For purposes of this Section 4.3 references to:

(a)            “B-1 Vesting Event” means, with respect to the Series B-1 Common Stock, the first date on which the VWAP of the Class A Common Stock is greater than or equal to the B-1 Vesting Price for a period of at least 20 days out of 30 consecutive Trading Days.

(b)            “B-1 Vesting Price” means $12.50.

(c)            “B-2 Vesting Event” means, with respect to the Series B-2 Common Stock, the first date on which the VWAP of the Class A Common Stock is greater than or equal to the B-2 Vesting Price for a period of at least 20 days out of 30 consecutive Trading Days.

(d)            “B-2 Vesting Price” means $15.00.

(e)            “Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

(f)            “Change of Control Transaction” means any transaction or series of transactions the result of which is: (I) the acquisition by any Person or “group” (as defined in the Exchange Act (as defined below)) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of the Corporation; (II) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of the Corporation or the surviving Person outstanding immediately after such combination; or (III) a sale of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole.

(g)            “Change of Control Vesting Event” means, with respect to the Series B-1 Common Stock or Series B-2 Common Stock, a Change of Control Transaction resulting in the holders of Class A Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Class A Common Stock and after giving effect to the conversion of such Class B Common Stock to Class A Common Stock contemplated by this Section 4.3(D) in connection with and as part of such Change of Control Transaction) equal to or in excess of the B-1 Vesting Price or the B-2 Vesting Price, as applicable.

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(h)            “Conversion Date” means: (I) with respect to the B-1 Vesting Event, the date on which the B-1 Vesting Event occurs, (II) with respect to the B-2 Vesting Event, the date on which the B-2 Vesting Event occurs and (III) with respect to the Change of Control Vesting Event, the date immediately prior to the consummation of such Change of Control Transaction.

(i)            “Conversion Event” means a B-1 Vesting Event, B-2 Vesting Event or Change of Control Vesting Event, in each case, only to the extent such event occurs during the Earn-Out Period.

(j)            “Earn-Out Period” means the period from the Closing Date through and including the date that is 10 years following the Closing Date (as defined in that certain Business Combination Agreement, dated as of [●], 2021, by and among the Corporation (f/k/a Vector Holding, LLC), CCNB Neuberger Principal Holdings II, Vector Domestication Merger Sub, LLC, Vector Merger Sub 1, LLC, Vector Merger Sub 2, LLC, Griffey Global Holdings, Inc. and Griffey Investors, LP).

(k)            “NYSE” means the New York Stock Exchange.

(l)            “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

(m)            “Trading Day” means any day on which shares of Class A Common Stock are actually traded on the Trading Market.

(n)            “Trading Market” means NYSE or such other nationally recognized stock market on which the shares of Class A Common Stock are trading at the time of determination.

(o)            “VWAP” means, with respect any security, for each Trading Day, the daily volume weighted average price (based on such Trading Day) of such security on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

(E)            Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to the number of then-outstanding shares of Class B Common Stock, in each case, from time to time.

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(F)            Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise (each, a “Split”)) any class of Common Stock into a greater or lesser number of shares, the shares of each other class of Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class B Common Stock, to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision. Any adjustment described in this Section 4.3(F) shall become effective at the close of business on the date the combination or subdivision becomes effective. In the event any Split of shares of Class A Common Stock or Class B Common Stock occurs prior to any Conversion Date, the per share amount used to calculate the amount of the Dividend Catch-Up Payment owed in respect of such shares of Class B Common Stock with respect to any dividend declared prior to such Split shall be ratably adjusted in a manner consistent with such Split such that, in the aggregate, the holders of such shares of Class B Common Stock would not receive a greater or lesser Dividend Catch-Up Payment than such holders would have received absent such Split. In the event of any exchange, conversion or other similar transaction with respect to the shares of Class A Common Stock (whether by recapitalization, reorganization, merger or otherwise), any shares of Class B Common Stock which are outstanding shall remain outstanding and be converted into a right receive the property or security into which the Class A Common Stock converted or was exchanged subject to the occurrence of a Conversion Event with respect to any such shares of Class B Common Stock (which Conversion Event and related definitions shall be equitably adjusted taking into account such event with respect to the Class A Common Stock).

ARTICLE V

Section 5.1.            By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designations relating to any series of Preferred Stock), by the By-Laws or pursuant to applicable law, the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of Article I, Article II or Article IV of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith and, with respect to any other provision of the By-Laws of the Corporation, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith.

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ARTICLE VI

Section 6.1.            Board of Directors.

(A)            Powers. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to that certain stockholders agreement, dated on or about the date hereof (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), by and among the Corporation, the Investor Stockholders (as defined therein), and the other parties thereto, the total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board. Subject to the Stockholders Agreement, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date on which this Certificate of Incorporation is filed (such date, the “Effective Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. At each annual meeting following the Effective Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board already in office to their respective class in accordance with the Stockholders Agreement.

(B)            Vacancy. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

(C)            Resignation. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws. Subject to the terms of the Stockholders Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Subject to the terms and conditions of the Stockholders Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected pursuant to Section 6.1(B).

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(D)            Preferred Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(A), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(A) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.

(E)            Written Ballot. Directors of the Corporation need not be elected by written ballot unless the By-Laws shall so provide.

ARTICLE VII

Section 7.1.            Meetings of Stockholders. Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all directors of the Corporation then in office; provided, however, that any action required or permitted to be taken, to the extent expressly permitted by the certificate of designations relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation or as otherwise provided in the By-Laws.

ARTICLE VIII

Section 8.1.            Limited Liability of Directors. To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this ARTICLE VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

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Section 8.2.            Director and Officer Indemnification and Advancement of Expenses. The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any Person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation, or, while serving as a director or officer of the Corporation, serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Section 8.3.            Employee and Agent Indemnification and Advancement of Expenses. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

ARTICLE IX

Section 9.1.            DGCL Section 203 and Business Combinations.

(A)            Section 203. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(B)            Interested Stockholder. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1)            prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)            upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)            at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

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(C)            Definitions. For purposes of this ARTICLE IX, references to:

(1)            “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)            “associate” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)            “business combination” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(a)            any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 9.1(B) of this ARTICLE IX is not applicable to the surviving entity;

(b)            any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(c)            any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

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(d)            any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(e)            any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4)            “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing Section 9.1(B) of ARTICLE IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)            “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the outstanding voting stock of the Corporation or (b) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; provided, however, that “interested stockholder” shall not include (i) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective Affiliates or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act if a majority of the aggregate shares of voting stock of the Corporation owned by such group immediately prior to the business combination or the transaction which resulted in the stockholder becoming an interested stockholder were owned (without giving effect to beneficial ownership attributed to such person pursuant to Section 13(d)(3) of the Exchange Act or Rule 13d-5 of the Exchange Act) by one or more Stockholder Parties, Stockholder Party Direct Transferees, or Stockholder Party Indirect Transferees, or (ii) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (ii) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

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(6)            “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(a)            beneficially owns such stock, directly or indirectly;

(b)            has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(c)            has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(7)            “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8)            “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9)            “Stockholder Parties” means the Investor Stockholders (as defined in the Stockholders Agreement). The term “Stockholder Party” shall have a correlative meaning to “Stockholder Parties.”

(10)            “Stockholder Party Direct Transferee” means any Permitted Transferees (as defined in the Stockholders Agreement) of a Stockholder Party or any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11)            “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

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(12)            “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

ARTICLE X

Section 10.1.            Competition and Corporate Opportunities.

(A)            General. In recognition and anticipation that members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates (as defined below) and Affiliated Entities (as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this ARTICLE X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(B)            Business Opportunity. No Non-Employee Director or his or her Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by applicable law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates, has historically engaged, now engages or proposes to engage at any time or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.1(C) of this ARTICLE X. Subject to Section 10.1(C) of this ARTICLE X, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

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(C)            Corporate Business Opportunity. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to, or acquired or developed by, such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 10.1(B) of this ARTICLE X shall not apply to any such corporate opportunity.

(D)            Exceptions to Business Opportunity. In addition to and notwithstanding the foregoing provisions of this ARTICLE X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (1) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (2) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, (3) is one in which the Corporation has no interest or reasonable expectancy, or (4) is one presented to any Person for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

(E)            Definitions. For purposes of this ARTICLE X, references to:

(1)            “Affiliate” means (a) in respect of a member of the Board, any Person that, directly or indirectly, is controlled by such member of the Board (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation;

(2)            “Affiliated Entity” means (a) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (b) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (c) any person controlling, controlled by or under common control with any of the foregoing, including any investment fund or vehicle under common management; and

(3)            “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(F)            Notice and Consent. To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE X.

(G)            Amendment. Any alteration, amendment, addition to or repeal of this ARTICLE X shall require the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Neither the alteration, amendment, addition to or repeal of this ARTICLE X, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this ARTICLE X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This ARTICLE X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-Laws, the Stockholders Agreement, any indemnification agreement between such Person and the Corporation or any of its subsidiaries or applicable law.

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ARTICLE XI

Section 11.1.            Severability. If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XII

Section 12.1.            Forum.

(A)            Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (1) any derivative action or proceeding brought on behalf of the Corporation; (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty; (3) any action or proceeding against the Company or any current or former director, officer or other employee of the Company or any stockholder (a) arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the By-Laws (as each may be amended, restated, modified, supplemented or waived from time to time) or (b) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (4) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the By-Laws (including any right, obligation or remedy thereunder); (5) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation or any stockholder, governed by the internal affairs doctrine; and (6) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

(B)            Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against the Corporation or any director or officer of the Corporation.

(C)            Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE XII.

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ARTICLE XIII

Section 13.1.            Amendments. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V; Article VI; Article VII; Article VIII; Article IX; Article XII; and this Article XIII. Further, any alteration, amendment, addition to or repeal of ARTICLE X shall require the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Except as expressly provided in the foregoing sentences and the remainder of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock), this Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

* * *

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IN WITNESS WHEREOF, Getty Images Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly executed authorized officer as of this __ day of ______________, 202[●].

[●]

[Signature Page – Certificate of Incorporation]

EXHIBIT G

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of [●], 2021, by and among CC Neuberger Principal Holdings II, a Cayman Islands exempted company (“CCNB”), Vector Holding, LLC, a Delaware limited liability company, to be converted into a Delaware corporation pursuant to the Statutory Conversation (“New CCNB”), and Continental Stock Transfer & Trust CCNB, a New York limited purpose trust company (the “Warrant Agent”). Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, CCNB and the Warrant Agent are parties to that certain Warrant Agreement, dated as of August 4, 2020, filed with the United States Securities and Exchange Commission on August 4, 2020 (including all Exhibits thereto, the “Existing Warrant Agreement”);

WHEREAS, CCNB has issued and sold (a) 18,560,000 warrants to CCNB Principal Holdings II Sponsor LLC, a Delaware limited liability company (the “Private Placement Warrants”) to purchase CCNB Class A Ordinary Shares, with each Private Placement Warrant being exercisable for one CCNB Class A Ordinary Share and with an exercise price of $11.50 per share, and (b) 20,700,000 warrants as part of the units sold to public investors in a public offering (the “Public Warrants” and together with the Private Placement Warrants the “Warrants”) to purchase CCNB Class A Ordinary Shares, with each whole Public Warrant being exercisable for one CCNB Class A Ordinary Share and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, CCNB, New CCNB, Vector Domestication Merger Sub, LLC, a Delaware limited liability company (“Domestication Merger Sub”), Vector Merger Sub 1, LLC, a Delaware limited liability company (“G Merger Sub 1”), Vector Merger Sub 2, LLC, a Delaware limited liability company (“G Merger Sub 2”), Griffey Global Holdings, Inc., a Delaware Corporation and, for limited purposes set forth therein, Griffey Investors, LP, a Delaware limited liability company, entered into that certain Business Combination Agreement, dated as of December [9], 2021 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”);

WHEREAS, on the Business Day prior to the Closing, New CCNB will convert (the “Statutory Conversion”) into a Delaware corporation in accordance with Section 265 of the Delaware General Corporation Law, as amended, and Section 18-216 of the Limited Liability Company Act of the State of Delaware, as amended (the “DLLCA”);

WHEREAS, effective as of 12:01 a.m. Eastern Time on the Closing Date and prior to the Closing, (a) CCNB will merge with and into Domestication Merger Sub in accordance with Section 18-209 of the DLLCA and de-register as a Cayman Islands exempted company in accordance with Section 206 of the Cayman Islands Companies Act (As Revised), with Domestication Merger Sub as the surviving entity of the Domestication Merger and a wholly-owned subsidiary of New CCNB (the “Domestication Merger”), (b) pursuant to the Domestication Merger, (i) each CCNB Class A Ordinary Share outstanding immediately prior to the Domestication Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one (1) New CCNB Pre-Closing Class A Common Share, (ii) each CCNB Class B Ordinary Share outstanding immediately prior to the Domestication Merger shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one (1) New CCNB Pre-Closing Class B Common Share, and (iii) each CCNB Warrant outstanding immediately prior to the Domestication Merger shall automatically cease to represent a right to acquire CCNB Class A Ordinary Shares and shall instead represent a right to acquire New CCNB Pre-Closing Class A Common Shares on the same contractual terms and conditions as were in effect immediately prior to the Domestication Merger in accordance with and subject to the terms of this Agreement, and (c) pursuant to the Domestication Merger, CCNB will file the requisite documents in order to receive a certificate of de-registration (by way of merger) from the Registrar of Companies of the Cayman Islands;

WHEREAS, following the Domestication Merger, but prior to the consummation of the PIPE Investment, the Permitted Equity Financing (if applicable) and the consummation of the transactions contemplated by the Forward Purchase Agreement and the Backstop Agreement (if applicable), at the Closing, New CCNB will amend and restate the New CCNB Pre-Closing Certificate of Incorporation in the form of the New CCNB Certificate of Incorporation to provide for, among other things, the New CCNB Class A Common Shares and the New CCNB Class B Common Shares and, following and contingent upon the filing of the New CCNB Certification of Incorporation, (a) the New CCNB Pre-Closing Class A Common Shares shall thereafter be New CCNB Class A Common Shares and (b) (i) a number of New CCNB Pre-Closing Class B Common Shares equal to the number of Sponsor Earn-Out Shares shall thereafter be New CCNB Class B Common Shares and (ii) the remaining New CCNB Pre-Closing Class B Common Shares shall automatically be converted to New CCNB Class A Common Shares in accordance with the Sponsor Side Letter;

WHEREAS, as contemplated by Section 4.4 of the Existing Warrant Agreement, the Warrants are no longer exercisable for CCNB Class A Ordinary Shares but instead are exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for New CCNB Class A Common Shares;

WHEREAS, the CCNB Board has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, New CCNB has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated hereby (including the assignment and assumption of the Existing Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for New CCNB Class A Common Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Warrant Agreement;

WHEREAS, CCNB desires to assign all of its right, title and interest in the Existing Warrant Agreement to New CCNB and New CCNB wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that CCNB and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holder (as such term is defined in the Existing Warrant Agreement) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as CCNB and the Warrant Agent may deem necessary or desirable and that CCNB and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders (as such term is defined in the Existing Warrant Agreement) of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

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Article I
ASSIGNMENT AND ASSUMPTION; CONSENT

Section 1.1              Assignment and Assumption. CCNB hereby assigns to New CCNB all of CCNB’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and New CCNB hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of CCNB’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Domestication Merger and conditioned on the occurrence of the Closing. As a result of the preceding sentence, effective immediately following the completion of the Domestication Merger, each Warrant shall automatically cease to represent a right to acquire CCNB Class A Ordinary Shares and shall instead represent a right to acquire New CCNB Pre-Closing Class A Common Shares, and, following and contingent upon the filing of the New CCNB Certificate of Incorporation, New CCNB Class A Common Shares pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby). New CCNB consents to payment of the Warrant Price (as defined in the Existing Warrant Agreement) upon an exercise of such warrants for New CCNB Class A Common Shares in accordance with the terms of the Existing Warrant Agreement.

Section 1.2              Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by CCNB to New CCNB pursuant to Section 1.1 hereof effective immediately following the completion of the Domestication Merger and conditioned on the occurrence of the Closing, and the assumption of the Existing Warrant Agreement by New CCNB from CCNB pursuant to Section 1.1 hereof effective immediately the completion of the Domestication Merger and conditioned on the occurrence of the Closing, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Domestication Merger, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

Article II
AMENDMENT OF EXISTING WARRANT AGREEMENT

CCNB and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Article II, effective immediately upon the completion of the Domestication Merger and conditioned on the occurrence of the Closing, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders (as such term is defined in the Existing Warrant Agreement).

Section 2.1              Preamble. All references to “CC Neuberger Principal Holdings II, a Cayman Islands exempted company” in the Existing Warrant Agreement shall refer instead to “Getty Images Holdings, Inc., a Delaware Corporation”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Getty Images Holdings, Inc. rather than to CC Neuberger Principal Holdings II.

Section 2.2              Reference to New CCNB Class A Common Shares. All references to “Class A ordinary shares” and “$0.0001 par value” in the Existing Warrant Agreement shall refer instead to “Class A common shares” and “with a par value of $0.0001 per share”, respectively. As a result thereof, all references to “Ordinary Shares” in the Existing Warrant Agreement shall be references to New CCNB Class A Common Shares rather than to CCNB Class A Ordinary Shares.

Section 2.3              Notice. The address for notices to CCNB set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

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Getty Images Holdings, Inc.

605 5th Ave S. Suite 400

Seattle, WA 98104
Attention: Craig Peters
E-mail:         craig.peters@gettyimages.com

Section 2.4              Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Section 2.5              Transfer of Warrants Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Article III
MISCELLANEOUS PROVISIONS

Section 3.1              Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Domestication Merger and the Closing.

Section 3.2              Examination of the Existing Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3              Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4              Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders.

Section 3.5              Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.6              Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, New CCNB, CCNB, and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

CC NEUBERGER PRINCIPAL HOLDINGS II

By:
Name:
Title:

VECTOR HOLDING, LLC

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Warrant Assumption Agreement]

EXHIBIT H

FORM OF COMPANY STOCKHOLDER LETTER OF TRANSMITTAL

EXHIBIT I

EQUITY INCENTIVE PLAN AND ESPP TERM SHEETS

EXHIBIT J

FORM OF PRE-CLOSING COMPANY CERTIFICATE OF INCORPORATION